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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-139411

PROSPECTUS

                                     [Logo]

                         NATIONAL HEALTH PARTNERS, INC.

                        6,372,500 shares of common stock

     The 6,372,500 shares of our common stock, $.001 par value per share, are being offered by the selling security holders identified in this prospectus. The shares were issued by us in private placement transactions.

     The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders.

     Our common stock trades on the OTC Bulletin Board under the symbol "NHPR." The closing price of our common stock on the OTC Bulletin Board on December 11, 2006, was $0.85 per share.

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     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 31, 2006.
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.......................................................     1
RISK FACTORS ............................................................     2
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..........................    16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS.........................................................    17
DESCRIPTION OF BUSINESS..................................................    34
MANAGEMENT ..............................................................    56
EXECUTIVE COMPENSATION...................................................    58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........    63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................    65
DESCRIPTION OF SECURITIES................................................    66
THE OFFERING ............................................................    68
SELLING SECURITY HOLDERS.................................................    71
USE OF PROCEEDS .........................................................    74
PLAN OF DISTRIBUTION.....................................................    75
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES...........................................................    77
LEGAL MATTERS ...........................................................    78
EXPERTS .................................................................    79
ABOUT THIS PROSPECTUS....................................................    79
WHERE YOU CAN FIND MORE INFORMATION......................................    79
INDEX TO FINANCIAL STATEMENTS............................................   F-1

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY
REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

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                               PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read carefully the entire prospectus, including "Risk Factors" and the financial statements and notes thereto, before making an investment decision.

                         NATIONAL HEALTH PARTNERS, INC.

          We are a national healthcare savings organization that provides affordable healthcare programs to predominantly underserved markets in the healthcare industry through a national healthcare savings network called "CARExpress(TM)." CARExpress is a network of hospitals, doctors, dentists, pharmacists and other healthcare providers comprised of an aggregate of over 1,000,000 medical professionals nationwide that have agreed to render their services and products to CARExpress members at substantially discounted prices. CARExpress enables a person to engage in point-of-service transactions directly with these providers and receive discounts from the provider that are similar to those received by a person employed by a large corporation with hundreds of thousands of employees.

          Our discount health membership programs provide a low-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by insurance or who are unable to obtain healthcare insurance due to their medical history, age or occupation. For a monthly fee, our members obtain discounts that are typically between 10% and 50% percent off the retail price of participating healthcare provider products and services. Acceptance into our health programs is unrestricted, and our programs may be utilized by the member's entire household. We believe our commitment to flexibility in product design, systems and operations for a range of distribution models will contribute directly to our success and help distinguish us from our competitors.

          Our principal executive offices are located at 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044, and our telephone number is (215) 682-7114. We maintain a Web site at www.carexpresshealth.com. Information contained on our Web site does not constitute part of this prospectus.

                                  THE OFFERING

          This prospectus covers the public sale of 6,372,500 shares of common stock to be sold by the selling security holders identified in this prospectus. The selling shareholders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders.
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                                  RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and our stock. In addition to these risks, our business may be subject to risks currently unknown to us. If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our common stock may decline and you may lose all or part of your investment.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY WITH AN UNPROVEN BUSINESS MODEL, WHICH MAKES IT DIFFICULT FOR US TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS.

          We entered the health savings industry in 2001 to address the need for affordable healthcare nationwide. From 2001 to 2004, we engaged in relatively limited operations due to our lack of available capital. During that time, our employees performed limited duties and our operations were focused almost exclusively on building CARExpress. In early 2004, we took a number of steps to grow our business and generate revenues, including hiring our current Chief Executive Officer, raising capital through private placements of our equity securities, and marketing our CARExpress membership programs to the public. During 2005, we entered into agreements with various marketing companies that are generating an increasing number of members and sales of our programs.

          While we are actively engaged in marketing our CARExpress membership programs to the public and are experiencing rapid growth in members and sales of our CARExpress membership programs, we have generated only minimal revenues to date. In addition, since we have only been offering our CARExpress membership programs since 2003, we have very limited historical data with respect to sales of our CARExpress membership cards. As a result of these factors, the revenue and income potential of our business is unproven, and we have only a limited operating history upon which to base an evaluation of our current business and future prospects. Because of our limited operating history and because the health savings industry is rapidly evolving, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

          Before purchasing our common stock, you should consider an investment in our common stock in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets such as ours, including those described herein. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business, financial condition and results of operations to suffer.


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WE HAVE A HISTORY OF LOSSES AND THE REPORT OF OUR INDEPENDENT ACCOUNTANTS ISSUED
IN CONNECTION WITH THE MOST RECENT AUDIT OF OUR FINANCIAL STATEMENTS CONTAINED A QUALIFICATION RAISING A SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

          We have experienced net losses in each fiscal quarter since our inception and as of September 30, 2006, had an accumulated deficit of approximately $12.9 million. We incurred net losses to common shareholders of approximately $4.5 million for the year ended December 31, 2005 and approximately $5 million during the nine months ended September 30, 2006. As a result of these conditions, the report of our independent accountants issued in connection with the audit of our financial statements as of and for our fiscal year ended December 31, 2005 contained a qualification raising a substantial doubt about our ability to continue as a going concern. While we expect that our net losses will decrease during 2007, we can provide no assurance that this will occur. As a result, we may continue to generate losses for the foreseeable future.

WE WILL NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE TO COVER OUR LONG-TERM CONTRACTUAL OBLIGATIONS AND OPERATING EXPENSES, WHICH FUNDS MAY NOT BE AVAILABLE OR, IF AVAILABLE, MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

          We have significant long-term contractual obligations that we must satisfy over the next several years. We are a party to employment agreements with David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor pursuant to which we are currently paying them an annualized base salary of $348,000, $264,000, $145,200 and $162,000, respectively. We must also make payments under the operating lease for our office space in Horsham, Pennsylvania in the aggregate amount of approximately $75,000 over the remainder of the term of the lease. A summary of the material terms of the employment agreements and the lease and our financial obligations thereunder is provided below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations." If we are unable to satisfy these obligations as they come due, our business may be materially and adversely affected.

          We also expect to incur additional operating expenses over the next 12 months as we:

     o    develop new discount healthcare membership programs;

     o recruit and hire additional personnel, including customer service and support staff and marketing and distribution partners;

     o leverage and develop relationships with additional preferred provider organizations ("PPOs") and provider networks;

     o upgrade our operational and financial systems, procedures and controls; and

     o comply with Securities and Exchange Commission ("SEC") reporting requirements and fulfill the other responsibilities we have as a public company.

We may also experience a material decrease in liquidity due to unforeseen capital requirements or other events and uncertainties.


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          We believe that our current cash resources will not be sufficient to sustain our current operations for the next 12 months. As a result, we will need to raise additional funds during the next 12 months. We have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all. If we cannot raise funds when they are needed or if such funds cannot be obtained on acceptable terms, we may not be able to pay our costs and expenses as they are incurred, sell or create new CARExpress membership programs, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations.

WE MUST DEVELOP AND EXPAND OUR USE OF MARKETING AND DISTRIBUTION PARTNERS TO INCREASE REVENUE AND IMPROVE OUR OPERATING RESULTS.

          Our success will depend in large part upon our ability to attract, retain and motivate the marketing and distribution partners that market our CARExpress membership programs. We will need to expand our existing relationships and enter into new relationships with marketing and distribution partners in order to increase our current and future market share and revenue. We compete with all types of retail product and service companies throughout the United States and overseas for marketing and distribution partners. We can provide no assurance that we will be able to maintain and expand our existing relationships or enter into new relationships, or that any new relationships will be available on commercially reasonable terms. If we are unable to maintain and expand our existing relationships or enter into new relationships with marketing and distribution partners, we may lose customer introductions, co-marketing benefits and sales, and our operating results may suffer.

OUR RELIANCE ON MARKETING COMPANIES COULD RESULT IN REDUCED REVENUE GROWTH BECAUSE WE HAVE LITTLE CONTROL OVER THEM OR THEIR MARKETING REPRESENTATIVES.

          Marketing companies currently account for substantially all of our revenues. None of these companies is obligated to continue selling our CARExpress membership programs. Our ability to generate increased revenue depends significantly upon the ability and willingness of our marketing companies to market and sell our CARExpress membership programs throughout the United States. If they are unsuccessful in their efforts or are unwilling or unable to market and sell our programs, our operating results may suffer.

          We cannot control the level of effort these companies expend or the extent to which any of them will be successful in marketing and selling our CARExpress membership programs. Our marketing companies typically offer and sell our programs on a part-time basis, and may engage in other business activities. These marketing companies may give higher priority to the products or services of our competitors and reduce their efforts devoted to marketing our programs. We may not be able to prevent our marketing companies from devoting greater resources to support our competitors' products and reducing or eliminating their efforts to sell our programs.


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DEVELOPING AND MAINTAINING RELATIONSHIPS WITH PPOS ARE CRITICAL TO OUR SUCCESS
AND THE LOSS OF ANY SUCH RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

          As part of our business operations, we must develop and maintain relationships with PPOs and other provider networks within each market area that our services are offered. Developing and maintaining relationships with PPOs is based in part on professional relationships and the reputation of our management and marketing personnel. Our PPO relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships. The loss of a PPO within a geographic market area that is not be replaced on a timely basis, or at all, could have a material adverse effect on our business, financial condition, and results of operations.

WE CURRENTLY RELY ON A SMALL NUMBER OF PPOS, THE LOSS OF ANY ONE OF WHICH OR THE CHANGE IN OUR RELATIONSHIP WITH ANY ONE OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

          CareMark, Aetna, Optum, Integrated Health, Three Rivers and International Med-Care are the principal PPOs through which our members receive savings on healthcare products and services through our CARExpress membership programs. Our agreements with these PPOs are not exclusive, so they may choose to partner with one of our competitors or compete directly with our programs. In addition, these agreements may be terminated by either party on between 45 and 180 days' prior written notice. While we currently have a good relationship with each of these PPOs, we can provide no assurance that we will continue to have a good relationship with any of them in the future. If these organizations choose to partner with our competitors or compete directly with our programs, our business could be adversely affected. In addition, if, for any reason, we should lose a provider relationship and be unable to promptly replace it with a new one, we may be unable to offer certain benefits to members, which could have a negative impact on our sales.

WE CURRENTLY GENERATE ALMOST ALL OF OUR REVENUES THROUGH A LIMITED NUMBER OF MARKETING AND DISTRIBUTION PARTNERS.

          A limited number of marketing and distribution partners currently generate almost all of our revenues for us. Although we are attempting to expand the number of marketing and distribution partners selling our CARExpress membership programs, we expect that a limited number of marketing and distribution partners will continue to generate almost all of our revenues for the foreseeable future. In the event any of these marketing and distribution partners ceases to sell our programs to prospective members, or if prospective members do not purchase our programs through these marketing and distribution partners, our business, financial condition and results of operations could be materially and adversely affected.

BECAUSE WE EXPECT TO DERIVE SUBSTANTIALLY ALL OF OUR FUTURE REVENUES FROM OUR CAREXPRESS MEMBERSHIP PROGRAMS, ANY FAILURE OF THESE PROGRAMS TO SATISFY CUSTOMER DEMANDS OR TO ACHIEVE MEANINGFUL MARKET ACCEPTANCE MAY SERIOUSLY HARM OUR BUSINESS.

          Substantially all of our revenues come from monthly membership fees that we receive from the sale of our CARExpress membership programs. We expect our CARExpress


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membership programs to continue to account for substantially all of our revenues for the foreseeable future. If, for any reason, revenues derived from sales of our CARExpress membership programs decline or do not grow as rapidly as we anticipate, our operating results and our business may be significantly impaired. If our CARExpress membership programs fail to meet the needs of our target customers, or if they do not compare favorably in breadth and price to competing products, our growth may be limited. We cannot assure you that our CARExpress membership programs will achieve any meaningful market acceptance. If we cannot develop a market for our products, or if they develop more slowly than expected, our business, financial condition and results of operations may suffer.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW DISCOUNT HEALTHCARE MEMBERSHIP PROGRAMS AT A RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET.

          Our future success depends on our ability to develop new discount healthcare membership programs that keep pace with the rapidly evolving health savings industry and that address the changing needs of our customers. We may not be successful in either developing such programs or achieving market acceptance of any new programs that we develop. Uncertainties about the timing and nature of changes to healthcare regulations and the evolution of the health savings industry could delay our development of new programs or increase the expenses in developing them. The failure of our CARExpress membership programs to satisfy the needs of our customers may limit or reduce the market for these programs, result in customer dissatisfaction, and seriously harm our business, financial condition and results of operations.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION MUCH LIKE AN INSURANCE COMPANY, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

          We offer and sell our CARExpress membership programs without license by any federal, state, or local regulatory licensing agency or commission. By comparison, companies that provide insurance benefits and operate healthcare management organizations ("HMOs") and PPOs are regulated by federal and state licensing agencies and commissions and are subject to federal and state legislation, such as the Health Insurance Portability and Accountability Act of 1996. These regulations cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. Federal and state insurance regulatory agencies and commissions may, in the future, determine that our programs are subject to governmental regulation, which may adversely affect or limit our future operations. Compliance with these statutes and regulations is costly and may limit our operations. Statutes and regulations applicable to other healthcare organizations with which we may contract, such as patient freedom of choice laws and anti-discrimination laws, may force our healthcare PPOs to withdraw as our provider networks.

WE MAY NEED TO COMPLY WITH INSURANCE BROKERAGE LAWS IN THE EVENT WE SELL OUR CAREXPRESS MEMBERSHIP PROGRAMS IN COMBINATION WITH INSURANCE PRODUCTS.

          We intend in the future to sell our CARExpress membership programs in combination with insurance products through National Health Brokerage Group, our wholly-owned subsidiary.


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While we have obtained insurance licenses for National Health Brokerage Group in some states, we have not yet engaged in the marketing or sale of these combined products. The sale of insurance products and licensing of insurance brokers and agents are subject to regulation and supervision, predominantly by state authorities. While the scope of regulation and form of supervision may vary from state to state, insurance laws relating to the sale of insurance products and licensing of insurance brokers and agents are often complex and generally grant broad discretion to supervisory authorities in adopting regulations. States have broad powers over the granting, renewing and revoking of licenses and approvals, marketing activities and the receipt of commissions. In the event we decide to market and sell our CARExpress membership programs in combination with insurance products in the future through National Health Brokerage Group, we will need to comply with the insurance brokerage laws and regulations of each state in which we wish to engage in these activities. Our failure to comply with the rules and regulations of any of these states may result in the revocation of our license to sell these combined products in that state and may subject us to fines and penalties.

OUR OPERATIONS MAY BE AFFECTED BY FUTURE CHANGES IN INSURANCE LAWS AND REGULATIONS.

          Our CARExpress membership programs are not regulated as insurance products, and our marketing and distribution partners are not required to be licensed as insurance brokers to be able to sell our CARExpress membership programs. Congress or state legislatures may in the future seek to bring our CARExpress membership programs and sales activities under the jurisdiction of insurance regulators through changes to insurance laws and regulations. Should that occur, we may face material costs of compliance with the new laws and regulations, and if we cannot comply, we may be prohibited from selling our programs in certain jurisdictions.

          If we become subject to any insurance licensing or regulatory requirements, whether as a result of changes in insurance laws bringing our CARExpress membership programs under the jurisdiction of federal and state insurance agencies or as a result of National Health Brokerage Group becoming licensed to sell our CARExpress membership programs in combination with insurance products and engaging in sales of the combined products, our failure to comply with any such requirements could lead to a revocation, suspension or loss of licensing status, termination of contracts, and legal and administrative enforcement actions. In addition, the use of the internet in the marketing and distribution of our CARExpress membership programs is relatively new and presents certain regulatory issues, such as whether internet service providers, gateways or cybermalls are engaged in the solicitation or sale of insurance policies or otherwise transacting business requiring licensure under the laws of one or more states. Regulatory requirements are subject to change from time to time and may become more restrictive in the future, thereby making compliance more difficult or expensive or otherwise affecting or restricting our ability to conduct our business as now conducted or proposed to be conducted.

OUR USE OF MARKETING COMPANIES COULD SUBJECT US TO ENFORCEMENT ACTIONS, PENALTIES AND NEGATIVE PUBLICITY IF ANY SUCH COMPANIES DO NOT COMPLY WITH APPLICABLE FEDERAL AND STATE REGULATIONS.

          The marketing companies that we utilize and the manner by which such marketing representatives recruit additional marketing companies to market our CARExpress membership


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programs are subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other marketing companies) and that advancement within the marketing company is based on sales of products and services, rather than on investment in the company or other non-retail sales related criteria. Compliance with all of the applicable regulations and laws is uncertain because of the evolving interpretations of existing laws and regulations, and the enactment of new laws and regulations pertaining in general to marketing companies and product and service distribution. Accordingly, there is the risk that the marketing companies that we use may be found to be in violation with applicable laws and regulations. Such a finding could:

     o result in an enforcement action and imposition of a penalty against us or the marketing company;

     o require the marketing company to modify its marketing representative network system;

     o    result in negative publicity to us or the marketing company; or

     o have a negative affect on the morale and loyalty of the marketing representatives in the marketing company.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY RISKS OR SERVICE DISRUPTIONS THAT COULD HARM OUR BUSINESS.

          Although we have taken measures to secure our systems against security risks and other causes of disruption of electronic services, our servers are vulnerable to physical or electronic break-ins and service disruptions, which could lead to interruptions, delays, loss of data or the inability to process customer requests. Such events could be very expensive to remedy, could damage our reputation and could discourage existing and potential customers from purchasing our CARExpress membership programs. Any such events could substantially harm our business, results of operations and financial condition.

OUR CONTINUED GROWTH COULD STRAIN OUR PERSONNEL AND INFRASTRUCTURE RESOURCES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

          We are experiencing rapid growth in our operations, which is placing, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our management to manage growth effectively. This may require us to hire and train additional personnel to manage our expanding operations. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we may be unable to execute upon our business plan.


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WE FACE INCREASING COMPETITION FROM MORE ESTABLISHED COMPANIES THAT HAVE
SIGNIFICANTLY GREATER RESOURCES THAN WE DO THAT MAY PLACE PRESSURE ON OUR PRICING AND THAT COULD PREVENT US FROM INCREASING REVENUE OR ATTAINING PROFITABILITY.

          The health savings industry is rapidly evolving and competition for members is becoming increasingly intense. Our CARExpress membership programs are similar to or directly in competition with products and services offered by many of our direct and potential competitors. Some of our healthcare providers may provide, either directly or through third parties, programs that directly compete with our programs. If discount healthcare membership programs become standard features of healthcare companies, the demand for our CARExpress membership programs may decrease. In addition, the PPOs and provider networks that we use may decide to develop or sell competing products instead of our CARExpress membership programs. Moreover, even if our CARExpress membership programs provide a greater breadth of products and services and greater price discounts than programs offered by other companies operating in the health savings industry, potential customers might accept this limited offering in lieu of purchasing our CARExpress membership programs due to their lack of familiarity with our programs.

          Some of our competitors enjoy substantial competitive advantages, such as:

     o programs that are functionally similar or superior to our membership programs;

     o    established reputations relating to membership programs;

     o    greater name recognition and larger marketing budgets and resources;

     o established marketing relationships and access to larger customer bases; and

     o    substantially greater financial, personal and other resources.

          We compete with numerous well-established companies that design and implement membership programs. Our current principal competitors include companies that offer healthcare products and services through membership programs much like our CARExpress membership programs, as well as insurance companies, PPOs and provider networks, and other organizations that offer health benefit programs to their customers. Some of our competitors may be companies that have programs that are functionally similar or superior to our health membership programs. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us.

          We can provide no assurance that our current or future competitors will not:

     o provide healthcare benefit programs comparable or superior to our programs at lower membership prices;

     o adapt more quickly to evolving healthcare industry trends or changing industry requirements;

     o respond more quickly and effectively to new or changing opportunities, technologies, standards or customer requirements;


                                       9
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     o    increase their emphasis on programs similar to ours to more effectively compete with us; or

     o successfully recruit marketing companies by offering more attractive compensation plans.

For these and other reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could have a material, adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO ADEQUATELY PROTECT OUR CAREXPRESS BRAND AND OTHER INTELLECTUAL PROPERTY COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

          Intellectual property is important to our success. We generally rely upon confidentiality procedures and contractual provisions to protect our business, proprietary technology and CARExpress brand. Our general policy is to enter into confidentiality agreements with our employees and consultants, and nondisclosure agreements with all other parties to whom we disclose confidential information. We do not have any trademark registrations for our CARExpress brand or patents relating to our proprietary technologies. We have applied for trademark registration for our CARExpress brand and may apply for legal protection for certain of our other intellectual property in the future. Any such legal protection we obtain may be challenged by others or invalidated through administrative process or litigation. As a result, our means of protecting our proprietary technology and brands may be inadequate. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM, AND THE LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER.

          Our success depends largely upon the continued services of our executive officers and other key management and development personnel. Each of our executive officers may terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees could seriously harm our business, financial condition or results of operations. In such an event we may be unable to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

BECAUSE COMPETITION FOR OUR TARGET EMPLOYEES IS INTENSE, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN THE HIGHLY-SKILLED EMPLOYEES THAT WE NEED TO SUPPORT OUR PLANNED GROWTH.

          To execute our growth plan, we must attract and retain highly-qualified personnel. We need to hire additional personnel in virtually all operational areas, including selling and marketing, operations and technical support, customer service and administration. Competition for these personnel remains intense, especially for individuals with high levels of experience in designing and developing health savings programs. We may not be successful in attracting and retaining qualified personnel. Many of the companies with which we compete for experienced


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personnel have greater resources than we have. If we fail to attract new personnel or retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

IF WE ACQUIRE ANY HEALTHCARE COMPANIES OR PRODUCTS IN THE FUTURE, SUCH COMPANIES AND PRODUCTS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

          We may acquire or make investments in complementary healthcare companies, businesses, assets, products and services in the future. We have not made any such acquisitions or investments to date, and therefore, our ability to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

     o difficulties in integrating operations, technologies, services and personnel;

     o the diversion of financial and management resources from existing operations;

     o    the risk of entering new markets;

     o    the potential loss of key employees; and

     o the inability to generate sufficient revenue to offset acquisition or investment costs.

          In addition, if we finance any acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

                       RISKS ASSOCIATED WITH OUR INDUSTRY

THE HEALTH SAVINGS INDUSTRY IS RAPIDLY EVOLVING, AND IF WE ARE NOT SUCCESSFUL IN PROMOTING THE BENEFITS OF OUR CAREXPRESS MEMBERSHIP PROGRAMS AND OUR CAREXPRESS BRAND, OUR GROWTH MAY BE LIMITED.

          Based on our experience with consumers, we believe that many consumers are not familiar with the health savings industry and the benefits provided by discount healthcare membership programs. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of the market for healthcare membership programs due in part to the rapidly evolving nature of the health savings industry and the substantial resources available to our existing and potential competitors. If people do not recognize or acknowledge these benefits, the market for our CARExpress membership programs may develop more slowly than we expect, which could adversely affect our operating results.

          Developing and maintaining awareness of our CARExpress brand is critical to achieving widespread acceptance of our existing and future CARExpress membership programs. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our CARExpress brand will depend largely on the effectiveness of our marketing efforts and on our ability to develop reliable and useful CARExpress membership programs at competitive prices. If we fail to successfully promote our

CARExpress brand, or if our expenses to promote and maintain our CARExpress brand are greater than anticipated, our financial condition and results of operations could suffer.

THE SUCCESS OF OUR BUSINESS DEPENDS UPON THE CONTINUED GROWTH AND ACCEPTANCE OF DISCOUNT HEALTHCARE MEMBERSHIP PROGRAMS AS A SUITABLE ALTERNATIVE OR SUPPLEMENT TO TRADITIONAL HEALTH INSURANCE.

          Growth in sales of our CARExpress membership programs depends on the acceptance of health membership programs as a suitable alternative or supplement to traditional health insurance. Discount healthcare membership programs could lose their viability as an alternative to health insurance due to changes in healthcare laws and regulations, an inadequate number of healthcare providers participating in the programs, customer dissatisfaction with the method of making payments and receiving discounts, and new alternative healthcare solutions. If discount healthcare membership programs do not gain widespread market acceptance, the demand for our CARExpress membership programs could be significantly reduced, which could have a material adverse effect on our business, financial condition and results of operations.

EVOLVING REGULATION OF THE HEALTH SAVINGS INDUSTRY MAY AFFECT US ADVERSELY.

          As the health savings industry continues to evolve, increasing regulation by federal and state agencies becomes more likely. The sale of discount healthcare membership programs is subject to federal, state and local regulation, including the prohibition of business corporations from providing medical care, the fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting, and regulations applicable to insurance companies and organizations that provide healthcare services. Compliance with changes in applicable regulations could materially increase the associated operating costs. Non-compliance with these laws and regulations could cause us to become the subject of a variety of enforcement or private actions, subject us or our management personnel to fines or various forms of civil or criminal prosecution, and result in negative publicity potentially damaging our reputation, our PPO relationships, and our relationships with members, representatives and consumers in general. Our failure to comply with current, as well as newly enacted or adopted federal and state regulations, could have a material adverse effect upon our business, financial condition and results of operations.

                         RISKS ASSOCIATED WITH OUR STOCK

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

          As of the date of this prospectus, we had 32,666,231 shares of common stock outstanding. Of this amount, 13,722,351 are freely tradable without restriction or available for sale under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), unless the shares are purchased by our affiliates. The remaining 18,943,880 shares of common stock outstanding are "restricted securities" as that term is defined under Rule 144 of the Securities Act. We are registering 6,372,500 of these restricted shares in this offering. Immediately after the effectiveness of the registration statement of which this prospectus is a part, 20,094,851 shares of our outstanding shares of common stock will be freely tradable without restriction or available for sale under Rule 144 of the Securities Act, unless the shares are purchased by our affiliates.

The remaining 12,571,380 shares of common stock outstanding after the effectiveness of the registration statement will continue to be restricted securities. None of our directors, executive officers or employees is subject to lock-up agreements or market stand-off provisions that limit their ability to sell shares of our common stock. The sale of a large number of shares of our common stock, or the belief that such sales may occur, could cause a drop in the market price of our common stock.

WE INTEND TO ATTEMPT TO RAISE ADDITIONAL FUNDS IN THE FUTURE, AND SUCH ADDITIONAL FUNDING MAY BE DILUTIVE TO STOCKHOLDERS OR IMPOSE OPERATIONAL RESTRICTIONS.

          We intend to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuances of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

WE HAVE ISSUED A SIGNIFICANT NUMBER OF SECURITIES TO BUSINESS PARTNERS, SERVICE PROVIDERS, CONSULTANTS AND ADVISORS AND MAY ISSUE ADDITIONAL SECURITIES TO SUCH PERSONS IN THE FUTURE.

          Since January 1, 2004, we have issued 6,217,325 shares of our common stock, options exercisable into 400,000 shares of our common stock and warrants exercisable into 4,629,000 shares of our common stock to business partners, service providers, consultants and advisors as compensation for services rendered or to be rendered in the future. We may issue additional shares of our common stock or securities convertible or exercisable into shares of our common stock to such persons in the future as compensation for services rendered or to be rendered. The issuance of additional securities to such persons will result in dilution to existing stockholders since the percentage ownership of such stockholders will be reduced.

THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS.

          The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

     o    announcements of new programs or services by our competitors;

     o demand for our CARExpress membership programs, including fluctuations in license renewals; and

     o fluctuations in revenue from the marketing and distribution partners that we use.

          In addition, the market price of our common stock could be subject to wide fluctuations in response to:

     o    quarterly variations in our revenues and operating expenses;

     o    announcements of new programs or services by us; and

     o    our ability to accommodate future growth in our operations.

          In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many early-stage companies and that often have been unrelated or disproportionate to the operating performance of these companies. Market fluctuations such as these may seriously harm the market price of our common stock. Further, securities class action suits have been filed against companies following periods of market volatility in the price of their securities. If such an action is instituted against us, we may incur substantial costs and a diversion of management attention and resources, which would seriously harm our business, financial condition and results of operations.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL.

          Our operating results will likely vary in the future primarily as the result of fluctuations in our billings, revenues and operating expenses. We expect to incur additional operating expenses in the future as we expand our selling and marketing activities, develop new discount healthcare membership programs, hire additional personnel and comply with SEC reporting requirements. If our results of operations do not meet the expectations of our shareholders or the investment community, the price of our common stock may decline.

OUR SHARES OF COMMON STOCK ARE NOT LISTED FOR TRADING ON A NATIONAL SECURITIES EXCHANGE OR THE NASDAQ STOCK MARKET.

          Our common stock began trading on the OTC Bulletin Board on March 30, 2006. While our common stock currently trades on the OTC Bulletin Board, it does not trade on any national securities exchange or the Nasdaq Stock Market. Investments in securities trading on the OTC Bulletin Board are generally less liquid than investments in securities trading on a national securities exchange or the Nasdaq Stock Market. While we intend to submit an application to a national securities exchange or the Nasdaq Stock Market to list our shares of common stock for trading thereon, we can provide no assurance that we will submit such an application, that such application will be accepted, or that our shares of common stock will be approved for trading thereon. The failure of our shares to be approved for trading on a national securities exchange or the Nasdaq Stock Market may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

APPLICABLE SEC RULES GOVERNING THE TRADING OF "PENNY STOCKS" MAY LIMIT THE TRADING AND LIQUIDITY OF OUR COMMON STOCK WHICH MAY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

          Our common stock is a "penny stock" as defined under Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is accordingly subject to SEC rules and regulations that impose limitations upon the manner in which our common stock can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

IF OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS, WHICH MAY PREVENT US FROM TAKING ACTIONS THAT MAY BE FAVORABLE TO YOU.

          Our executive officers, directors and principal stockholders, and their respective affiliates, beneficially own approximately 45% of our outstanding common stock. These stockholders, acting together, have the ability to exert substantial influence over any matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of us or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions.

          These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

     o    our ability to fund future growth and implement our business strategy;

     o    demand for and acceptance of our CARExpress membership programs;

     o our dependence on a limited number of PPOs and other provider networks for healthcare providers;

     o our dependence upon a limited number of marketing and distribution partners for substantially all of our revenue;

     o our ability to develop and expand the market for our CARExpress membership programs;

     o    our ability to market our CARExpress membership programs;

     o    growth and market acceptance of the health savings industry;

     o    competition in the health savings industry and our markets;

     o    our ability to attract and retain qualified personnel;

     o    legislative or regulatory changes in the healthcare industry;

     o    the condition of the securities and capital markets;

     o general economic and business conditions, either nationally or internationally or in the jurisdictions in which we are doing business;

and statements of assumption underlying any of the foregoing, as well as any other factors set forth under the captions "Risk Factors" on page 2 of this prospectus and "Management's Discussions an Analysis of Financial Condition and Results of Operations" below.

          All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and, except as required by law, we assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the caption "Risk Factors" on page 2 of this prospectus and elsewhere in this prospectus. The following should be read in conjunction with our audited financial statements beginning on page F-1 of this prospectus.

OVERVIEW

          We are a national healthcare savings organization that was formed by healthcare professionals to address the need for affordable healthcare nationwide. We create, market and sell discount healthcare membership programs to predominantly underserved markets in the healthcare industry through a national healthcare savings network called CARExpress ("CARExpress(TM)"). CARExpress is a network of hospitals, doctors, dentists, pharmacists and other healthcare providers comprised of over 1,000,000 medical professionals that have agreed to render their services and products to CARExpress members at discounted prices. CARExpress enables people to engage in point-of-service transactions directly with these providers and pay discounted prices that are similar in amount to those paid by insurance companies on behalf of their insureds. Our programs offer savings on healthcare services to persons who are uninsured and underinsured and to those who purchase only high deductible or limited benefit medical insurance policies by providing access to the same PPOs that are utilized by employers that self-fund at least a portion of their employees' healthcare costs. Our programs are also used to supplement benefit plans and fill in the gaps created by the need to reduce health benefits to keep the costs of health insurance reasonable. We sell our programs directly and indirectly through resellers that privately label or co-brand our programs and employers that offer our programs to their employees.

          We are actively engaged in marketing our CARExpress membership programs to the public and our primary strategic objectives are to generate increased sales of our CARExpress membership programs and sustain and expand our position as a provider of unique healthcare membership service programs. The target market for our programs is comprised of individuals who have either limited health benefits or no health benefits. Our market share of this market is currently less than one percent and has been less than one percent since our inception. Since we are not currently large enough to pursue and support the entire market, we intend to continue to pursue specific opportunities that we identify in this market through our various marketing and distribution channels. Through product design, competitive membership pricing and a variety of marketing and distribution partners, we are pursuing opportunities in the healthcare market that insurance companies have not addressed.

RECENT DEVELOPMENTS

          We have experienced a substantial increase in our membership base and revenues over the past 12 months. As of September 30, 2006, we had approximately 9,300 CARExpress members, compared to approximately 1,200 members at September 30, 2005. We achieved revenues of $411,045 for the three-month period ended September 30, 2006, compared to revenues of $48,282 for the three-month period ended September 30, 2005. We have entered into agreements with several marketing and distribution partners and are currently engaging in test marketing campaigns with some of them. In addition, we are currently in negotiations with several other companies regarding the sale of our CARExpress membership programs.

          In November 2006, we entered into a joint sales and marketing agreement with the Small Business Members of America(TM) (formerly Small Business Network of America(TM)) ("SBMOA"). The SBMOA is a national membership association of small businesses that uses its group buying power to negotiate discounts and rebates on behalf of its members. Under the agreement, we and the SBMOA will be targeting the 25.9 million small businesses in the U.S.

          We are currently in the process of creating our first CARExpress "wrap-around" programs under the brand name "Health Advantage One." We plan to initially offer two programs under Health Advantage One - a Gold program and a Platinum program. The Gold program will consist of our CARExpress comprehensive discount health program as well as Accidental Death & Dismemberment insurance, Accident Medical Expense insurance, and Disability insurance. The Platinum program will be similar to the Gold program, but will contain additional amounts of Accidental Death & Dismemberment insurance, Accident Medical Expense insurance, and Disability insurance. Each program will provide coverage for the member's full family or, at the member's option, coverage limited exclusively to the primary insured.

          Members of Health Advantage One will be able to use the insurance component of Gold and Platinum programs to cover healthcare costs up to the amount of the coverage limit, and then use CARExpress to obtain discounts on healthcare costs not covered by the insurance component. We intend to expand the programs available under Health Advantage One to include limited benefit insurance programs and programs designed to complement Health Savings Accounts.

          We intend to market and sell our Health Advantage One programs directly through National Health Brokerage Group, Inc., our wholly-owned subsidiary, and indirectly through insurance companies and independent third parties, such as the SBMOA.

OPERATIONAL METRICS

          Our revenues consist almost exclusively of recurring monthly membership fees that we receive from members of our CARExpress membership programs. To generate revenue, we engage in marketing campaigns offering money-back guarantees and free-trial periods as an incentive for prospective members to try our CARExpress membership programs. Upon becoming paying members, the members pay us membership fees each month for the duration of their membership. The average membership fee per member per month that we receive is approximately $35. Approximately 95% of the CARExpress membership programs that we have sold to our current members consist of our Comprehensive Care Program which is sold at a monthly retail price of $39.95. The remaining CARExpress membership programs that we have sold to our current members consist of a mix of our less expensive programs.

          We receive each member's initial monthly payment and billing information at the beginning of the first monthly membership period. Monthly payments for subsequent periods are received at the beginning of the applicable period. For those memberships sold in connection with our 12-day free-trial period, we receive the member's billing information at the beginning of the free-trial period. After the 12-day free-trial period is complete, the member is charged for the next monthly membership period unless the member cancels the membership prior to the expiration of the free-trial period. Monthly membership payments are recognized as revenue evenly over the applicable monthly membership period. As a result, there is a delay of four weeks between the date we receive a monthly membership fee and the date we recognize the entire monthly membership fee as revenue. Since first offering our 12-day free-trial periods in July 2005, we have successfully converted approximately 80% of our free-trial members to paying members.

          A key metric for evaluating our success is our member retention rates. Member retention rates represent the percentage of new members that we acquire that we are able to retain for a specified period of time. Since we incur a large portion of our costs up front and receive recurring membership fees throughout the term of the membership, the longer we are able to retain the members we acquire, the greater the income potential of the CARExpress membership programs that we sell. We believe that the key to obtaining a high member retention rate is to target our marketing campaigns towards those individuals and organizations that are most in need of our programs, most capable of paying for our programs, and most loyal to us and our programs. Member retention rates can be influenced by a variety of factors, including:

     o    the type of CARExpress membership programs being sold;

     o the marketing campaign being used to sell our CARExpress membership programs;

     o    the financial condition and loyalty of our members;

     o    the distribution channel selling our CARExpress membership programs;
          and

     o the type and amount of compensation being paid to our marketing and distribution partners to sell our CARExpress membership programs.

          We have obtained valuable information regarding member demographics through the test marketing campaigns that we have conducted over the last 12 months and are focusing our marketing and advertising campaigns on members and member groups that we have identified as being most suitable for our CARExpress membership programs. As a result, we expect our retention rates to improve over the next 12 months as we pursue these opportunities through our various marketing and distribution channels.

OUTLOOK

          Our strategy is to continue to expand our position as a provider of unique healthcare membership service programs. We implemented several strategic growth initiatives during 2006 through which we achieved new contracts and strategic partnerships with a number of marketing and distribution companies. We have also initiated several measures in anticipation of our future growth, including hiring additional customer service staff and transitioning our current customer service staff from one shift to two shifts to ensure adequate coverage for our members. We expect to generate future revenues and members primarily through our relationships with Trident Marketing, Irwin Naturals and the SBMOA, our various marketing and advertising campaigns, and the sale of our CARExpress "wrap-around" programs. We intend to finance each of these projects through cash on hand, internally generated cash flows from operating activities and proceeds from the exercise of outstanding warrants. We will use any additional investments that we receive to accelerate the expansion of each of our advertising campaigns and programs and increase sales of our membership programs.

          As a result of our relationships with Trident Marketing, Irwin Naturals, the SBMOA and our other business partners, our various marketing and advertising campaigns, and the sale of our CARExpress "wrap-around" programs, we expect the number of CARExpress members generated each month to increase for the foreseeable future. We also expect to generate additional members over the next 12 months through new strategic collaborations and joint ventures that we are in the process of negotiating. We expect our retention rates to improve over the next 12 months as we obtain additional information regarding member demographics and target our test marketing campaigns at prospective members and member groups that are most suitable for our CARExpress membership programs. As a result, we expect our net losses from operations to decrease in 2007 as the recurring membership fees from our increasing membership base overtake the costs associated with obtaining the new members we are generating.

          We can provide no assurance that our membership base will increase as projected, that we will successfully enter into new agreements for the sale of our CARExpress membership programs or that we will generate new members and revenues under our current and new agreements. In addition, we can provide no assurance that our member retention rates will improve over the next 12 months or that our net losses from operations will decrease during future periods.

CRITICAL ACCOUNTING POLICIES

          Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results may differ under different estimates and assumptions.

          The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Revenue Recognition

          We sell discount healthcare membership cards in return for monthly membership fees. We recognize these membership fees as revenues when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. At the beginning of each membership period, the membership fee is charged to the member's credit card, resulting in deferred revenue. We then recognize the membership fees as revenue as the services are rendered. Shipping and handling fees that we receive for the shipment of membership packages to new members are included in our membership fees and recorded as deferred revenue. These fees are then recognized as revenue on a straight-line basis over the longer of the initial contractual term or the expected period during which the services will be performed if the relationship with the member is expected to extend beyond the initial contractual term and the member continues to benefit from the payment of the fees.

Stock-Based Compensation

          We account for employee stock-based compensation using the fair value recognition provisions of Financial Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). We adopted SFAS 123R on January 1, 2006 using the modified prospective transition method. Under this method, compensation cost recognized for the three- and nine-month periods ended September 30, 2006 includes: (a) compensation cost for all share-based payments granted, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Such amounts have been reduced by the Company's estimate of forfeitures of all unvested awards. A summary of SFAS No. 123R is provided below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements."

          Prior to January 1, 2006, we accounted for our employee stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, when the exercise price of stock-based compensation granted to employees equals the market price of the common stock on the date of grant, no compensation expense is recorded. When the exercise price of stock-based compensation granted to employees is less than the market price of the common stock on the date of grant, compensation expense is recognized over the vesting period. Since all of our currently issued employee stock-based compensation had been issued prior to January 1, 2006 at an exercise price equal to or greater than the market price of our common stock on the date of grant, we did not previously recognize any expense as a result of the issuances.

          We account for non-employee stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" ("SFAS 123") and Emerging Issues Task Force No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services" ("EITF 96-18"). SFAS 123 and EITF 96-18 require that we account for our stock-based compensation grants to non-employees based on the fair value of the stock-based compensation on the date of grant.

          We use the Black-Scholes pricing model to determine the fair value of the stock-based compensation that we grant to employees and non-employees. We are required to make certain assumptions in connection with this determination, the most important of which involves the calculation of volatility with respect to the price of our common stock. The computation of volatility is intended to produce a volatility value that is representative of our expectations about the future volatility of the price of our common stock over an expected term. We used our past share price history to determine volatility and cannot predict how the price of our shares of common stock will react on the open market in the future since our common stock has only been trading on the OTC Bulletin Board since March 30, 2006. As a result, the volatility value that we calculated may differ from the future volatility of the price of our shares of common stock.

          For a more complete discussion of our accounting policies and procedures, see our Notes to Consolidated Financial Statements beginning on page F-8.

RECENT ACCOUNTING PRONOUNCEMENTS

          In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaced Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" and which supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). SFAS 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments. It focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that entities account for share-based payments using the fair value based method rather than the intrinsic value method of accounting in APB 25 and that entities disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award over the period during which an employee is required to provide service for the award. The grant-date fair value of employee stock options and similar instruments must be estimated using option-pricing models adjusted for the unique characteristics of those instruments unless observable market prices for the same or similar instruments are available. SFAS 123R also requires an entity to measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value and that the fair value of that award be re-measured at each reporting date through the settlement date. SFAS No. 123R became effective for small business issuers as of the beginning of the first interim or annual reporting period that began after December 15, 2005. We adopted SFAS No. 123R on January 1, 2006 using the modified prospective method. The adoption of SFAS 123R is expected to continue to have an adverse impact on our results of operations in future periods.

          In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides guidance on the implementation of SFAS 123R. In particular, it provides guidance related to valuation methods, accounting for income tax effects of share-based payments, modifications of employee stock options prior to the adoption of SFAS 123R, classification of compensation expense, capitalization of compensation cost related to share-based payment arrangements, first-time adoption of SFAS 123R in an interim period, and other disclosures subject to the adoption of SFAS 123R. We apply the principles of SAB 107 in conjunction with SFAS 123R.

          In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion 28" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 became effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on our consolidated financial statements.

COMPARISON OF THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

Revenues

          Revenues consist of the monthly membership fees that we receive from members of our CARExpress membership programs and fees that we receive from the sale of CARExpress membership programs sold in combination with third-party insurance products. To date, revenues have consisted almost exclusively of the monthly membership fees we receive from members of our CARExpress membership programs. Revenues increased $362,763 to $411,045 for the three-month period ended September 30, 2006 from $48,282 for the corresponding period in 2005. The increase of $362,763 resulted from increased sales of our CARExpress membership programs to new members. Approximately 95% of the revenues that we generated during the three-month period ended September 30, 2006 was derived from sales of our CARExpress membership programs to first-time members, compared to approximately 20% during the corresponding period in 2005. The remainder of the revenues that we generated during these periods was derived from existing members. We expect revenues to increase over the next 12 months as a result of our relationships with Trident Marketing, Irwin Naturals, the SBMOA and our other business partners, our various marketing and advertising campaigns, and the sale of our CARExpress "wrap-around" programs.

Direct Costs

          Direct costs consist of sales commissions that we pay to our marketing and distribution partners and fees that we pay to our PPOs and provider networks for access to their networks. Direct costs increased $440,768 to $567,159 for the three-month period ended September 30, 2006, from $126,391 for the corresponding period in 2005. The increase of $440,768 was due primarily to an increase of $440,215 for sales commissions and $54,598 for PPO and provider network costs. We expect cost of sales to increase over the next 12 months as increased sales of our CARExpress membership programs result in higher overall sales commission expenses and provider networks costs.

Selling and Marketing Expenses

          Selling and marketing expenses consist of advertising expenses, marketing expenses, salaries and other compensation paid to employees selling and marketing our CARExpress membership programs, rent expense allocated to our selling and marketing activities, depreciation and amortization expense allocated to our selling and marketing activities, and all other selling and marketing expenses incurred by us. Selling and marketing expenses increased $1,509,095 to $1,563,139 for the three-month period ended September 30, 2006, from $54,044 for the corresponding period in 2005. The increase of $1,509,095 was due primarily to an increase of $1,457,355 for our Hispanic advertising campaign and other marketing campaigns and activities and $43,139 for sales salaries and equity compensation. We expect selling and marketing expenses to increase during the remainder of 2006 as we continue to engage in our Hispanic advertising campaign and other marketing and advertising campaigns and activities.

General and Administrative Expenses

          General and administrative expenses consist primarily of employee compensation expense, professional fees, rent expense, and other general and administrative expenses.

          Employee Compensation Expense. Employee compensation expense consists of all salaries and related compensation that we pay to our employees and the payroll taxes associated therewith that are not associated with our selling and marketing activities. Employee compensation expense increased $172,751 to $403,962 for the three-month period ended September 30, 2006, from $231,211 for the corresponding period in 2005. The increase of $172,751 was due to an increase of $117,492 in stock option expense resulting from our adoption of SFAS 123R on January 1, 2006, an increase of $19,841 in salary and payroll tax expense associated primarily with our addition of two executive officers during the third quarter of 2005, and an increase of $35,418 in expense associated with restricted stock awards granted to our executive officers in 2006. We are party to employment agreements with David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor. A summary of the material terms of these employment agreements and our financial obligations thereunder is provided below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations" and "Executive Compensation." We intend to retain additional executive management personnel and other employees in connection with the anticipated growth of our business. As a result, we expect employee compensation expense to increase over the next 12 months.

          Professional Fees. Professional fees consist of fees paid to our independent accountants, lawyers and other professionals. Professional fees decreased $745,253 to $240,078 for the three-month period ended September 30, 2006 from $985,331 for the corresponding period in 2005. The decrease of $745,253 was due primarily to a decrease of $762,267 in cash and equity-based compensation paid to service providers and consultants for various services, partially offset by increases in other professional fees. We expect professional fees to increase over the next 12 months as we recognize additional expense associated with the equity-based compensation that we have paid to service providers and consultants, incur additional accounting and legal fees associated with our business operations, and incur additional costs associated with the negotiation and execution of agreements with additional marketing and distribution partners.

          Rent Expense. Rent expense consists of the rent that we pay under the lease for our office facilities that is not associated with our selling and marketing activities. Rent expense decreased $16,410 to $51,463 for the three-month period ended September 30, 2006 from $67,873 for the corresponding period in 2005. The decrease of $16,410 resulted primarily from the termination of the lease for our facility in Sarasota, Florida, partially offset by the annual increases in our lease payments for our facility in Horsham, Pennsylvania. We expect rent expense to increase over the next 12 months due to the annual increases in rent that we pay under the lease for our facility in Horsham, Pennsylvania.

          Other General and Administrative Expenses. Other general and administrative expenses consist of costs for supplies, computer hardware and system costs, costs for temporary customer service representatives, health insurance costs, financial printer costs, transfer agent costs, general business expenses, severance expense and miscellaneous general and administrative expenses that are not associated with our selling and marketing activities. Other general and administrative expenses increased $47,849 to $75,569 for the three-month period ended September 30, 2006 from $27,720 for the corresponding period in 2005. The increase of $47,849 resulted primarily from an increase of $41,000 in bank service charges associated with new member transactions and $35,667 for supplies, partially offset by a decrease of $7,300 for travel and entertainment. We expect other general and administrative expenses to increase over the next 12 months as we incur additional expenses for financial printer costs, transfer agent fees, health insurance costs, travel and entertainment, temporary customer service representatives, supplies, computer hardware and systems, and other miscellaneous items associated with the general growth in our business.

Net Loss

          Our net loss increased $1,043,696 to $2,490,324 for the three-month period ended September 30, 2006, from $1,446,628 for the corresponding period in 2005. The increase of $1,043,696 was primarily the result of increases of $440,168 of direct costs incurred in connection with the sale of our membership programs, $1,509,095 for our Hispanic advertising campaign and other marketing campaigns and activities, $172,751 in employee compensation expense (of which $117,492 consisted of non-cash stock option expense associated with our adoption of SFAS No. 123R on January 1, 2006), partially offset by an increase of $362,763 in revenues and a decrease of $762,267 in cash and equity-based compensation paid to services providers and consultants for various services. We expect our net losses from operations to decrease in 2007 as the recurring membership fees from our increasing membership base overtake the costs associated with obtaining the new members we are generating.

COMPARISON OF THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

Revenues

          Revenues increased $968,815 to $1,052,473 for the nine-month period ended September 30, 2006 from $83,658 for the corresponding period in 2005. The increase of $968,815 resulted from increased sales of our CARExpress membership programs to new members. Approximately 95% of the revenues that we generated during the nine-month period ended September 30, 2006 was derived from sales of our CARExpress membership programs to first-time members, compared to approximately 80% during the corresponding period in 2005. The remainder of the revenues that we generated during these periods was derived from existing members.

Direct Costs

          Direct costs increased $650,687 to $969,018 for the nine-month period ended September 30, 2006, from $318,331 for the corresponding period in 2005. The increase of $650,687 was due to an increase of $715,854 for sales commissions and $114,235 for PPO and provider network costs.

Selling and Marketing Expenses

          Selling and marketing expenses increased $2,327,431 to $2,506,833 for the nine-month period ended September 30, 2006, from $179,402 for the corresponding period in 2005. The increase of $2,327,431 was due primarily to an increase of $2,012,030 for our Hispanic advertising campaign and other marketing campaigns and activities and $137,764 for sales salaries and equity compensation.

General and Administrative Expenses

          Employee Compensation Expense. Employee compensation expense increased $965,462 to $1,540,369 for the nine-month period ended September 30, 2006, from $574,907 for the corresponding period in 2005. The increase of $1,540,369 was due to primarily to an increase of $727,873 of stock option expense resulting from our adoption of SFAS 123R on January 1, 2006, an increase of $158,521 in salary and payroll tax expense associated primarily with our addition of two executive officers during the third quarter of 2005, and an increase of $71,995 in expense associated with restricted stock awards granted to our executive officers in 2006.

          Professional Fees. Professional fees decreased $1,084,216 to $549,127 for the nine-month period ended September 30, 2006 from $1,633,343 for the corresponding period in 2005. The decrease of $1,084,216 was due primarily to a decrease of $1,057,599 in cash and equity-based compensation paid to services providers and consultants for various services and a decrease of $115,821 in legal fees due to a reduction in the amount of legal work outsourced to third parties, partially offset by increases in other professional fees.

          Rent Expense. Rent expense decreased $267 to $127,367 for the nine-month period ended September 30, 2006 from $127,634 for the corresponding period in 2005. The decrease of $267 resulted primarily from the termination of the lease for our facility in Sarasota, Florida, offset by the annual increases in our lease payments for our facility in Horsham, Pennsylvania.

          Other General and Administrative Expenses. Other general and administrative expenses increased $336,579 to $449,399 for the nine-month period ended September 30, 2006 from $111,820 for the corresponding period in 2005. The increase of $336,579 resulted primarily from an increase of $95,777 in bank service charges associated with new member transactions, an increase of $59,571 for financial printer costs associated with the preparation of our filings with the SEC, an increase of $66,230 for supplies and an increase of $158,187 for temporary call center representatives, partially offset by decreases in other general and administrative expenses.

Gain on the Extinguishment of Debt

          Gain on the extinguishment of debt consists of the gain that we recognized in connection with our termination of the lease for our office space in Sarasota, Florida upon the issuance of common stock to Centerpointe Property, LLC on April 1, 2006 in full payment of all rent and other expenses that were due and payable under the lease and a mutual release from any and all claims arising out of the lease. We recognized a gain on the extinguishment of debt of $35,932 during the nine months ended September 30, 2006 in connection with the issuance of these shares. We did not recognize any such gain during the nine-month period ended September 30, 2005.

Common Stock Issued for Releases

          Common stock issued for releases consists of the cost of the shares of common stock issued to previous investors in consideration for an amendment to their securities purchase agreements and a release from certain potential claims thereunder. We incurred expenses for common stock issued for releases of $295,100 for the nine-month period ended September 30, 2005. We did not incur any such expenses for the nine-month period ended September 30, 2006. The expenses for common stock issued for releases in 2005 resulted from our issuance of 737,750 shares of our common stock to previous investors in exchange for their execution of an amendment to their securities purchase agreements for the securities that they purchased from us in the private offerings that we completed in August 2004 and September 2004 and a release from any potential claims thereunder. We do not expect to incur any additional expenses for common stock issued for releases in the foreseeable future.

Net Loss

          Our net loss increased $1,829,757 to $5,008,847 for the nine-month period ended September 30, 2006, from $3,179,090 for the corresponding period in 2005. The increase of $1,829,757 was primarily the result of increases of $650,687 in direct costs incurred in connection with the sale of our membership programs, $2,012,030 for our Hispanic advertising campaign and other marketing campaigns and activities, $1,540,369 in employee compensation expense (of which $727,873 consisted of non-cash stock option expense associated with our adoption of SFAS No. 123R on January 1, 2006) and $336,579 in other general and administrative expenses, partially offset by an increase of $968,815 in revenues, a decrease in professional fees of $1,084,216 and a decrease in non-cash expense for common stock issued for releases of $295,100.

COMPARISON OF YEARS ENDED DECEMBER 31, 2005 AND 2004

Revenues

          Revenues consist of the monthly membership fees that we receive from members of our CARExpress membership programs and fees that we receive from the sale of CARExpress membership programs sold in combination with third-party insurance products. To date, revenues have consisted almost exclusively of the monthly membership fees we receive from members of our CARExpress membership programs. Revenues increased $218,044 to $245,973 for the year ended December 31, 2005 from $27,929 for the year ended December 31, 2004. The increase of $218,044 was primarily a result of increased sales of our CARExpress membership programs to new customers and existing members.

Direct Costs

          Direct costs consist of sales commissions that we pay to our marketing and distribution partners and fees that we pay to our PPOs and provider networks for access to their networks. Direct costs increased $284,565 to $350,666 for the year ended December 31, 2005, from $66,101 for the year ended December 31, 2004. The increase of $284,565 was due to an increase of $263,340 for sales commissions and $21,224 for PPO and provider network costs.

Selling and Marketing Expenses

          Selling and marketing expenses consist of advertising expenses, marketing expenses, salaries paid to employees selling and marketing our CARExpress membership programs, rent expense allocated to our selling and marketing activities, depreciation and amortization expense allocated to our selling and marketing activities, and all other selling and marketing expenses incurred by us. Selling and marketing expenses decreased $135,589 to $241,692 for the year ended December 31, 2005, from $377,281 for the year ended December 31, 2004. The decrease of $135,589 was due primarily to a decrease of $118,939 for advertising and marketing campaigns and $64,405 for sales salaries, partially offset by an increase of $16,411 for allocated rent and $20,920 for Web site amortization.

General and Administrative Expenses

          General and administrative expenses consist primarily of salary expense, professional fees, rent expense, and other general and administrative expenses.

          Salary Expense. Salary expense consists of all salaries and related compensation that we pay to our employees and the payroll taxes associated therewith that are not associated with our selling and marketing activities. Salary expense decreased $425,901 to $897,837 for the year ended December 31, 2005, from $1,323,738 for the year ended December 31, 2004. The decrease of $425,901 was due to our issuance of 1,748,250 shares of our common stock valued at $874,125 to David M. Daniels in February 2004 as a signing bonus in connection with Mr. Daniels accepting his appointment as our Chief Executive Officer, partially offset by an increase of $430,212 for salaries and related compensation resulting from an increase in the number of executive officers and other individuals who we employed during 2005 and $18,012 in additional taxes paid due to the increased payroll in 2005.

          Professional Fees. Professional fees consist of fees paid to our independent accountants, lawyers and other professionals. Professional fees increased $2,301,592 to $2,606,365 for the year ended December 31, 2005 from $304,773 for the year ended December 31, 2004. The increase of $2,301,592 was due primarily to an increase of $41,727 in fees paid to our independent accountant for services in connection with the preparation and filing of our Registration Statement on Form SB-2 that we originally filed in June 2005 (the "June 2005 Registration Statement") and our audited and interim financial statements, $79,727 in legal fees paid in connection with the various capital-raising and business transactions that we commenced or completed during the year and the preparation of the June 2005 Registration Statement, $2,000,065 in stock compensation paid to consultants and advisors for various consulting and advisory services, and $209,200 for placement agent fees, partially offset by a decrease of $12,324 in computer system and hardware consulting expenses due to the costs of our new computer system being amortized in connection with the completion and proper functioning of the computer system. A description of the securities that we issued to the consultants and advisors is provided below under "The Offering" and Note 7 to our audited consolidated financial statements for the year ended December 31, 2005. A summary of the agreements that we entered into with the consultants and advisors is provided below under "Description of Business - Service Providers, Consultants and Advisors."

          Rent Expense. Rent expense consists of the rent that we pay under the lease for our office facilities that is not associated with our selling and marketing activities. Rent expense increased $65,646 to $161,571 for the year ended December 31, 2005 from $95,925 for the year ended December 31, 2004. The increase of $65,646 resulted primarily from the annual increases in our lease payments for our facility in Horsham, Pennsylvania and rent payments that we began making under the lease for our facility in Sarasota, Florida that we entered into on July 1, 2005. A summary of the material terms of these leases is provided under "Note 6 - Commitments and Contingencies" of our audited consolidated financial statements for the year ended December 31, 2005. We terminated the lease for our facility in Sarasota, Florida on April 1, 2006.

          Other General and Administrative Expenses. Other general and administrative expenses consist of costs for supplies, computer hardware and system costs, costs for temporary customer service representatives, health insurance costs, general business expenses, severance expense and miscellaneous general and administrative expenses that are not associated with our selling and marketing activities. Other general and administrative expenses decreased $143,030 to $216,487 for the year ended December 31, 2005 from $359,517 for the year ended December 31, 2004.

The decrease of $143,030 resulted primarily from a decrease of $39,162 in travel and entertainment expense, $24,136 in insurance expense, $25,000 in general business expenses, $16,242 in computer hardware and systems costs, and a decrease in several miscellaneous fees and expenses included in other general and administrative expenses, partially offset by an increase of $26,465 for supplies, $29,610 for costs of temporary customer service representatives and $20,000 in employee severance expense.

Common Stock Issued for Releases

          Common stock issued for releases consists of the cost of the shares of common stock issued to previous investors in consideration for an amendment to their securities purchase agreements and a release from certain potential claims thereunder. We incurred expenses for common stock issued for releases of $295,100 for the year ended December 31, 2005. We did not incur any such expenses for the year ended December 31, 2004. The expenses for common stock issued for releases of $295,100 that we incurred in 2005 resulted from our issuance of 737,750 shares of our common stock valued at $295,100 to previous investors in exchange for their execution of an amendment to their securities purchase agreements for the securities that they purchased from us in the private offerings that we completed in August 2004 and September 2004 and a release from certain potential claims thereunder.

Loss on Extinguishment of Debt

          Loss on extinguishment of debt consists of losses realized upon the extinguishment of our existing debt obligations and the write-off of associated unamortized debt issuance costs. We incurred loss on extinguishment of debt of $83,388 for our fiscal year ended December 31, 2004. We did not incur any loss on extinguishment of debt for our fiscal year ended December 31, 2005. The loss on extinguishment of debt of $83,388 that we incurred during our fiscal year ended December 31, 2004 consisted of losses realized upon the issuance of shares of our common stock and the payment of cash in exchange for the extinguishment of debt obligations and the write-off of unamortized debt issuance costs resulting therefrom that we had incurred in connection with the funding of our business operations.

LIQUIDITY AND CAPITAL RESOURCES

          Since our inception, we have funded our operations primarily through private sales of equity securities and the use of short-term debt. As of September 30, 2006, we had cash and cash equivalents of approximately $1,322,037 and working capital of $1,643,001.

          Net cash used by operating activities was $3,692,598 for the nine-month period ended September 30, 2006 compared to $1,496,845 for the corresponding period in 2005. The $2,195,753 increase in cash used by operating activities was due primarily to an increase in net loss of $1,829,757, a decrease in other non-cash compensation expense of $936,172 resulting from the recognition of the fair value of stock-based compensation to employees, service providers and consultants, and a decrease in non-cash expense associated with the issuance of common stock for releases of $295,100, partially offset by an increase in non-cash stock option expense of $727,743 resulting from our adoption of SFAS No. 123R on January 1, 2006, an increase in accounts payable and accrued expenses of $166,724, and an increase in deferred revenue of $70,175. Net cash used by operating activities was $1,915,381 for the year ended December 31, 2005 compared to $1,622,875 for the year ended December 31, 2004. The $292,506 increase in cash used in operating activities was due primarily to increased net loss of approximately $1,940,000, partially offset by an increase in the fair value of warrants expensed of approximately $1,130,000, an increase in common stock issued for releases of approximately $295,000, and an increase in accounts payable and accrued expenses of approximately $222,000.

          Net cash used by investing activities was $17,295 for the nine-month period ended September 30, 2006 compared to net cash provided by investing activities of $229,876 for the corresponding period in 2005. The $247,171 difference in cash flows from investing activities was due to a decrease of $324,205 in proceeds from the sale of marketable securities, a decrease of $35,000 in certificates of deposit acquired in 2005 and disposed of in 2006, and an increase of $18,683 in property and equipment, partially offset by a decrease of $25,000 in notes receivable. Net cash provided by investing activities was $223,180 for the year ended December 31, 2005 compared to net cash used by investing activities of $161,956 for the year ended December 31, 2004. The $385,136 increase in cash provided by investing activities was due primarily to an increase in proceeds from the sale of marketable securities of approximately $320,000 and a decrease in purchases of fixed assets and Web site costs of approximately $125,000.

          Net cash provided by financing activities was $4,922,123 for the nine-month period ended September 30, 2006 compared to $1,255,771 for the corresponding period in 2005. The $3,666,352 increase in cash provided by financing activities was due to an increase of $905,616 in proceeds from the sale of common stock and $2,886,063 in proceeds received upon the exercise of outstanding warrants, partially offset by an increase of $125,327 in the payment of notes payable. Net cash provided by financing activities was $1,380,093 for the year ended December 31, 2005 compared to $2,206,576 for the year ended December 31, 2004. The $826,483 decrease in net cash provided by financing activities was due primarily to a decrease in proceeds from the sale of our common stock of approximately $1,086,000, partially offset by an increase in proceeds from the issuance of notes payable of approximately $169,000 and a decrease in payments on notes payable of approximately $149,000.

          Our primary sources of capital over the past 12 months are set forth below.

          In November and December 2005, we issued promissory notes in the aggregate principal amount of $180,000 to a limited number of accredited investors for aggregate cash consideration of $180,000. The notes had a maturity date that was 90 days after the date we received the funds from the respective investors and accrued interest at the rate of 15% per annum. The principal and accrued interest was payable by us on the maturity date and could be prepaid by us in whole or in part at any time prior to the maturity date at our option without penalty. We paid the principal and accrued interest on each of these promissory notes in accordance with their terms.

          In May 2006, we completed a private offering of 211,934 shares of common stock, Class A warrants to acquire 105,967 shares of our common stock, and Class B warrants to acquire 105,967 shares of our common stock for aggregate cash consideration of $127,160. These securities were sold in units comprised of two shares of common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $1.20 per unit. The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.60 per share, are exercisable for a period of 18 months commencing on the date of issuance, and expire at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.80 per share, are exercisable for a period of 36 months commencing on the date of issuance, and expire at the end of the exercise period.

          In August 2006, we completed a private offering of 1,705,000 shares of common stock, Class A warrants to acquire 1,705,000 shares of our common stock, and Class B warrants to acquire 1,705,000 shares of our common stock for aggregate cash consideration of $1,364,000. These securities were sold in units comprised of one share of common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.80 per unit. The Class A warrants were initially exercisable into one share of our common Stock at an exercise price of $0.80 per share until August 31, 2006, and expired at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $1.00 per share, are exercisable until November 30, 2006, and expire at the end of the exercise period.

          In September 2006, we completed a private offering of 710,000 shares of common stock, Class A warrants to acquire 710,000 shares of our common stock, and Class B warrants to acquire 710,000 shares of our common stock for aggregate cash consideration of $355,000. These securities were sold in units comprised of one share of common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.50 per unit. The Class A warrants were initially exercisable into one share of our common stock at an exercise price of $0.50 per share until October 16, 2006, and expired at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period.

          In October 2006, we completed a private offering of 510,000 shares of common stock, Class A warrants to acquire 510,000 shares of our common stock, Class B warrants to acquire 510,000 shares of our common stock, Class C warrants to acquire 510,000 shares of our common stock, and Class D warrants to acquire 510,000 shares of our common stock for aggregate cash consideration of $255,000. These securities were sold in units comprised of one share of common stock, one Class A warrant, one Class B warrant, one Class C warrant and one Class D warrant. The units were sold at a purchase price of $0.50 per unit. The Class A warrants were initially exercisable into one share of our common Stock at an exercise price of $0.50 per share, were exercisable until October 16, 2006, and expired at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.50 per share, are exercisable until November 30, 2006 and expire at the end of the exercise period. The Class C warrants are initially exercisable into one share of our common stock at an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. The Class D warrants are initially exercisable into one share of our common stock at an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period.

          During the period beginning January 1, 2006 and ending December 11, 2006, we issued 6,855,397 shares of common stock upon the exercise of warrants at exercise prices ranging between $0.50 and $2.00 per share for aggregate gross cash proceeds of $4,749,713.

          To date, our capital needs have been met principally through the sales of our equity and debt securities and proceeds received upon the exercise of outstanding warrants by our security holders. We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution. We have used the proceeds from the exercise of warrants and our private offerings of securities to pay virtually all of the costs and expenses we have incurred. These costs and expenses were comprised of operating expenses, which consisted of the salary expenses, professional fees, rent expenses and other general and administrative expenses discussed above, and the costs of sales discussed above to the extent such costs of sales exceeded our revenues.

          We believe that our current cash resources will not be sufficient to sustain our current operations for the next 12 months. We will need to obtain additional cash resources within the next 12 months to enable us to pay our ongoing costs and expenses as they are incurred and finance the growth of our business. We intend to obtain these funds through internally generated cash flows from operating activities and proceeds received upon the exercise of outstanding warrants by our security holders. In the event these funds are insufficient, we may also engage in additional sales of debt or equity securities. The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders. The issuance of additional debt would result in increased expenses and could subject us to covenants that may have the effect of restricting our operations. We have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all. If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms favorable to us, we may be unable to execute upon our business plan or pay our costs and expenses as they are incurred, which could have a material, adverse effect on our business, financial condition and results of operations.

CONTRACTUAL OBLIGATIONS

          The following summarizes our material long-term contractual obligations as of December 31, 2005:

Contractual Obligations        Total       2006       2007       2008       2009       2010
-------------------------   ----------   --------   --------   --------   --------   -------
Employment Agreements (1)   $1,945,429   $442,860   $439,230   $483,153   $531,468   $48,718
Office Leases (2)              323,868    258,553     65,315        -0-        -0-       -0-
                            ----------   --------   --------   --------   --------   -------
   Total                    $2,269,297   $701,413   $504,545   $483,153   $531,468   $48,718
                            ==========   ========   ========   ========   ========   =======

(1)  At December 31, 2005, we were a party to employment agreements with David
     M. Daniels, Roger H. Folts and Patricia S. Bathurst. On March 29, 2006, we entered into employment agreements with Alex Soufflas and David A. Taylor pursuant to which we agreed to pay them an annualized base salary of $210,000 and $162,000, respectively. On February 8, 2006, Mr. Folts resigned as our Chief Financial

     Officer and Secretary and we terminated our employment agreement with him. We agreed to pay Mr. Folts the amount of salary to which he would have been entitled under his employment agreement through March 31, 2006. As a result, this table reflects only those payments to Mr. Folts that we made through March 31, 2006. A summary of these employment agreements and arrangements is provided under "Executive Compensation - Employment Contracts and Arrangements."

(2) At December 31, 2005, we were a party to two office leases. One is for our office space in Horsham, Pennsylvania and the other is for our office space in Sarasota, Florida. On April 1, 2006, we terminated our lease for the office space in Florida. As a result, this table reflects only those payments actually made under the Florida lease. A summary of these office leases is provided under "Description of Business - Properties."

          To date, we have made payments under these obligations with proceeds received from sales of our equity and debt securities and proceeds received upon the exercise of outstanding warrants by our security holders. We intend to make future payments due under these obligations through internally generated cash flows from operating activities and proceeds received upon the exercise of outstanding warrants by our security holders.

OFF-BALANCE SHEET ARRANGEMENTS

          As of September 30, 2006, we did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, that had been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

                             DESCRIPTION OF BUSINESS

OVERVIEW

          National Health Partners, Inc. (d/b/a "International Health Partners, Inc.") is a national healthcare savings organization founded in 1989 and reorganized in 2001 by healthcare professionals to address the need for affordable healthcare nationwide. We create, market and sell discount healthcare membership programs to predominantly underserved markets in the healthcare industry through a national healthcare savings network called CARExpress ("CARExpress").

          CARExpress is a network of hospitals, doctors, dentists, pharmacists and other healthcare providers comprised of over 1,000,000 medical professionals that have agreed to render their services and products to CARExpress members at discounted prices. CARExpress enables people to engage in point-of-service transactions directly with these providers and pay discounted prices that are similar in amount to those paid by insurance companies on behalf of their insureds.

          Our programs offer savings on healthcare services to persons who are uninsured, underinsured, or who have elected to purchase only high deductible or limited benefit medical insurance policies by providing access to the same PPOs that are utilized by employers that self-fund at least a portion of their employees' healthcare costs. Our programs are also used to supplement benefit plans and fill in the gaps created by the need to reduce health benefits to keep the costs of health insurance reasonable. These programs are sold through a network marketing strategy under the name CARExpress, through resellers that privately label or co-brand our CARExpress membership programs, and through employers as part of their employee benefit plans.

BACKGROUND

          We entered the health savings industry in 2001 to address the need for affordable healthcare nationwide. From 2001 to 2004, we engaged in limited operations due to our lack of available capital. During that time, our employees performed relatively limited duties and our operations were focused almost exclusively on building CARExpress. In early 2004, we took a number of steps to increase our business and generate revenues, including hiring our current Chief Executive Officer, raising capital through private placements of our equity securities, and marketing our CARExpress membership programs to the public directly through mail, print ad, television and internet campaigns, and indirectly through marketing representatives, brokers and agents, retail chains and outlets, small businesses and trade associations, and unions and associations. We also moved into a larger facility that provides us with 17 offices, a fully equipped state-of-the-art computer and telecommunications room, and the capacity to expand our customer service base to approximately 80 customer service agents, and completed the development of our Web site.

          From late 2004 through 2005, we began to more actively pursue opportunities to sell our CARExpress membership programs. During 2005, we entered into agreements with several marketing and distribution partners to market and sell our CARExpress membership programs, and engaged in our first test marketing campaign during the second quarter of 2005. We also entered into agreements with several consultants and advisors in the second quarter of 2005 for the marketing and promotion of our business and CARExpress membership programs, advice with respect to our marketing strategies, product development and business development, and assistance regarding the identification and evaluation of opportunities for us to engage in joint ventures, strategic partnerships and alliances with companies offering complementary products and services.

          Our strategy is to sustain and expand our position as a provider of unique healthcare membership service programs. We are currently actively engaged in marketing our CARExpress membership programs to the public and are focused on generating increased sales of our CARExpress membership programs. The target market for our programs is comprised of individuals who have either limited health benefits or no health benefits. We intend to pursue specific opportunities that we may identify in this market through our various marketing and distribution channels. Through product design, competitive membership pricing and a variety of marketing and distribution partners, we intend to pursue opportunities in the healthcare market that insurance companies have not addressed.

HEALTHCARE INDUSTRY

          The U.S. Department of Commerce estimates that 15.9% of all Americans, or 46.6 million individuals, were without health insurance coverage in 2005, up from 15.6%, or 45.3 million individuals, in 2004, an increase of 1.3 million people. According to the National Coalition on Healthcare, the primary reason for this increase is that rapidly rising health insurance premiums have caused many employers to reduce or discontinue health insurance coverage. Several factors have contributed to the increase in the cost of healthcare, including the following:

          Over Utilization of the Healthcare System. American citizens are utilizing healthcare services at an ever-increasing rate. Behind this phenomenon is the fact that insurance plans and HMOs are structured to encourage usage. Small co-payments, generally from $10 or $15 per office visit, encourage insured consumers to use the healthcare system more frequently because they do not perceive themselves as having to pay the full cost of the medical products and services received.

          Strict State Insurance Regulations. A number of insurance companies have pulled out of certain states due to state regulations that no longer provide a viable operating environment. As a result of these health coverage cancellations, those formerly insured individuals and families are required to pay more for their insurance coverage, cannot obtain any coverage because of pre-existing conditions, or simply remain uninsured.

          Escalating Tensions Between Medical Providers and Payors. Tensions between medical providers and payors are escalating. The medical decision is often no longer in the hands of the doctor and the patient. Rather, administrators at HMOs and insurance companies determine the procedures to be performed through their coverage policies. In addition, doctors and hospitals, having experienced decreases in their income and profits, are demanding higher compensation, particularly from HMOs.

          These increasing costs have led to limitations on reimbursement from insurance companies, HMOs and government sources and have generated demand for products and services designed to control healthcare costs. Many employers have responded to the increased cost of providing health insurance to their employees by reducing or eliminating available insurance coverage and/or by requiring employees to contribute heavily to premiums, especially for family members.

          As a result, more Americans are being forced to self-insure and pay a growing portion of the cost of their healthcare. Some are entirely uninsured. Others can only afford or choose only a high deductible or limited benefit health insurance policy. In either case, this patient population increasingly forgoes medical procedures or relies on emergency care for its healthcare needs and often incurs prohibitive expenses. Additionally, costs of healthcare (in doctors' offices and hospitals) for this patient population are often far higher than the amount an insurance company would pay for the same healthcare services for its insureds. The uninsured and underinsured patients have had no one to negotiate healthcare service costs on their behalf.

          We believe market demand is significant for any product that can accomplish one or more of the following:

     o provide a low-cost alternative to health insurance for the 90-plus million Americans who have either no insurance or only catastrophic insurance coverage;

     o provide small businesses that do not provide health benefits to employees with an affordable way to provide benefits to their employees;

     o reduce the cost of claims and re-insurance premiums for large corporations, unions and insurance companies;

     o provide quality care at a price that is both affordable to consumers and that will pay providers a reasonable fee for their services; and

     o provide supplemental benefits, such as dental, vision, elective surgery, chiropractic and alternative care, that are not covered by insurance plans.

HEALTH SAVINGS INDUSTRY

          The need for solutions to the problems facing the healthcare industry led to the development of the health savings industry. The health savings industry is generally comprised of organizations that offer discount health programs to uninsured and underinsured individuals that enable these individuals to purchase the healthcare products and services they need at discounted prices. Discount health programs provide these individuals with a low-cost alternative to insurance that assist them in reducing their out-of-pocket healthcare costs. Discount health programs are typically offered to these individuals in the form of traditional membership service programs.

OUR CARExpress HEALTHCARE SOLUTION

Overview

          We offer discount healthcare membership programs designed in response to the growing number of people who can no longer obtain adequate health insurance. Our programs provide a lower-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by insurance or who are unable to obtain healthcare insurance due to their medical history, age or occupation. For a monthly fee, our members are able to pay discounted prices that are typically between 10% and 50% off the retail price of participating healthcare provider products and services. Acceptance into our health programs is unrestricted and our programs may be utilized by the member's entire household.

Our CARExpress Membership Programs

          We design our discount healthcare membership programs for uninsured and underinsured individuals. Our membership programs encompass all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs, vision care, hearing aids, chiropractic services, alternative care, 24-hour nurseline, medical supplies and equipment, and long-term care facilities, which include skilled nursing facilities, assisted living facilities, respite care and home health care. We offer our programs through a national healthcare savings network called CARExpress. We provide CARExpress members with access to healthcare providers affiliated with PPOs such as CareMark, Aetna, Optum, Integrated Health, Three Rivers and International Med-Care through which our members can utilize the products and services of over 1,000,000 healthcare providers in the United States. Our CARExpress membership programs enable people across the country to utilize just about any type of healthcare service wherever it is available, whether the person needs a comprehensive healthcare package or simply needs supplemental healthcare benefits, such as dental or vision care or prescriptions.

          We sell our CARExpress membership programs directly and indirectly through marketing representatives, brokers and other third parties. Our programs typically range in price from $9.95 to $39.95 per month, depending upon the program selected. We also offer features to encourage potential members to try out our CARExpress membership programs, including refund guarantees and "trial" periods of free or discounted membership. Healthcare products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of our customers. The discounted prices paid by our members typically range from between 10% and 50% off providers' usual and customary fees. Our CARExpress membership programs require members to pay the provider at the time of service, thereby eliminating the need to file any insurance claims. These discounts are designed to save the individual substantially more than the cost of the program itself.

          Our CARExpress membership programs are not insurance. There is no undertaking by us to pay a portion of any fee for services or prescriptions purchased using our CARExpress membership cards. Rather, our CARExpress membership programs provide consumers with access to healthcare providers who, through their affiliations with PPOs, have agreed in advance to honor our CARExpress membership cards and accept the discounted fees set by the PPOs. CARExpress members simply present their CARExpress membership card to the participating provider at the time of the service to receive the discounted price.

          We believe that millions of Americans can benefit in some manner from joining CARExpress, whether they have health insurance or not. We believe that our CARExpress membership programs are most attractive to the following people and organizations:

     o people without insurance coverage, including self-employed individuals and part-time or temporary employees;

     o    people with gaps in their insurance coverage;

     o people who have been turned down for insurance coverage due to a pre-existing condition clause;

     o people who have been turned down for insurance because of age, occupation, medical history, lifestyle or other reasons;

     o people who have reached the yearly and/or lifetime benefit limits of their insurance policy;

     o people who choose alternative healthcare solutions that are often not covered by HMOs, PPOs, or other insurance, or who seek providers not covered by their present health plans;

     o small business owners who want to provide their employees with a low-cost healthcare program;

     o employees whose employers have terminated or curtailed employee health benefits;

     o people who may be underinsured because of restrictions or provisions in their managed care plans, such as limited coverage, high deductibles or co-insurance limits;

     o small businesses, chambers of commerce, employers of temporary or part-time personnel and other businesses seeking affordable health benefits for their employees in order to promote employee loyalty and differentiate their companies in the marketplace; and

     o unions, associations, trade groups and other organizations seeking to increase membership and promote member/customer loyalty by providing or offering a discount health benefit.

How CARExpress Works

          People gain access to our network of healthcare providers by paying us monthly membership fees. Most members pay for our programs on a monthly basis, either through automatic bank drafts or credit cards. People who do not wish to use either of these payment methods are required to pay annually at the time of enrollment. Groups of 20 or more can also choose to be billed on a monthly basis. Members may cancel their membership at any time by returning their identification cards, along with a written notice of cancellation. We offer a 30-day money-back guarantee so that if a member is not completely satisfied with the program, the member will be refunded the program fee upon the return of the identification cards. Upon enrollment, new members receive a membership kit that includes instructions on using the program, provider directories for their area and a CARExpress membership card. Except with respect to hospitals, members select a participating provider, make their appointment, present their CARExpress membership card to the provider and receive their discount at the time of service. The provider may verify an individual's membership status by calling a phone number imprinted on the CARExpress membership card or reviewing electronic files that we have submitted to the provider. There are no claim forms or bills to be processed. Both the member and provider are finished with the transaction.

          In order to obtain discounts from participating hospitals, our members complete a payment pre-certification process which will make their medical visit similar to other medical payment insurance plans. The member calls a third-party plan administrator to arrange for pre-certification and prepayment using a major credit card or certified funds. The plan administrator assigns a case manager who coordinates and oversees the member's hospital stay. The member makes no payment to the provider at the time services are rendered but simply presents his or her CARExpress membership card. The provider bills the plan administrator and the plan administrator pays the provider and charges the discounted amount to the member. The member subsequently receives a statement of savings indicating the original amount billed, the amount charged after savings were applied and the total amount saved.

Benefits of Using CARExpress

          Our CARExpress membership programs provide benefits to our members, unions, associations and businesses, and healthcare providers and provider networks.

          Benefits to Members. We believe our CARExpress membership programs are attractive to our members because our programs provide them with access to a variety of healthcare products and services at discounted prices. Membership in our CARExpress membership programs is unrestricted and provides benefits to individuals who, because of their medical history, age or occupation, are unable to obtain health insurance. Our CARExpress membership programs cover each person in the member's immediate family and can be used as often as they wish. In addition, unlike many insurance or managed care programs, members have no paperwork or claims to prepare and no waiting periods.

          Benefits to Unions, Associations and Businesses. We believe that our CARExpress membership programs are attractive to unions, associations, businesses and other organizations with large numbers of members or employees because our programs can assist these organizations in their efforts to attract and retain members and employees by enabling them to offer a more complete healthcare benefits package. Similarly, as competition among HMOs for participants intensifies, we believe that our CARExpress membership programs will enable HMOs to offer a more complete array of potential healthcare benefits. Due to the low cost of our CARExpress membership programs, these organizations may offer them to part-time employees who often are not eligible for healthcare benefits offered to full-time employees. Moreover, because our CARExpress membership programs are discount health programs and not insurance products, these organizations can offer discounts to their members or employees without bearing any economic risk in excess of the annual cost of the program.

          Benefits to Healthcare Providers and Provider Networks. We believe that our CARExpress membership programs are attractive to physicians, hospitals and other healthcare providers because our programs help healthcare providers and provider networks increase their customer base. While members will pay fees and charges that are less than those paid by non-members, the incremental business from members offers an additional source of revenue to the providers, with little or no increase in their overhead costs. In addition, healthcare providers are paid at the time of service, reducing the billing procedures and cost associated with insurance and allowing the provider to immediately collect payment. We believe that our CARExpress membership programs are also attractive to provider networks because they increase the likelihood that healthcare providers will affiliate with the provider networks so as to gain access to a greater number of potential customers and patients.

STRATEGY

          Our strategy is to sustain and expand our position as a provider of unique healthcare membership service programs. We intend to focus predominantly in underserved markets where individuals either have limited or no healthcare benefits. We have developed programs that give individuals access to healthcare providers at reduced fees that offer value and savings to people throughout the country. Through product design, competitive membership pricing and strong distribution channel partners, we plan to fill a significant void in the healthcare market that insurance companies have not addressed.

          Key elements of our strategy are as follows:

          Develop Unique Healthcare Service Programs For Broad Markets. Our focus is on the continued development and introduction of unique programs that address the health and lifestyle needs of targeted consumer groups. We continually research our markets to keep abreast of trends in the demand for consumer-paid healthcare. We intend to further develop and expand our marketing capabilities by increasing the content currently available on our Web site, developing programs to offer our CARExpress membership programs directly to affinity groups, such as unions, small businesses, trade associations and charitable organizations, and expanding our in-house marketing staff. We intend to increase sales of our CARExpress membership programs by adding related products and services, such as accidental death coverage.

          Recruit Marketing and Distribution Partners. Growth in sales of our CARExpress membership programs is dependent upon our marketing and distribution partners continuing to market our CARExpress membership programs to prospective customers and recruit additional marketing and distribution partners to market our CARExpress membership programs to prospective customers. We intend to continue to focus our efforts on retaining our existing marketing and distribution partners and obtaining new marketing and distribution partners through our direct sales team. We also intend to continue to support our marketing and distribution partners by training our customer service staff to completely and accurately explain the benefits, limitations, and use of our CARExpress membership programs. We also plan to improve the productivity of our marketing and distribution partners through lead development, marketing support, sales assistance and training.

          Leverage PPOs and Provider Networks. We intend to negotiate agreements with additional PPOs and other provider networks. While we currently have contractual relationships with several PPOs, we need to continuously assess the capabilities of our PPOs and work towards making alternative healthcare solutions available to our members. We believe that our large provider base enhances our CARExpress membership programs with market credibility, and we intend to leverage this credibility to further our market penetration.

          Provide High Quality Customer Service. In order to achieve our anticipated growth and to ensure member, healthcare provider and marketing and distribution partner loyalty, we continue to develop and invest significantly in our customer service systems. Our customer service center provides cardholders and healthcare providers with prompt, courteous, and complete information about all aspects of our CARExpress membership programs. We have also developed a proprietary computer database system that provides customer service representatives with immediate access to provider demographic data and member information, including the components of each member program or plan and the details a member requires to properly utilize the program.

          Develop a Corporate-Level Sales Team. To complement individual and group sales and lead generation accomplished through our marketing and distribution partners, we are attempting to promote sales of our CARExpress membership programs to groups and self-funded employers through a corporate-level sales team with experience in group insurance market and the operations of third-party administrators.

CUSTOMERS

          The target customers of CARExpress products are individuals who are uninsured or underinsured.

          Our primary target customer group is comprised of the 46 million Americans who have no health insurance of any kind. This group includes self-employed individuals and part-time or temporary employees, and people who have been turned down for insurance because of age, occupation, medical history, lifestyle or other reasons. For this group, CARExpress is an effective and low-cost alternative to health insurance.

          Our secondary target customer group includes the approximately 61 million Americans who lack complete health insurance coverage. This group includes people with gaps in their insurance coverage, employees paying large deductibles or premiums, and employees who do not receive adequate insurance coverage through their employers. It also includes people who are underinsured because of restrictions or provisions in their managed care plans, such as limited coverage, high deductibles or co-insurance limits, people who have been turned down for insurance coverage for a medical procedure due to a pre-existing condition clause, and people who have been turned down for insurance because of age, occupation, medical history, lifestyle or other reasons. The supplementary programs offered by CARExpress allow an individual to purchase whatever benefits they need to fill the gaps in their insurance coverage.

PROGRAMS

          We offer several distinct CARExpress membership programs that provide members with access to distinct discounted healthcare products and services. We also design healthcare membership programs for unions, associations, businesses and other organizations that sell our CARExpress membership programs in combination with third-party insurance products on a co-branded basis.

CARExpress Membership Programs

          We currently offer five standard CARExpress membership programs that provide benefits that range from prescription drug and vision care to comprehensive physician, hospital, vision, dental and other care. A description of each of these programs is provided below.

          Comprehensive Care Program. This program is designed for individuals and families with no health insurance. It provides members with access to all of our CARExpress products and services, including physician, hospital and ancillary care, dental and vision care, retail and mail order pharmacy, 24-hour nurseline, hearing care, chiropractic and complementary alternative care, medical supplies and equipment, and long-term care facilities. Our comprehensive care program targets those with little or no insurance, or those with only catastrophic coverage. We believe that our comprehensive care program will be of particular interest to consumers who are not covered by group health or individual benefit plans. The monthly retail price for this membership program is $39.95 per family.

          Supplemental Care Program. This program is designed for individuals and families who are underinsured and offers everything our comprehensive care program offers, except for access to doctors and hospitals. Our supplemental care program generally presumes the member has some level of basic medical insurance coverage. It offers services that are typically not covered under a traditional health insurance plan or an insurance plan that may have certain coverage limits. This program typically is marketed as an add-on service alongside an existing health plan or as a stand-alone product for those who have health insurance but with minimal benefits for prescription or other ancillary services. The monthly retail price for this membership program is $29.95 per family.

          Preferred Program. This program is designed for individuals and families who are underinsured and need to save on the basic health services not covered under a traditional health insurance plan. It offers savings on prescriptions, vision and dental care, and a 24-hour nurseline. The monthly retail price for this membership program is $19.95 per family.

          Dental & Vision Care Program. This program is designed for individuals and families who typically have health insurance, but who do not have either dental care or vision care. The monthly retail price for this membership program is $14.95 per family.

          Prescription & Vision Care Program. This program is designed to offer members an inexpensive way to save money on prescriptions and vision care. This program is our low-cost entry program. The monthly retail price for this program is $9.95 per family.

CARExpress Membership Programs Combined With Insurance Products

          We also design healthcare membership programs for organizations, associations and corporations that combine our CARExpress membership programs with various types of insurance products. The use of these products in conjunction with our CARExpress membership programs can provide an affordable solution to individuals and groups who previously could not afford fully inclusive medical plans, and can provide greater assurance of payment to the healthcare providers. These products are bundled, priced and marketed utilizing relationship marketing strategies or direct marketing to target the profiled needs of the clients' particular member base.

          Insurance products that are suitable for combination with our CARExpress membership programs include:

          Catastrophic Health Insurance. This type of insurance usually takes the form of a high deductible major medical policy in which the insurance company pays nothing until expenditures reach a threshold that is typically between $2,500 and $20,000. We have identified several A+ rated insurance companies that may benefit by offering our CARExpress programs as a supplement to their catastrophic health insurance products. A consumer may use one of our CARExpress membership programs to reduce his or her out-of-pocket costs until he or she reaches the deductible amount and then use the insurance for all additional expenses.

          Limited Benefit Programs. Limited benefit programs are insurance options offered by insurance companies that restrict claim losses by limiting the amount of insurance that can be paid. For example, the amount of insurance that would be payable to an individual for a particular outpatient hospital procedure could be limited to $1,000. Our CARExpress membership programs can be designed as a supplement to insurance companies' limited benefit programs. The consumer would then use CARExpress to reduce their out-of-pocket costs and use the limited benefit program to reimburse them a fixed amount per visit.

          Our CARExpress membership programs are currently sold in combination with insurance products indirectly, through insurance companies and independent third parties. We intend to sell these combined products directly in the future through National Health Brokerage Group, Inc., our wholly-owned subsidiary. We plan to operate National Health Brokerage Group like an insurance brokerage with respect to sales of these combined products and plan to obtain the necessary licenses in all states in which National Health Brokerage Group may sell our CARExpress membership programs in combination with insurance products and offer these combined products for sale through marketing and distribution partners that are licensed insurance agents.

HEALTHCARE PROVIDERS

          We do not contract directly with any physicians, dentists, hearing care specialists, eye care specialists or other healthcare providers. Instead, we contract with numerous PPOs or their affiliates and other provider networks for access to the discounted rates they have negotiated with their healthcare providers. We only select and utilize those provider networks that we believe can deliver adequate savings to our members while providing adequate support for our CARExpress membership programs with the healthcare providers. We typically pay a per member per month fee for use of a provider network that is determined in part based on the number of providers participating in the network, the number of CARExpress members accessing the network, and the particular products and services utilized by the CARExpress members. We only pay fees for those members authorized to utilize the network. The agreements through which we have contracted for access to the PPO or other provider networks are generally for a term of between one and two years, may be terminated by either party on between 45 and 180 days' prior written notice, and renew automatically for additional terms unless so terminated. Most of these agreements are not exclusive as it is not customary in the health savings industry for PPOs to agree to work exclusively with a single healthcare savings organization, and most contain provisions maintaining the confidentiality of the terms of the agreement.

          The principal suppliers of the over 1,000,000 healthcare providers that comprise CARExpress are CareMark, Aetna, Optum, Integrated Health, Three Rivers and International Med-Care. Under our various agreements with these PPOs or their respective affiliates, our members are provided with access to their network of healthcare providers in varying combinations of specialties and at varying discounts from the scheduled prices for covered products and services. Although we have arrangements in place with several secondary networks, these PPOs currently supply the provider commitments for almost all of our members. If we lose our arrangement with any of these PPOs for any reason, we would attempt to establish a primary relationship with one of our secondary suppliers. If we are unable to replace the lost arrangement with a similar arrangement with another provider network, however, our business may be adversely affected.

          CareMark. CareMark provides CARExpress with access to the Caremark pharmacy network at discounted rates and provides pharmacy benefit management services, including the electronic maintenance of prescription, price, eligibility and plan information, the negotiation of discounts and rebates on pharmaceutical products with pharmaceutical companies, and the preparation of reports of services performed. The Caremark pharmacy network is comprised of an aggregate of 45,000 retail pharmacies plus a mail order pharmacy option. Our agreement with CareMark was entered into on July 1, 2001 and may be terminated by either party on 60 days' prior written notice.

          Aetna. National Benefit Builders provides CARExpress with access to the Aetna dental network at discounted rates. The Aetna dental network is comprised of an aggregate of approximately 65,000 dentists and other dental service providers. We make monthly payments to National Benefit Builders equal to the greater of a flat fee or a monthly rate based on the number of CARExpress members utilizing the Aetna dental network. Our agreement with National Benefit Builders is for a two-year term that commenced March 1, 2004 and renews automatically for additional one-year terms unless terminated by either party pursuant to written notice provided at least 60 days prior the expiration of the then current term.

          Optum. United HealthCare Services provides CARExpress with access to the network of nurses of Optum at discounted rates. The Optum nurses provide a nurseline 24 hours per day for general health information, the identification of specific health-related concerns and the provision of educational information regarding those concerns. Optum also provides an audiotape library covering over 1,100 healthcare topics that are accessible by CARExpress members. We make monthly payments to United HealthCare Services equal to the greater of a flat fee or a monthly rate based on the number of CARExpress members utilizing the Optum services and the type of Optum services utilized. Our agreement with United HealthCare Services is for a one-year term that commenced October 1, 2001 and renews automatically for additional one-year terms unless terminated by either party on 90 days' prior written notice.

          Integrated Health, Three Rivers and International Medcare. Competitive Health, Inc. provides CARExpress with access to the network of healthcare providers of Integrated Health, Three Rivers and International Medcare at discounted rates, and services consisting of pre-certification of members, re-pricing of claims, claim resolution and healthcare provider relations. The healthcare provider networks of Integrated Health, Three Rivers and International Medcare are comprised of an aggregate of approximately 610,000 physicians, 5,300 hospitals and acute care facilities, and 33,000 ancillary healthcare providers, including laboratory, radiology, rehabilitation, mental health and physical therapy providers. We make monthly payments to Competitive Health equal to the greater of a flat fee or a monthly rate based on the number of CARExpress members utilizing these networks. Our agreement with Competitive Health is for an approximate 15-month term that commenced September 1, 2002 and continues indefinitely unless terminated by either party on 90 days' prior written notice.

          We can provide no assurance that our contracts with these PPOs and their affiliates will not expire or be terminated by us or them, nor can we provide any assurance that we will be able to replace the services available to our CARExpress members under these agreements in the event they do expire or are terminated. In addition, we can provide no assurance that these organizations will refrain from partnering with one of our competitors or competing directly with our CARExpress membership programs. Accordingly, the expiration or termination of these relationships, or the decision by any of these organizations to partner with one of our competitors or compete directly with us, may have a material adverse effect on our business, financial performance and results of operations.

MARKETING AND DISTRIBUTION

          We market our CARExpress membership programs directly to individual consumers through television, radio, newspapers, magazines and the Internet. We also market and support our CARExpress membership programs through our Web site. Our Web site enables consumers to review our CARExpress membership programs, our healthcare providers and their locations, the products and services available through our healthcare providers, and the discounts and special promotions available to members for their products and services. Consumers can also purchase our CARExpress membership programs through our Web site by filling out an application online. Direct sales to consumers provide us with higher long-term margins on sales because we do not have to pay commissions to any intermediary organization of which the consumer is a member. In addition, the advertising and marketing campaigns that we engage in to target consumers provide us with increased market awareness and support for the retail chains, outlets, unions and associations comprising our other marketing and distribution channels.

          We also market our CARExpress membership programs indirectly through:
(i) marketing companies, (ii) brokers and agents, (iii) retail chains and outlets, (iv) small businesses and trade associations, and (v) unions and associations.

          Marketing Companies. We utilize the services of marketing companies to market our CARExpress membership programs to prospective customers, such as individual consumers and employers typically having less than 50 employees. Marketing companies are groups of sales persons that market our CARExpress membership programs directly to prospective customers through face-to-face contact and such media as television, radio, internet and print ads. We estimate that a total of between 150 and 200 such sales persons currently market our CARExpress membership programs to prospective customers. The marketing companies that we utilize typically offer and sell our CARExpress membership programs on a part-time basis, and may engage in other related or unrelated business activities, including selling the products or services of our competitors. Most of the prospective customers to whom marketing companies market our programs are current clients of the marketing companies who have purchased products or services through the marketing companies in the past. The other prospective customers are new clients that the marketing companies have identified through their own efforts. To receive the right to market and sell our CARExpress membership programs, marketing companies sign a standard services agreement. These agreements are typically for a term of one year and renew automatically for additional one-year terms unless written notice of termination is delivered by either party at least 30 days prior to the then-current term. Our marketing companies are not required to be licensed insurance agents unless they are selling these programs in combination with insurance products.

          We pay our marketing companies fees that are typically comprised of a commission on the sale price of the CARExpress membership program and/or an up-front fee per member generated. The amount of the commissions and up-front fees that we pay to marketing companies are determined based on the type of membership programs being sold by the marketing companies and the number of members being generated over a set period of time by the marketing companies. We typically pay marketing companies the up-front fee for obtaining a new member only if the member becomes a paying member, and we only pay marketing companies commissions for membership periods during which we are receiving membership fees. Marketing companies are paid these commissions for the life of the members' enrollment with CARExpress. Marketing companies may also recruit other companies or individuals to sell our CARExpress membership programs and receive a portion of the commissions earned by these other representatives on sales that they make. While the process of marketing representatives recruiting other marketing representatives can extend through as many as five levels, it typically extends to between only one and three levels. Our obligation to pay a marketing company a commission for a particular month accrues on the date we receive payment of the monthly membership fee from the member for that month. Typically, a minimum member retention period of one to two months is required for a commission payment to be earned by our marketing companies for paying members.

          Brokers and Agents. We sell our CARExpress membership programs through brokers and agents by entering into commission-sharing arrangements with them under which they market and sell our CARExpress membership programs to individual consumers through large employer groups, insurance brokers and associations. Our CARExpress membership programs are not competitive with the insurance products they sell, but instead are viewed as complementary product offerings. Brokers and agents who sell healthcare benefits programs to employers and individuals may use our CARExpress membership programs as a value-added offering to the traditional insurance products that they sell.

          Retail Chains and Outlets. We market our CARExpress membership programs to retail chains and outlets that sell products to consumers on a retail level, such as grocery stores, pharmacy chains and convenience stores. Retail distribution of our CARExpress membership programs offers us several benefits, including a large pool of potential target customers, increased credibility from being aligned with well-named retailers, private labeling opportunities with the retailers, and visibility through in-store membership displays. These organizations will typically market our CARExpress membership programs themselves by adding our CARExpress membership cards to floor and display racks where other prepaid, discount and gift cards are sold, and will typically earn a marketing fee for each membership sold.

          Small Businesses and Trade Associations. We use small businesses, trade associations, charitable organizations and other similar organizations to market our CARExpress membership


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

programs. Under these types of arrangements, we customize our CARExpress membership cards by adding the sponsoring organization name and/or logo on the card and provide access to our networks as well as all required fulfillment services. We believe that these private label cards are attractive to these organizations because the cards will enable them to more closely identify themselves with the benefits provided to their members. Moreover, we believe that the preexisting relationship between the sponsor and its employees or members will enhance the likelihood that the employee or member will purchase our CARExpress membership cards. These organizations may purchase our CARExpress membership programs for their employees or members, or subsidize a portion of the monthly membership fees of our programs for their employees or members. No fee will typically be paid by us to such organizations if the organizations opt to purchase or subsidize our programs. Alternatively, these organizations may simply offer their employees or members the opportunity to purchase our programs directly from us or through a payroll deduction plan. In this event, we will typically pay such organizations a marketing fee for each membership sold.

          Unions and Associations. We market our CARExpress membership programs to unions, associations, corporations and similar organizations. These organizations provide us with the opportunity to acquire a large group of members. Group accounts provide us with higher retention rates for memberships because of factors such as organization sponsorship of its members or employees, subsidizing of monthly membership fees by such organizations, and lower cost memberships to members or employees resulting from significantly lower prices charged to the organization. These organizations may purchase our CARExpress membership programs for their employees or members, or subsidize a portion of the monthly membership fees of our programs for their employees or members. No fee will typically be paid by us to the organizations if the organizations opt to purchase or subsidize our programs. Alternatively, these organizations may simply offer their employees or members the opportunity to purchase our programs directly from us or through a payroll deduction plan. In this event, we will typically pay the organizations a marketing fee for each membership sold.

SERVICE PROVIDERS, CONSULTANTS AND ADVISORS

          Over the past 12 months, we have entered into agreements with several service providers, consultants and advisors for the provision of various services on our behalf. These services generally consist of such activities as the sale of our CARExpress membership programs, marketing and promotion of our business and CARExpress membership programs, support for our marketing activities, advice with respect to our marketing strategies, product development and business development, assistance regarding the identification and evaluation of opportunities for us to engage in joint ventures, strategic partnerships and alliances with companies offering complementary products and services, management consulting services, and advice regarding strategic planning, mergers and acquisitions, capital expenditures, and general corporate and organizational matters. Under the terms of these agreements, we agreed to compensate the consultants and advisors in shares of our common stock and/or warrants exercisable into shares of our common stock rather than cash so as to conserve our cash resources and provide the service providers, consultants and advisors with an incentive to help us succeed in our efforts to grow our business. These agreements are for terms ranging between six months and five years.


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

CUSTOMER SERVICE, TRAINING AND SUPPORT

          We believe that providing superior customer support is critical to our business. Currently, we maintain a call center at our corporate headquarters in Horsham, Pennsylvania, where we employ full-time customer service representatives and utilize the services of temporary customer service representatives on an as-needed basis. Our call center is available to members and may be accessed via e-mail or toll-free numbers, Monday through Friday, from 9:00 a.m. to 11:00 p.m. Eastern Standard Time. We also utilize an outside call center for after-hours calls so that we are able to provide full 24-hour toll-free coverage for our members. Our call center provides dependable and timely resolution of customer technical inquiries and is available to customers by telephone and e-mail. Our call center staff delivers education, training and pre-sales support to our members, employers and other sponsoring organizations, and healthcare providers and provider networks. We also offer online training to our customers and resellers to provide them with the knowledge and skills to successfully deploy, use and maintain our products. Our customer service team is responsible for handling general customer inquires, answering questions about the ordering process, updating and maintaining customer account information, investigating the status of orders and payments, as well as processing customer orders. In addition, our customer service team proactively updates customers on a variety of topics, including release dates of new products and updates to existing products.

          In order to achieve our anticipated growth and to ensure client, member and marketing and distribution partner loyalty, we intend to continue to develop and invest in our customer service systems and staff. In 2004, we moved into a fully-equipped facility with a state-of-the-art computer and telecommunications room that is wired to handle our growing needs and provides us with the capacity to expand our customer service base to approximately 80 customer service agents. Our proprietary computer database system provides our customer service representatives with immediate access to provider demographic data and member information, including the components of each member program or plan and the details a member requires to properly utilize the program. All new customer service representatives are required to complete a training course before beginning to take calls and attend on-the-job training thereafter. Through our training programs, systems and software, we seek to provide members with friendly, rapid and effective answers to questions. We continue to work closely with our healthcare providers and organizations to ensure that their representatives are knowledgeable about our CARExpress membership programs.

          We provide extensive training to our sales representatives to assure that they accurately represent our products and services. This training is available in a variety of forms, including a training manual, audiotapes and videotapes, local and regional training meetings and weekly conference calls. The training encompasses both product training as well as marketing training and sales techniques. We have also implemented policies and procedures in place to control any advertising or promotions that are utilized by our sales representatives. We believe these policies and procedures are necessary to assure the proper representation of the program at all times and include the pre-approval of all advertising, adherence to anti-spamming and anti-fax blasting rules, and limits where the representatives can advertise our programs. The failure of a representative to follow these rules can result in termination of the representative's relationship with us.

TECHNOLOGY

          In 2004, we completed the installation of a state-of-the-art telecommunication network and purchased additional computers for our customer service department. Our management information systems were designed in-house and are used in most aspects of our business, including:

     o    maintaining member eligibility and demographic information;

     o    maintaining representative information;

     o    paying commissions;

     o maintaining a database of all providers and offering provider locator services;

     o    drafting members' accounts on a monthly basis; and

     o    tracking of cash receipts and revenues.


          We have also created an extensive Web site for our CARExpress membership programs that provides information about the various services, allows for provider searches, answers questions, provides savings schedules, and allows new members and representatives to enroll online. It also allows representatives to access support and training files and to view their genealogy and commission information through a password-protected area.

COMPETITION

          The medical savings industry is rapidly evolving and competition for members is becoming increasingly intense. Competitors vary in size and in scope and breadth of the products and services they offer. We offer membership programs that provide products and services similar to or directly in competition with products and services offered by PPOs, HMOs, healthcare membership programs, retail pharmacies, mail order prescription companies, and other ancillary healthcare insurance organizations. Competition for new representatives is also intense, as these individuals have a variety of products that they can choose to market, whether competing with us in the healthcare market or not.

          We believe that success in the health savings industry is dependent upon the ability of companies to:

     o identify retail markets and outlets, unions and associations, and consumers that may benefit from health membership programs;

     o maintain contracts with reputable preferred provider organization networks that offer substantial healthcare savings;

     o    identify, develop and market unique membership healthcare programs;

     o    develop and implement effective marketing campaigns;

     o provide programs comparable or superior to those of competitors at competitive prices;

     o    enhance the quality and breadth of the membership programs offered;

     o maintain and improve the quality and extent of customer service offered to providers and members;

     o offer substantial savings on the major-medical costs such as hospital and surgical costs;

     o combine the programs with affordable insurance plans that have high deductibles or set pre-defined payment for hospitalization;

     o adapt quickly to evolving industry trends or changing market requirements;

     o satisfy investigations on the part of state attorney generals, insurance commissioners and other regulatory bodies; and

     o hire and retain marketing and distribution partners and finance promotions for the recruiting of new members.

          Our principal competitors include Best Benefits, Care Entree, Family Care, People's Benefit Services, AmeriPlan, Full Access Medical and New Benefits, Inc. People's Benefit Services, AmeriPlan and New Benefits focus generally on the provision of retail and mail order pharmacy services and vision and dental care, and thus compete with only a portion of our CARExpress membership programs. Best Benefits, Care Entree, Family Care and Full Access Medical provide a broader range of products and services including hospital, physician, 24-hour nurseline, chiropractic and nursing home care, and thus compete with our full range of CARExpress membership programs. Our principal competitors generally offer their discount health membership programs at a monthly or annual fee that is equal to or greater than the monthly fees that we charge for comparable CARExpress membership programs, and offer cancellation privileges, refund guarantees, and "trial" periods of free or discounted memberships similar in nature and amount to those that we offer.

          We also face current and potential competition from insurance carriers, third-party administrators, retail pharmacies, financial institutions, federal and state governments, PPOs, HMOs and other healthcare networks. In addition, a number of companies offer medical discount programs that are localized geographically, or specialized in certain service categories such as dental, chiropractic, or pharmacy only. Recently, several of the major drug manufacturers have begun, or announced plans to begin, offering prescription discount cards applicable to their own drug brands only.

          Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing, administrative and other resources than we do. They may have significantly greater name recognition, established marketing relationships and access to a larger installed base of customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to design customized products to better address customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse affect on our business, financial condition and results of operations.

REGULATORY AND LEGISLATIVE ISSUES

          We are subject to a variety of laws and regulations applicable to companies engaged in the healthcare industry. Because the nature of our services is relatively new and the health savings industry is rapidly evolving, we may not be able to accurately predict which regulations will be applied to our business and we may become subject to new or amended regulations.

          Insurance Regulations. The sale of our CARExpress membership programs is subject to federal, state and local regulation, including the prohibition of business corporations from providing medical care, the fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting, and regulations applicable to insurance companies and organizations that provide healthcare services. Our CARExpress membership programs are not insurance programs and we are not subject to regulation as an insurance company or as a seller of insurance in connection with the sale of our CARExpress membership programs. However, a few states, such as Florida, Illinois and Kansas, currently regulate or restrict companies offering discount health savings programs by requiring such companies to obtain a license or register with them prior to offering such programs there. Compliance with such regulations or legislation could have a material adverse affect on our operations and financial condition.

          Occasionally, we receive inquires from insurance commissioners in various states that require us to supply information about our CARExpress membership programs to the insurance commissioner or other state regulatory agency. To date, these agencies have concurred with our view that these programs are not a form of insurance and are being sold in a proper manner. We can provide no assurance that this situation will not change in the future, or that an insurance commissioner will not successfully challenge our ability to offer our CARExpress membership programs without compliance with state insurance regulations. Furthermore, states may adopt regulations or enact legislation that may affect the manner by which we sell our CARExpress membership programs or restrict or prohibit the sale of our CARExpress membership programs. If we do not comply with the regulations or legislation of these states, we may be prevented from selling our programs in these states or may be subject to fines and penalties that could have a material adverse affect on our operations and financial condition.

          We intend to sell our CARExpress membership programs in combination with various types of insurance products, such as catastrophic health insurance and limited benefit programs, through insurance brokers and National Health Brokerage Group, our wholly-owned subsidiary. The sale of insurance products and licensing of insurance brokers and agents are subject to regulation and supervision predominantly by state authorities. While the scope of regulation and form of supervision may vary from state to state, insurance laws relating to the sale of insurance products and licensing of insurance brokers and agents are often complex and generally grant broad discretion to supervisory authorities in adopting regulations. States have broad powers over the granting, renewing and revoking of licenses and approvals, marketing activities and the receipt of commissions. While we have obtained insurance licenses for National Health Brokerage Group in some states, we have not yet engaged in the sale of our CARExpress membership programs in combination with insurance products. In the event we decide to sell these combined products in the future, we will need to comply with the insurance brokerage laws and regulations of each state in which we wish to sell the combined products. If we do not comply with the rules and regulations of any of these states, the regulatory authorities of the applicable state may revoke our license to sell combined products in that state and may subject us to fines and penalties.

          Our failure to comply with current, as well as newly enacted or adopted, federal and state regulations could have a material adverse effect upon our business, financial condition and results of operations in addition to the following:

     o non-compliance may cause us to become the subject of a variety of enforcement or private actions;

     o compliance with changes in applicable regulations could materially increase the associated operating costs;

     o non-compliance with any rules and regulations enforced by a federal or state consumer protection authority may subject us or our management personnel to fines or various forms of civil or criminal prosecution; and

     o non-compliance or alleged non-compliance may result in negative publicity potentially damaging our reputation, network relationships, client relationships and the relationship with program members, representatives and consumers in general.

          Product Claims and Advertising Laws. The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters. The Federal Trade Commission may institute enforcement actions against companies for false and misleading advertising of consumer products. In addition, the Federal Trade Commission has increased its scrutiny of the use of testimonials, similar to those used by us and our marketing representatives. We have not been the target of Federal Trade Commission enforcement action since entering the health savings industry in 2001. We can provide no assurance, however, that:

     o the Federal Trade Commission will not question our advertising or other operations in the future;

     o a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations; or

     o future Federal Trade Commission regulations or decisions will not restrict the permissible scope of such claims.

          We are also subject to the risk of claims by marketing representatives and their customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices. These agencies may take action on their own initiative against us for alleged advertising or product claim violations, or on a referral from marketing representatives, customers or others. Remedies sought in these actions may include consent decrees and the refund of amounts paid by the complaining marketing representatives or consumer, refunds to an entire class of marketing representatives or customers, client refunds, or other damages, as well as changes in our method of doing business. A complaint based on the practice of one marketing representative, whether or not we authorized the practice, could result in an order affecting some or all of our marketing representatives in a particular state. Also, an order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from these complaints could result in significant defense costs, settlement payments or judgments and could have a material adverse effect on us.

          Marketing Laws and Regulations. While we do not employ any network marketing personnel and do not intend to employ any such personnel in the future, we utilize the services of marketing companies to market our CARExpress membership programs to the public. The marketing activities of the marketing companies that we utilize, including the manner by which such marketing companies recruit additional marketing representatives to market our CARExpress membership programs and the number of levels of marketing representatives through which the marketing representative recruitment process extends, may be subject to scrutiny by various state and federal governmental regulatory agencies to ensure compliance with securities, franchise investment, business opportunity, marketing and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that advancement within a network marketing organization is based on sales of the organization's products rather than investment in the organization or other non-sales related criteria. For instance, some of these regulations place limits on the extent to which marketing representatives may receive commissions on sales of products or services generated by marketing representatives that were not directly recruited by the marketing representative. The compensation structure of these selling organizations is very complex, and compliance with all of the applicable laws is uncertain in light of evolving interpretation of existing laws and the enactment of new laws and regulations pertaining to this type of product distribution. We are not aware of any legal actions pending or threatened by any governmental authority against us regarding the legality of the network marketing operations of the marketing representatives that we utilize.

          Health Insurance Portability and Accountability Act. In December 2000, The Department of Health and Human Services issued final privacy regulations pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") that became effective in April 2003. HIPAA and the applicable regulations impose extensive restrictions on the use and disclosure of individually identifiable health information by certain entities. Also as part of HIPAA, the Department of Health and Human Services has issued final regulations standardizing electronic transactions between health plans, providers and clearinghouses. Health plans, providers and clearinghouses are required to conform their electronic and data processing systems with HIPAA's electronic transaction requirements. We believe that we are not currently required to comply with HIPAA since our CARExpress membership programs are not insurance. In the event we obtain the necessary insurance licenses for National Health Brokerage Group and decide to sell CARExpress membership programs in combination with insurance products, we may in the future be required to comply with HIPAA. In the event we do become subject to HIPAA, we will be subject to HIPAA's extensive restrictions on the use and disclosure of individually identifiable health information by certain entities. This may subject us to increased costs of compliance which may have a negative impact on our business and operations. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal penalties and civil sanctions.

          Franchise Laws and Regulations. The Federal Trade Commission, as well as the securities regulators in states that have franchise laws, may assert that our relationships with marketing representatives are subject to the registration, disclosure and reporting requirements applicable to franchises. Although we structure our marketing relationships so as to avoid application of franchise laws, we may from time to time have to expend resources in refuting such franchise law claims, and if we are found to be in violation may have to pay civil penalties, be enjoined from doing business in the jurisdiction, or expend funds to bring our operations into compliance with those laws.

INTELLECTUAL PROPERTY RIGHTS

          Our intellectual property rights are important to our business. We rely upon confidentiality procedures and contractual provisions to protect our business, proprietary technology and CARExpress brand. Our general policy is to enter into confidentiality agreements with our employees and consultants, and nondisclosure agreements with all other parties to whom we disclose confidential information. We do not have any trademark registrations for our CARExpress brand or patents relating to our proprietary technologies. We have applied for trademark registration for our CARExpress brand and may apply for legal protection for certain of our other intellectual property in the future. However, we can provide no assurance that we will receive such legal protection or that, if received, such legal protection will be adequate to protect our intellectual property rights.

EMPLOYEES

          As of December 11, 2006, we had 17 employees. Of this number, 14 were full-time employees, comprised of our management and full-time customer service personnel, and three were part-time employees. We utilize the services of approximately 20 consultants and advisors as well as after-hours call center representatives and temporary customer service representatives. We do not employ the individuals working for our after-hours call center or the temporary customer service representatives. None of our employees are represented by a labor union, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

PROPERTIES

          Our corporate headquarters and principal offices are located at 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044, where we lease approximately 7,100 square feet of space for a monthly rent payment of approximately $13,000. This lease expires on May 30, 2007. We believe that our office space is adequate to support our current operations and that adequate additional space is available to support projected growth in our operations over the next 12 months.

LEGAL PROCEEDINGS

          We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

          The following chart sets forth certain information about each of our directors and executive officers.

Name                   Age                      Positions Held
----                   ---                      --------------
David M. Daniels        49   Chairman, Chief Executive Officer and President
Alex Soufflas           32   Chief Financial Officer, Executive Vice President
                             and Secretary
David A. Taylor         49   Senior Vice President - National Sales
Patricia S. Bathurst    52   Vice President - Marketing

          The following is a brief summary of the business experience of each of the above-named individuals:

          David M. Daniels has served as our Chief Executive Officer and a member of our board of directors since February 2004, and has served as our President since February 2005. From 1998 to February 2004, Mr. Daniels provided financing and management consulting services to several companies operating in the manufacturing, technology and services industries, including Market Pathways Financial Relations, Inc., a financial consulting firm, from April 2000 until February 2004, The Research Works, Inc., an equity research firm, from April 2001 until December 2003, and XRAYMEDIA, Inc., an advertising agency, from September 2001 until February 2004. Mr. Daniels served as the Chief Financial Officer of North American Technologies Group, Inc., a research and development company, from 1994 to 1995, and served as the President and Chief Operating Officer from 1995 to 1998. Mr. Daniels founded Industrial Pipe Fittings, Inc., a manufacturer of industrial fittings for the high density polyethylene market, in 1994 and served as the Chairman, President and Chief Executive Officer until 1998. Prior to 1994, Mr. Daniels served in several capacities with Morgan Stanley Dean Witter, achieving the position of First Vice President of the company in 1986. Mr. Daniels is a graduate of the Georgia Military Academy and the University of Houston, where he received a B.A. in finance.

          Alex Soufflas has served as our Chief Financial Officer and Secretary since February 2006 and has served as our Executive Vice President since August 2005. Mr. Soufflas served as our General Counsel from August 2005 until February 2006. From May 2004 to August 2005, Mr. Soufflas was an attorney at Duane Morris LLP, a national law firm, where he specialized in public and private securities offerings, mergers & acquisitions, contracts and corporate counseling. Prior to that, Mr. Soufflas specialized in general corporate law as an attorney at Spector Gadon & Rosen, P.C., a Philadelphia-based law firm, from April 2003 to May 2004, and at Sullivan & Worcester, LLP, a Boston-based law firm, from September 2000 to October 2002. Mr. Soufflas received a B.S. in accounting from Purdue University and a juris doctor from Boston College Law School.

          David A. Taylor has served as our Senior Vice President - National Sales since February 2006 and served as our Vice President - Sales from August 2005 to February 2006. From March 2005 to August 2005, Mr. Taylor was a partner and served as the Chief Financial Officer and Senior Vice President of Trident Marketing International, Inc., a customer interaction solutions company, and from April 1998 to March 2005, Mr. Taylor served as the Vice President - Sales Operations and Systems for Z-Tel Communications, Inc., a communications service provider. Prior to that, Mr. Taylor served in various capacities for Delta Air Lines, Inc., an international airline, serving as a financial planner from 1991 to 1992, Controller - Corporate Services from 1992 to 1994, General Manager - Marketing Services from 1994 to 1995, and Director - Purchasing, Contract Services and Sales from 1995 to April 1998. Mr. Taylor received a B.A. in business administration from Oswego State University and an MBA from Dowling College.

          Patricia S. Bathurst has served as our Vice President - Marketing since March 2001. From 1989 to 2000, Ms. Bathurst served as the Vice President of Marketing for National Health and Safety Corporation, where she was responsible for all of the marketing, advertising and promotional functions for the company. From 1985 to 1989, Ms. Bathurst served as the Director of Marketing for Horizon Healthcare Group, Inc., a provider of healthcare services utilizing national provider networks that she co-founded in 1985. Prior to 1985, Ms. Bathurst served as the Director of Administration and Customer Service for Phoenix International Corporation, a provider of healthcare services utilizing national provider networks. Ms. Bathurst is a graduate of Temple University with a B.A. in business administration.

BOARD OF DIRECTORS

          David M. Daniels, our Chief Executive Officer and President, is the sole member of our board of directors. Mr. Daniels will serve until the next annual meeting of shareholders or until his successor is duly elected and qualified. Officers are elected annually by our board of directors and serve at the discretion of our board of directors. We do not currently have any committees of our board of directors.

DIRECTORS COMPENSATION

          We provide our non-employee directors with a standard compensation package for serving as a member of our board of directors. Non-employee directors receive an option to acquire 350,000 shares of our common stock, and $1,000 plus reasonable travel expenses for attendance in person at any meetings of the board of directors for which attendance in person was specifically requested by the chairman of the board of directors. We do not provide any compensation to our employee directors.

                             EXECUTIVE COMPENSATION

          The following table provides certain summary information concerning compensation earned by the executive officers named below during the fiscal years ended December 31, 2005, 2004 and 2003.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                       Long-Term Compensation
                                       ---------------------------------------   -----------------------------------------
                                                                                          Awards                Payouts
                                                                                 ------------------------   --------------
                                                                     Other
                                                                    Annual       Restricted   Securities       All Other
                              Fiscal                                Compen-         Stock     Underlying        Compen-
Name and Principal Position    Year    Salary ($)   Bonus ($)    sation ($)(5)   Awards ($)   Options (#)    sation ($)(6)
---------------------------   ------   ----------   ---------   --------------   ----------   -----------   --------------
David M. Daniels (1)           2005      235,241         -0-           -0-           -0-       2,500,000        34,067
President and                  2004      148,000      12,000         1,748       874,125(7)          -0-           -0-
Chief Executive Officer

Alex Soufflas (2)              2005       59,400         -0-           -0-           -0-       1,000,000           -0-
Chief Financial Officer,
Executive Vice President
and Secretary

David A. Taylor (3)            2005       49,500         -0-           -0-        11,000(8)    1,000,000           -0-
Senior Vice President -
National Sales

Patricia S. Bathurst           2005      134,500         -0-           -0-           -0-       1,000,000           -0-
Vice President -- Marketing    2004       88,000         -0-        10,000        43,040(9)          -0-           -0-
                               2003          -0-         -0-        60,000           -0-             -0-           -0-

Roger H. Folts (4)             2005      160,900         -0-           -0-         1,000(10)   1,000,000           -0-
Former Chief Financial         2004      113,500         -0-         7,270        18,120(11)         -0-           -0-
Officer and Secretary          2003          -0-         -0-        13,685           -0-             -0-           -0-

(1) Mr. Daniels was appointed our Chief Executive Officer on February 17, 2004 and our President on February 13, 2005.

(2) Mr. Soufflas was appointed our Chief Financial Officer and Secretary on February 15, 2006 and, in connection therewith, resigned as our General Counsel. Mr. Soufflas was appointed our Executive Vice President on August 15, 2005.

(3) Mr. Taylor was appointed our Senior Vice President - National Sales on February 15, 2006 and, in connection therewith, resigned as our Vice President - Sales.

(4) Mr. Folts resigned as our Chief Financial Officer and Secretary on February 8, 2006.

(5) Consists of non-salary cash consulting fees that we paid to the applicable executive officers prior to our implementation of salaries for them in March 2004.

(6) Consists of the dollar value of insurance premiums that we paid with respect to term life insurance for the benefit of the applicable executive officer as well as amounts reimbursed to the applicable executive officer for the payment of taxes thereon.

(7) Represents 1,748,250 shares of common stock at an ascribed value of $.40 per share.

(8) Represents 27,500 shares of common stock at an ascribed value of $.40 per share.

(9) Represents 107,600 shares of common stock at an ascribed value of $.40 per share.

(10) Represents 2,500 shares of common stock at an ascribed value of $.40 per share.

(11) Represents 45,300 shares of common stock at an ascribed value of $.40 per share.

          We are a party to employment agreements with each of David M. Daniels, Alex Soufflas, David A. Taylor and Patricia M. Bathurst. Under these agreements, we are currently paying Messrs. Daniels, Soufflas and Taylor and Ms. Bathurst an annualized base salary of $348,000, $264,000, $162,000 and $145,200, respectively. We have issued stock options to Messrs. Daniels, Soufflas and Taylor and Ms. Bathurst to acquire 2,750,000, 1,150,000, 1,000,000 and 1,050,000 shares of our common stock, respectively. In addition, we have issued restricted stock awards to each of Messrs. Daniels, Soufflas and Taylor and Ms. Bathurst with respect to 450,000, 300,000, 375,000 and 225,000 shares of our common stock, respectively. A summary of these employment agreements and securities is provided under "Executive Compensation - Employment Contracts and Arrangements."

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

          The following table sets forth, for each named executive officer, information regarding options granted to the officers during our fiscal year ended December 31, 2005. We have not granted any stock appreciation rights to any of our named executive officers.

                                      Percent of
                                         Total
                        Number of       Options
                       Securities     Granted to    Exercise
                       Underlying    Employees in    or Base
                         Options        Fiscal        Price
Name                   Granted (#)       Year       ($ / Sh)   Expiration Date
--------------------   -----------   ------------   --------   ---------------
David M. Daniels        2,500,000        32.8%        0.40      May 12, 2015
Patricia S. Bathurst    1,000,000        13.1%        0.40      May 12, 2015
Roger H. Folts          1,000,000        13.1%        0.40      May 12, 2015
Alex Soufflas           1,000,000        13.1%        0.40     August 14, 2015
David A. Taylor         1,000,000        13.1%        0.40     August 14, 2015

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

          The following table sets forth, for each named executive officer, information regarding the number and value of stock options held by the officers at December 31, 2005, each on an aggregated basis. We have not issued any stock appreciation rights to any of our named executive officers. No stock options were exercised by any of our executive officers during our fiscal year ended December 31, 2005.

                            Number Of        Value Of Unexercised In-
                       Unexercised Options     The-Money Options At
                       At Fiscal Year-End         Fiscal Year-End
                          Exercisable/             Exercisable/
Name                    Unexercisable (#)      Unexercisable ($) (1)
--------------------   -------------------   ------------------------
David M. Daniels       625,000 / 1,875,000      687,500 / 2,062,500
Patricia S. Bathurst     250,000 / 750,000        275,000 / 825,000
Roger H. Folts           250,000 / 750,000        275,000 / 825,000
Alex Soufflas              -0- / 1,000,000          -0- / 1,100,000
David A. Taylor            -0- / 1,000,000          -0- / 1,100,000

----------
*    Not applicable.

(1) Based on the original fixed offering price of $1.50 per share that we utilized for our initial public offering on Form SB-2, Registration No. 333-126315, declared effective by the SEC on January 27, 2006.

            LONG-TERM INCENTIVE PLANS AND AWARDS IN LAST FISCAL YEAR

          We did not make any awards under long-term incentive plans to any of our named executive officers during the fiscal year ended December 31, 2005.

                      EMPLOYMENT CONTRACTS AND ARRANGEMENTS

          We are a party to employment agreements with David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor. A summary of the material terms of these employment agreements and the stock options and restricted stock awards granted to each of these executive officers is provided below.

David M. Daniels

          On May 13, 2005, we entered into an employment agreement with David M. Daniels to serve as our Chief Executive Officer effective February 1, 2005. The agreement is for an initial term of five years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Daniels is entitled to an annual base salary of $231,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. Pursuant to the agreement, Mr. Daniels received an option to acquire 2,500,000 shares of our common stock. On March 28, 2006, we granted Mr. Daniels a restricted stock award with respect to 450,000 shares of our common stock and on December 12, 2006, we granted Mr. Daniels an option to acquire 250,000 shares of our common stock.

Alex Soufflas

          On March 29, 2006, we entered into an employment agreement with Alex Soufflas to serve as our Chief Financial Officer and Executive Vice President effective February 1, 2005. The agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Soufflas is entitled to an annual base salary of $210,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. On August 15, 2005, we granted Mr. Soufflas an option to acquire 1,000,000 shares of our common stock, on March 28, 2006 we granted Mr. Soufflas a restricted stock award with respect to 300,000 shares of our common stock, and on December 12, 2006, we granted Mr. Soufflas an option to acquire 150,000 shares of our common stock

David A. Taylor

          On March 29, 2006, we entered into an employment agreement with David
A. Taylor to serve as our Senior Vice President - National Sales effective February 1, 2005. The agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Taylor is entitled to an annual base salary of $162,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. On August 15, 2005, we granted Mr. Taylor an option to acquire 1,000,000 shares of our common stock and March 28, 2006, we granted Mr. Taylor a restricted stock award with respect to 375,000 shares of our common stock.

Patricia S. Bathurst

          On May 13, 2005, we entered into an employment agreement with Patricia
S. Bathurst to serve as our Vice President - Marketing effective February 1, 2005. The agreement is for an initial term of five years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Ms. Bathurst is entitled to an annual base salary of $132,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. Pursuant to the agreement, Ms. Bathurst received an option to acquire 1,000,000 shares of our common stock. On March 28, 2006, we granted Ms. Bathurst a restricted stock award with respect to 225,000 shares of our common stock and on December 12, 2006, we granted Ms. Bathurst an option to acquire 50,000 shares of our common stock.

          The employment agreements with Mr. Daniels and Ms. Bathurst provide that if we terminate the employment of the applicable executive officer without "cause" or the officer terminates his or her employment with us for "good reason," as such terms are defined in the agreements, the officer is immediately entitled to two years' annual base salary, the full annual base salary to which the officer would otherwise have been entitled during the remainder of the initial term, and all other compensation and benefits to which the officer would have been entitled had the officer been employed by us for the remainder of the initial term. "Good reason" includes a "change in control," which includes: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities; (ii) a change in the majority of our board of directors that was not approved by at least 50% of our board of directors; (iii) the completion of a reorganization, merger or consolidation of us, or the sale or other disposition of at least 80% of our assets; or (iv) approval by our stockholders of a liquidation or dissolution of us.

          The employment agreements with Messrs. Soufflas and Taylor provide that if we terminate the employment of the applicable executive officer without "cause" or the officer terminates his or her employment with us for "good reason," as such terms are defined in the agreements, the officer is entitled to receive an amount equal to the annual base salary such officer was receiving on the date of termination to be paid over a period of 12 months. "Good reason" includes a "change in control," which includes: (i) the acquisition by any person of 50% or more of the combined voting power of our outstanding securities; (ii) a change in the majority of our board of directors that was not approved by at least 50% of our board of directors; (iii) the completion of a reorganization, merger or consolidation of us, or the sale or other disposition of all or substantially all of our assets; or (iv) approval by our stockholders of a liquidation or dissolution of us.

          The options we granted to Mr. Daniels and Ms. Bathurst in 2005 are for a term of 10 years, have an exercise price of $.40 per share, and vest in four equal installments commencing on the date of grant and continuing on February 1st of each of the following three years. In the event the employment of the applicable executive officer is terminated for any reason other than for "cause," as such term is defined in the employment agreements, the officer's option vests in full immediately and may be exercised at any time prior to the expiration date of the option. In the event we terminate the employment of the applicable executive officer without "cause" or the officer terminates his or her employment with us for "good reason" (including a "change in control"), as such terms are defined in the employment agreements, we are required to use our best efforts to prepare and file a registration statement with the SEC within 180 days of the date of termination to register the public resale of the shares underlying the officer's option. In the event the employment of the applicable executive officer is terminated for "cause," the option terminates immediately. On December 12, 2006, we accelerated the vesting schedule of the options so that they vested in full on that date.

          The options granted to Mr. Soufflas and Mr. Taylor in 2005 are for a term of 10 years, have an exercise price of $.40 per share, and vest in four equal annual installments commencing on February 1, 2006. In the event the employment of the applicable executive officer is terminated for any reason other than for "cause," as such term is defined in the option, the officer's option may be exercised to the extent exercisable on the date of such termination of employment until the earlier of the date that is 90 days after the date of such termination of employment or the expiration date of the option. In the event the employment of the applicable executive officer is terminated for "cause," the option terminates immediately. On December 12, 2006, we accelerated the vesting schedule of the options so that they vested in full on that date.

          The options granted to Messrs. Daniels and Soufflas and Ms. Bathurst in 2006 are for a term of 10 years, have an exercise price of $.88 per share, and were vested in full on the date of grant. In the event the employment of the applicable executive officer is terminated for any reason other than for "cause," as such term is defined in the option, the officer's option may be exercised to the extent exercisable on the date of such termination of employment until the earlier of the date that is 90 days after the date of such termination of employment (one year in the case of termination due to retirement or disability) or the expiration date of the option. In the event the employment of the applicable executive officer is terminated for "cause," the option terminates immediately.

          The restricted stock awards that we granted to Messrs. Daniels, Soufflas and Taylor and Ms. Bathurst in 2006 vest in three equal annual installments commencing on the date of grant. In the event we terminate the employment of the applicable executive officer without "cause" or the officer terminates his or her employment with us for "good reason," as such terms are defined in such officer's respective employment agreement, the officer's restricted stock award vests in full immediately. "Good reason" includes a "change in control," which includes: (i) the acquisition by any person of 50% or more of the combined voting power of our outstanding securities; (ii) a change in the majority of our board of directors that was not approved by at least 50% of our board of directors; (iii) the completion of a reorganization, merger or consolidation of us, or the sale or other disposition of all or substantially all of our assets; or (iv) approval by our stockholders of a liquidation or dissolution of us. In the event the employment of the applicable executive officer is terminated for "cause," any shares of common stock that have not vested as of the date of termination are forfeited to us and cancelled.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of December 11, 2006, information with respect to the securities holdings of all persons that we have reason to believe, pursuant to filings with the SEC, may be deemed the beneficial owner of more than 5% of our outstanding common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all executive officers and directors, individually and as a group.

          The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, includes all shares of our common stock that may be acquired by such beneficial owners within 60 days of December 11, 2006 upon the exercise or conversion of any options, warrants or other convertible securities. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all common stock beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below, and has an address of 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044.

                                        Amount and Nature
                                          of Beneficial      Percentage
Name and Address of Beneficial Owner      Ownership (1)     of Class (1)
-------------------------------------   -----------------   ------------
David M. Daniels                           4,198,050(2)         12.9%
Patricia S. Bathurst                       1,382,600(3)          4.2%
Alex Soufflas                              1,450,000(4)          4.4%
David A. Taylor                            1,402,500(5)          4.3%
Roger H. Folts                             1,050,000(6)          3.2%
Ronald F. Westman                          5,313,000(7)         16.3%
Jesus Lozano                               1,650,000(8)          5.1%
All officers and directors as a group
   (5 persons)                             9,483,150(9)         29.0%

----------
*    Less than 1%.

(1) This table has been prepared based on 32,666,231 shares of our common stock outstanding on December 11, 2006.

(2) Includes 2,500,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share, 250,000 shares issuable upon the exercise of options that have an exercise price of $.88 per share and 450,000 shares underlying restricted stock awards.

(3) Includes 1,000,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share, 50,000 shares issuable upon the exercise of options that have an exercise price of $.88 per share and 225,000 shares underlying restricted stock awards.

(4) Includes 1,000,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share, 150,000 shares issuable upon the exercise of options that have an exercise price of $.88 per share and 300,000 shares underlying restricted stock awards.

(5) Includes 1,000,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share and 375,000 shares underlying restricted stock awards.

(6) Includes 1,000,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share.

(7) Includes 100,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share, 1,860,000 shares issuable upon the exercise of warrants that have an exercise price of $.60 per share, and 1,860,000 shares issuable upon the exercise of warrants that have an exercise price of $.80 per share.

(8) Includes 550,000 shares issuable upon the exercise of warrants that have an exercise price of $.60 per share and 550,000 shares issuable upon the exercise of warrants that have an exercise price of $.80 per share.

(9) Includes 7,000,000 shares issuable upon the exercise of options that have an exercise price of $.40 per share, 450,000 shares issuable upon the exercise of options that have an exercise price of $.88 per share and 1,350,000 shares underlying restricted stock awards.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In April 2005, we issued 1,800,000 shares of our common stock, Class A warrants to acquire 1,800,000 shares of our common stock, and Class B warrants to acquire 1,800,000 shares of our common stock to Ronald F. Westman for aggregate consideration consisting of 2,740,000 shares of common stock of Infinium Labs, Inc., a Delaware corporation, that Mr. Westman owned and that were then valued at $720,000. Under the terms of the agreement, in the event we obtained less than $720,000 from the sale of the Infinium Labs shares, Mr. Westman was required to pay the difference to us in cash or additional shares of Infinium Labs common stock. We completed the sale of the last of our shares of common stock of Infinium Labs on September 7, 2005, resulting in aggregate gross proceeds from the sale of all 2,740,000 shares of $320,506. Mr. Westman paid the remaining funds to us in cash on September 16, 2005. Mr. Westman beneficially owns approximately 16.3% of our common stock and served as a member of our board of directors from June 29, 2005 to September 26, 2005. We sold the shares of our common stock and warrants to Mr. Westman at a price per share of $.40, which is the same price we received for shares of our common stock sold in the private offerings we conducted immediately prior to and after the date of the transaction with Mr. Westman.

          In June 2005, we entered into a lease for additional office space in the Centerpointe Office Building located at 2033 Main Street, Suite 501, Sarasota, Florida 34237. The lease is for approximately 4,000 square feet of space for a monthly rent payment of approximately $7,500, commenced on July 1, 2005 and expires on July 1, 2010. Centerpointe Office Building is owned by Centerpointe Property, LLC. Ronald F. Westman owns all of the outstanding membership interests in Centerpointe Property, LLC jointly with his wife, beneficially owns approximately 16.3% of our common stock, and served as a member of our board of directors from June 29, 2005 to September 26, 2005. The rent per square foot that we pay for this office space is the same price per square foot that the other tenants in the building pay for office space in this building.

          On February 8, 2006, Roger H. Folts resigned as our Chief Financial Officer and Secretary. Concurrently therewith, we entered into a termination and mutual release with Mr. Folts effective February 1, 2006 pursuant to which his employment agreement was terminated effective February 1, 2006, and we and Mr. Folts agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the employment agreement or Mr. Folts' employment with or separation from us. We also entered into a consulting agreement with Mr. Folts on February 8, 2006 pursuant to which Mr. Folts agreed to provide accounting and related services to us on a full-time basis until June 30, 2006 and thereafter on a part-time basis until February 1, 2009, and in exchange for which we agreed to issue him 300,000 shares of our common stock and continue paying him the salary he was receiving under his employment agreement until March 31, 2006.

          On April 1, 2006, we terminated the lease for our facility in Sarasota, Florida. Under the termination and release agreement: (i) the Commercial Office Lease dated June 13, 2005 between us and Centerpointe Property, LLC was terminated effective April 1, 2006; (ii) we issued 10,000 shares of our common stock to Centerpointe Property, LLC in full payment of all rent and other expenses that were due and payable under the lease on April 1, 2006; and (iii) both parties agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the lease. We did not incur any material early termination penalties in connection with the termination of the lease. Ronald F. Westman owns all of the outstanding membership interests in Centerpointe Property, LLC jointly with his wife, beneficially owns approximately 16.3% of our common stock, and served as a member of our board of directors from June 29, 2005 to September 26, 2005.

          We have entered into employment agreements with each of David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor and have issued stock options and restricted stock awards to each of them. A description of the employment agreements, stock options and restricted stock awards is set forth under "Executive Compensation -- Employment Contracts and Arrangements" of this prospectus.

                            DESCRIPTION OF SECURITIES

          The following summary of our capital stock, our articles of incorporation, our bylaws and the Indiana Business Corporation Law ("IBCL") is intended as a summary only and is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the IBCL.

COMMON STOCK

          We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 32,666,231 shares are currently outstanding. Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and are not entitled to cumulative voting rights. Our shares of our common stock do not carry any preemptive, conversion or subscription rights, and there are no sinking fund or redemption provisions applicable to the shares of our common stock. Holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions, subject to dividend or distribution preferences that may be applicable to any then outstanding shares of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in the assets legally available for distribution to stockholders after payment of all debts and other liabilities and satisfaction of the liquidation preference, if any, granted to the holders of any preferred stock then outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION, OUR BYLAWS AND THE IBCL

          The following provisions of our articles of incorporation, our bylaws and the IBCL may discourage takeover attempts of us that may be considered by some stockholders to be in their best interest. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. Such effect could cause the market price of our common stock to decrease or could cause temporary fluctuations in the market price of our common stock that otherwise would not have resulted from actual or rumored takeover attempts.

Special Meetings of Shareholders

          Our bylaws and the provisions of the IBCL provide that special meetings of our shareholders may be called only by our Chief Executive Officer or a majority of our directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits stockholder election of directors to annual meetings of our stockholders.

Director Vacancies

          Our bylaws provide that any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the board of directors or, if less than a quorum, by the vote of our remaining directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits stockholder election of directors to annual and special meetings of the stockholders.

Amendments to Our Bylaws

          Our bylaws provide that they may be amended only by the vote of a majority of our board of directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision makes it more difficult for stockholders to amend the provisions in our bylaws relating to special meetings of shareholders and director vacancies.

No Cumulative Voting

          Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. The absence of cumulative voting rights may limit the ability of minority stockholders to effect changes to our board of directors and delay or prevent a change in control or change in management of us.

MARKET INFORMATION

          Our common stock commenced trading on the OTC Bulletin Board under the symbol "NHPR" on March 30, 2006. The following table sets forth the range of high and low bid prices for shares of our common stock on the OTC Bulletin Board for the periods indicated, as reported by Nasdaq. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

          Fiscal Year Ending December 31, 2006    High    Low
          ------------------------------------   -----   -----
          Quarter ended March 31, 2006           $0.85   $0.40
          Quarter ended June 30, 2006            $2.15   $0.65
          Quarter ended September 30, 2006       $1.61   $0.52

          The last price of the Company's common stock as reported on the OTC Bulletin Board on December 11, 2006, was $0.85 per share.

HOLDERS

          As of December 11, 2006, the number of stockholders of record of our common stock was 138.

DIVIDENDS

          We have not paid any cash dividends on our common stock to date, nor do we intend to pay any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the operation and development of our business.

TRANSFER AGENT

          The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117.

                                  THE OFFERING

          This prospectus covers the public sale of 6,372,500 shares of common stock to be sold by the selling security holders identified in this prospectus. This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock.

          The selling shareholders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

          Set forth below is a description of the shares of our common stock being registered for resale hereby.

August 2006 Offering of Common Stock and Warrants

          In August 2006, we completed a private offering of 1,705,000 shares of common stock, Class A warrants to acquire 1,705,000 shares of common stock, and Class B warrants to acquire 1,705,000 shares of common stock for aggregate cash consideration of $1,364,000 (the "August 2006 Offering"). These securities were sold in units comprised of one share of common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.80 per unit. The Class A warrants were initially exercisable into one share of common stock at an exercise price of $.80 per share, were exercisable until August 31, 2006, and expired at the end of the exercise period. The Class B warrants were initially exercisable into one share of common stock at an exercise price of $1.00 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. We paid placement agent fees consisting of 248,000 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2006 to register 625,000 shares of common stock issued in the offering and all shares of common stock issued by us upon the exercise of the warrants. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

          This prospectus covers the public resale of 625,000 shares of common stock and 800,000 shares of common stock issued upon exercise of the Class B warrants.

September 2006 Issuance of Common Stock to Trident Marketing International, Inc.

          In September 2006, we issued 100,000 shares of common stock to Trident Marketing International, Inc. in exchange for sales and marketing services (the "Trident Offering"). We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2006 to register all of the shares of common stock. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

          This prospectus covers the public resale of 100,000 shares of common stock.

September 2006 Offering of Common Stock and Warrants

          In September 2006, we completed a private offering of 710,000 shares of common stock, Class A warrants to acquire 710,000 shares of our common stock, and Class B warrants to acquire 710,000 shares of our common stock for aggregate cash consideration of $355,000 (the "September 2006 Offering"). These securities were sold in units comprised of one share of common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.50 per unit. The Class A warrants were initially exercisable into one share of our common Stock at an exercise price of $0.50 per share, were exercisable until October 16, 2006, and expired at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. We paid finder fees consisting of 106,500 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2006 to register all shares of common stock issued in this offering and all shares of common stock issued by us upon the exercise of the warrants by November 30, 2006. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

          This prospectus covers the public resale of 816,500 shares of common stock, 710,000 shares of common stock issued upon the exercise of Class A warrants, and 60,000 shares of common stock issued upon the exercise of Class B warrants.

September 2006 Issuance of Common Stock and Warrants to Jerome Ziarko

          In September 2006, we issued 200,000 shares of common stock, Class A warrants to acquire 200,000 shares of our common stock, Class B warrants to acquire 200,000 shares of our common stock, and Class C warrants to acquire 200,000 shares of our common stock to an accredited investor for aggregate cash consideration of $100,000 (the "Ziarko Offering"). These securities were sold in units comprised of two shares of common stock, two Class A warrants, two Class B warrants and two Class C warrants. The units were sold at a purchase price of $1.00 per unit. The Class A warrants were initially exercisable into one share of our common stock at an exercise price of $0.50 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. The Class C warrants are initially exercisable into one share of our common stock at an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. We paid finder fees consisting of 15,000 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2006 to register all shares of common stock issued in this offering and all shares of common stock issued by us upon the exercise of the warrants by November 30, 2006. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

          This prospectus covers the public resale of 230,000 shares of common stock and 230,000 shares of common stock issued upon the exercise of Class A warrants.

October 2006 Offering of Common Stock and Warrants

          In October 2006, we completed a private offering of 510,000 shares of common stock, Class A warrants to acquire 510,000 shares of our common stock, Class B warrants to acquire 510,000 shares of our common stock, Class C warrants to acquire 510,000 shares of our common stock, and Class D warrants to acquire 510,000 shares of our common stock for aggregate cash consideration of $255,000 (the "October 2006 Stock Offering"). These securities were sold in units comprised of one share of common stock, one Class A warrant, one Class B warrant, one Class C warrant and one Class D warrant. The units were sold at a purchase price of $0.50 per unit. The Class A warrants were initially exercisable into one share of our common stock at an exercise price of $0.50 per share, were exercisable until October 16, 2006, and expired at the end of the exercise period. The Class B warrants were initially exercisable into one share of our common stock at an exercise price of $0.50 per share, were exercisable until November 30, 2006 and expired at the end of the exercise period. The Class C warrants are initially exercisable into one share of our common stock at an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. The Class D warrants are initially exercisable into one share of our common stock at an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. We paid finder fees consisting of 76,500 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2006 to register all shares of common stock issued in this offering and all shares of common stock issued by us upon the exercise of the warrants by November 30, 2006. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

          This prospectus covers the public resale of 586,500 shares of common stock, 350,000 shares of common stock issued upon the exercise of Class A warrants and 336,500 shares of common stock issued upon the exercise of Class B warrants.

October 2006 Offering of Warrants

          In October 2006, we completed a private offering of Class A warrants to acquire 1,500,000 shares of our common stock and Class B warrants to acquire 1,500,000 shares of our common stock for aggregate cash consideration of $3,000 (the "October 2006 Warrants Offering"). These securities were sold in units comprised of 50,000 Class A warrants and 50,000 Class B warrants. The units were sold at a purchase price of $100 per unit. The Class A warrants were initially exercisable into one share of our common Stock at an exercise price of $0.60 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. We paid finder fees consisting of 1.5 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2006 to register: (i) all shares of common stock issued by us upon the exercise of the warrants if the holder exercised all of its warrants in full by November 30, 2006, or (ii) 50% of the shares of common stock issued by us upon the exercise of the warrants if the holder did not exercise all of its warrants in full by November 30, 2006. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

          This prospectus covers the public resale of 1,128,000 shares of common stock issued upon the exercise of Class A warrants and 325,000 shares of common stock issued upon the exercise of Class B warrants.

Additional Shares Held by Private Investors

          Since January 1, 2004, we have issued shares of our common stock in various private offerings. This prospectus covers the public resale of 75,000 shares of common stock acquired by such persons.

                            SELLING SECURITY HOLDERS

          The selling security holders identified in the following table are offering for resale 6,372,500 shares of our common stock. All of the shares of common stock were previously issued to the selling security holders in private placement transactions. A description of these transactions is set forth above under "The Offering."

          The following table sets forth as of December 11, 2006:

          o The name of each selling security holder and any material relationship between us and such selling security holder based upon information currently available to us;

          o The number of shares owned beneficially by each selling security holder before the offering;

          o The percentage ownership of each selling security holder prior to the offering;

          o The number of shares offered hereunder by each selling security holder;

          o The number of shares owned beneficially by each selling security holder after the offering; and

          o The percentage ownership of each selling security holder after the offering.

          The information presented in this table has been calculated based on the assumption that all options and warrants will be exercised prior to completion of the offering, that all shares offered hereby will be sold, and that no other shares of our common stock will be acquired or disposed of by the selling security holder prior to the termination of this offering. The beneficial ownership set forth below has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, based on 32,666,231 shares of our common stock outstanding on December 11, 2006. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investments power with respect to their shares.

                                               Beneficial Ownership of                     Beneficial Ownership of
                                              Selling Security Holders                    Selling Security Holders
                                                Prior to the Offering                        After the Offering
                                              ------------------------                    ------------------------
                                                                            Number of
                                                                         Shares Offered
Name of Selling Security Holder                    Number    Percent         Hereby            Number   Percent
-------------------------------------------      ---------   -------     --------------       -------   -------
Gordon Cantley (1)                                 433,000    1.33%           100,000         333,000      *
Condor Management Consulting GmbH (2)              250,000      *             125,000         125,000      *
James Creed (3)                                    418,750    1.28%           200,000         218,750      *
Ben Giese (4)                                      696,750    2.13%           300,000         396,750    1.22%
Daniel W. Hill (5)                                  12,500      *              12,500             -0-      *
Jean L. Hill (6)                                    62,500      *              62,500             -0-      *
Jeffrey L. Hill (7)                                 12,500      *              12,500             -0-      *
Walter Hill (8)                                    237,500      *             137,500         100,000      *
Thomas Honigsberger (9)                          1,525,000    4.67%         1,225,000         300,000      *
Ramon Huber (10)                                   190,000      *              50,000         140,000      *
Lawrence Jellen (11)                               156,250      *              50,000         106,250      *
L&L Investments, Ltd. (12)                         185,000      *             120,000          65,000      *
Henry Tripler Larzelere, Jr. (13)                  301,250      *              60,000         241,250      *
Dennis Lastine (14)                                707,500    2.17%           250,000         457,500    1.40%
Rene Ortega, Jr. (15)                              807,500    2.47%           320,000         487,500    1.49%
Thogeva Privatstiftung (16)                      1,525,000    4.67%         1,225,000         300,000      *
Scott T. Rey (17)                                  130,000      *              65,000          65,000      *
William Ritger (18)                                950,000    2.90%           475,000         475,000    1.45%
Robert Sage (19)                                 1,290,000    3.95%           500,000         790,000    2.42%

                                               Beneficial Ownership of                     Beneficial Ownership of
                                              Selling Security Holders                    Selling Security Holders
                                                Prior to the Offering                        After the Offering
                                              ------------------------                    ------------------------
                                                                            Number of
                                                                         Shares Offered
Name of Selling Security Holder                    Number    Percent         Hereby            Number   Percent
-------------------------------------------      ---------   -------     --------------       -------   -------
John Szychowski (20)                               170,000      *             100,000          70,000      *
Trident Marketing International, Inc.  (21)        100,000      *             100,000             -0-      *
Michael Verhunce (22)                              587,000    1.80%           332,500         254,500      *
Warren Wise (23)                                   157,875      *             100,000          57,875      *
Julie Wukie (24)                                   102,500      *              50,000          52,500      *
Jerome Ziarko (25)                                 887,500    2.72%           400,000         487,500    1.49%

*    Represents less than one percent (1%) of our shares outstanding.

(1) The registered shares consist of 100,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Warrants Offering.

(2) The registered shares consist of 125,000 shares received upon the exercise of Class B warrants acquired in the August 2006 Offering.

(3) The registered shares consist of 200,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Warrants Offering.

(4) The registered shares consist of 100,000 shares of common stock, 100,000 shares received upon the exercise of Class A warrants and 100,000 shares received upon the exercise of Class B warrants acquired in the October 2006 Stock Offering.

(5) The registered shares consist of 12,500 shares received upon the exercise of Class B warrants acquired in the October 2006 Warrants Offering.

(6) The registered shares consist of 50,000 shares received upon the exercise of Class A warrants and 12,500 shares received upon the exercise of Class B warrants acquired in the October 2006 Warrants Offering.

(7) The registered shares consist of 12,500 shares received upon the exercise of Class B warrants acquired in the October 2006 Warrants Offering.

(8) The registered shares consist of 100,000 shares received upon the exercise of Class A warrants and 37,500 shares received upon the exercise of Class B warrants acquired in the October 2006 Warrants Offering.

(9) The registered shares consist of: (i) 312,500 shares of common stock and 312,500 shares received upon the exercise of Class B warrants acquired in the August 2006 Offering; and (ii) 300,000 shares of common stock and 300,000 shares received upon the exercise of Class A warrants acquired in the September 2006 Offering.

(10) The registered shares consist of 50,000 shares received upon the exercise of Class B warrants acquired in the August 2006 Offering.

(11) The registered shares consist of 50,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Warrants Offering.

(12) The registered shares consist of 40,000 shares of common stock, 40,000 shares received upon the exercise of Class A warrants and 40,000 shares received upon the exercise of Class B warrants acquired in the September 2006 Offering. The power to vote and dispose of these shares is controlled by Henry Tripler Larzelere, Jr.

(13) The registered shares consist of 20,000 shares of common stock, 20,000 shares received upon the exercise of Class A warrants and 20,000 shares received upon the exercise of Class B warrants acquired in the September 2006 Offering.

(14) The registered shares consist of 250,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Warrants Offering.

(15) The registered shares consist of 160,000 shares of common stock and 160,000 shares received upon the exercise of Class B warrants acquired in the October 2006 Stock Offering.

(16) The registered shares consist of: (i) 312,500 shares of common stock and 312,500 shares received upon the exercise of Class B warrants acquired in the August 2006 Offering; and (ii) 300,000 shares of common stock and 300,000 shares received upon the exercise of Class A warrants acquired in the September 2006 Offering. The power to vote and dispose of these shares is controlled by Gerald B. Horhan.

(17) The registered shares consist of 65,000 shares of common stock acquired in the September 2006 Offering.

(18) The registered shares consist of 200,000 shares received upon the exercise of Class A warrants, 200,000 shares received upon the exercise of Class B warrants acquired in the October 2006 Warrants Offering, and 75,000 shares received upon the exercise of warrants acquired in a private offering of securities completed in May 2005.

(19) The registered shares consist of 250,000 shares of common stock and 250,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Stock Offering.

(20) The registered shares consist of 100,000 shares of common stock acquired in the September 2006 Offering.

(21) The registered shares consist of 100,000 shares of common stock acquired in exchange for sales and marketing services. The power to vote and dispose of these shares is controlled by David M. Reilly.

(22) The registered shares consist of: (i) 41,500 shares of common stock acquired in the September 2006 Offering; (ii) 30,000 shares of common stock and 30,000 shares received upon the exercise of Class A warrants acquired in the Ziarko Offering; (iii) 76,500 shares of common stock and 76,500 shares received upon the exercise of Class B warrants acquired in the October 2006 Stock Offering; and (iv) 78,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Warrants Offering.

(23) The registered shares consist of 50,000 shares received upon the exercise of Class A warrants and 50,000 shares received upon the exercise of Class B warrants acquired in the October 2006 Warrants Offering.

(24) The registered shares consist of 50,000 shares received upon the exercise of Class A warrants acquired in the October 2006 Warrants Offering.

(25) The registered shares consist of 200,000 shares of common stock and 200,000 shares received upon the exercise of Class A warrants acquired in the Ziarko Offering.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of common stock by the selling security holders.

                              PLAN OF DISTRIBUTION

          We are registering all of the shares of common stock offered by this prospectus on behalf of the selling security holders. The selling security holders may sell any or all of the shares, subject to federal and state securities law, but are under no obligation to do so. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby.

          The selling security holders, or their pledges, donees, transferees or any of their other successors-in-interest, may sell all or a portion of the common stock offered hereby from time to time in one or more transactions directly or through one or more underwriters, brokers, dealers or agents at fixed prices, at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in any one or more of the following methods:

          o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

          o an exchange distribution in accordance with the rules of any stock exchange on which the securities may be listed;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases;

          o    privately negotiated transactions;

          o    short sales;

          o through the writing of options, swaps or other derivatives on the securities, regardless of whether the options, swaps or derivatives are listed on an exchange;

          o through the distribution of the securities by any selling security holder to its partners, members or stockholders;

          o    any combinations of any of these methods of sale; and

          o    any other manner permitted by law.

          The selling security holders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

          The selling security holders may sell their shares to or through underwriters, brokers, dealers or agents, in which event the underwriters, brokers, dealers or agents may receive discounts, concessions, commissions or other fees from the selling security holders, or discounts, concessions, commissions or other fees from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions, commissions or fees as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved.

          The selling security holders may also enter into hedging transactions with brokers or dealers that may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and loan or pledge shares of our common stock to brokers or dealers that in turn may sell such shares.

          The selling security holders may additionally pledge, hypothecate or grant a security interest in some or all of the shares of our common stock owned by them and, if such holders default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or any amendment to this prospectus, if necessary, to include the pledge, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders may also transfer or donate their shares of our common stock in other circumstances, in which case the transferees, donees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares offered hereby may be deemed "underwriters" within the meaning of the Securities Act. In that event, any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

          The selling security holders and any other person participating in the distribution of the shares of our common stock being offered hereby will be subject to applicable provisions of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M. These regulations may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holders and may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our common stock.

          We have agreed to indemnify certain of the selling security holders against liabilities, including certain liabilities under the Securities Act, pursuant to the terms of the agreements by which the selling securities holders purchased their shares of our common stock being registered hereby. We may be indemnified by certain of the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished by such selling security holders specifically for use in this prospectus, pursuant to the terms of the agreements by which the selling securities holders purchased their shares of our common stock being registered hereby.

          Any National Association of Securities Dealer ("NASD") member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Financing Department of the NASD prior to any sales pursuant to NASD Rule 2710(b), limitation on the payment of underwriting compensation under NASD Rules

2710(c) and 2710(i), and restrictions on the sale, transfer, assignment or hypothecation of unregistered shares acquired by the member for a period of 180 days after January 27, 2006, the effective date of the registration statement of which this prospectus forms a part, pursuant to NASD Rule 2710(g).

          In any public equity offering, other than a public equity offering by us that can meet the requirements in subparagraphs (b)(7)(C)(i) or (ii) of NASD Rule 2710, any common or preferred stock, options, warrants, and other equity securities of us, including debt securities convertible to or exchangeable for equity securities of us, that are unregistered and acquired by an underwriter and related person during 180 days prior to the required filing date, or acquired after the required filing date, of the registration statement and deemed to be underwriting compensation by the NASD, and securities excluded from underwriting compensation pursuant to subparagraph (d)(5) of NASD Rule 2710, shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities, by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering, except as provided in subparagraph (g)(2) of NASD Rule 2710.

          We will not receive any proceeds from the sale of the shares of our common stock registered hereby. We will pay all expenses incurred in connection with this registration of the shares of our common stock under the Securities Act, including registration and filing fees, fees an expenses of compliance with securities or blue sky laws, listing fees, printing and engraving expenses, messenger and delivery expenses, and fees and disbursements of our counsel, accountants and other persons retained by us, but excluding commissions and discounts incurred by the selling security holders in connection with the resale of such shares.

          We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          The Indiana Business Corporation Law (the "IBCL") provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Unless limited by its articles of incorporation, an Indiana corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Our articles of incorporation do not limit our obligations to so indemnify our directors.

          The IBCL also provides that, unless the corporation's articles of incorporation provide otherwise: (i) an officer of an Indiana corporation, whether or not a director, is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, whether or not a director, to the same extent as to a director; and (iii) the corporation may also indemnify and advance expenses to an officer, employee or agent, whether or not a director, to the extent, consistent with public policy, it is permitted to do so by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. Our articles of incorporation do not limit our ability to so indemnify our officers.

          We are authorized to enter into indemnification agreements with our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, which may, in some cases, be broader than the specific indemnification provisions set forth in the IBCL. In addition, we are authorized to purchase and maintain insurance on behalf of these persons to indemnify them for expenses and liabilities incurred by them by reason of their being or having been such a director, officer, employee or agent, regardless of whether we have the power to indemnify such persons against such expenses and liabilities under our articles of incorporation, our bylaws, the IBCL, or otherwise. We have not entered into any such agreements or obtained such insurance.

          The limitation of liability and indemnification provisions of the IBCL may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. These provisions may also reduce the likelihood of derivative litigation against our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, even though an action, if successful, might benefit us and our stockholders. The price of our shares may be adversely affected to the extent we pay the costs of settlement and damage awards against such persons pursuant to these indemnification provisions.

          We believe that the limitation of liability, indemnification and insurance provisions of the IBCL are useful to attract and retain qualified officers, directors, employees and agents. No material litigation or proceeding involving any of our officers, directors, employees or agents is currently pending for which indemnification or advancement of expenses is being sought.

          The effect of these indemnification provisions is to authorize indemnification for liabilities arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors and controlling persons pursuant to our articles of incorporation, our bylaws, the IBCL or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

          The validity of the shares of common stock offered hereby has been passed upon for us by Carson Boxberger LLP, 1400 One Summit Square, Fort Wayne, Indiana 46802.

                                     EXPERTS

          The audited consolidated balance sheet as of December 31, 2005 and the audited consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004 have been audited by H J & Associates, LLC, our independent accountants. We have included these financial statements in this registration statement in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission ("SEC"). You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that we file with the SEC at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov, as well as our Internet site at http://www.nationalhealthpartners.com. Information contained on our Web site does not constitute part of this prospectus.

          This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, and certain statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. In addition, we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. To obtain all of the information that we filed with the SEC in connection herewith, we refer you to the registration statement, including its exhibits and schedules. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date appearing on the front of the prospectus or prospectus supplement, as applicable.

          As a company listed on the OTC Bulletin Board, we are not required to deliver an annual report to our shareholders. However, we intend to provide an annual report to our shareholders containing audited financial statements in connection with the annual meeting of shareholders that we intend to hold following the completion of our fiscal year ending December 31, 2006.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS

                                Table of Contents

Report of Independent Registered Public Accounting Firm...............................    F-2

Consolidated Balance Sheet at December 31, 2005.......................................    F-3

Consolidated Statements of Operations for the Years Ended December 31, 2005
and 2004..............................................................................    F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
December 31, 2005 and 2004............................................................    F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005
and 2004..............................................................................    F-6

Notes to the Consolidated Financial Statements - December 31, 2005 and 2004...........    F-8

Consolidated Balance Sheet at September 30, 2006 (Unaudited) .........................   F-29

Consolidated Statements of Operations for the Three and Nine
   Months Ended September 30, 2006 and 2005 (Unaudited)...............................   F-30

Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 2006 and 2005 (Unaudited)......................................   F-31

Notes to the Consolidated Financial Statements - September 30, 2006 (Unaudited).......   F-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
National Health Partners, Inc. and Subsidiary
Horsham, Pennsylvania

We have audited the accompanying consolidated balance sheet of National Health Partners, Inc. and Subsidiary as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Health Partners, Inc. and Subsidiary as of December 31, 2005 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses and cash used by operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC
Salt Lake City, Utah
March 20, 2006

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                           Consolidated Balance Sheet

                                                                  December 31,
                                                                      2005
                                                                  ------------
ASSETS

Current assets:
     Cash and cash equivalents                                    $    109,807
     Certificate of deposit                                             35,717
     Other current assets                                                4,042
                                                                  ------------
           Total current assets                                        149,566
                                                                  ------------
Property and equipment, net                                            127,263
Deposits                                                                19,000
                                                                  ------------
           Total assets                                           $    295,829
                                                                  ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                             $     70,432
     Accounts payable - related party                                   16,373
     Accrued expenses                                                   75,955
     Deferred revenue                                                   68,641
     Deferred compensation                                              29,000
     Notes payable                                                     203,742
                                                                  ------------
           Total current liabilities                                   464,143
                                                                  ------------
           Total liabilities                                           464,143
                                                                  ------------
Commitments and contingencies

Stockholders' equity (deficit):
     Common stock, $0.001 par value, 100,000,000 shares
      authorized, 17,054,200 shares issued and outstanding              17,054
     Additional paid-in capital                                      7,717,866
     Accumulated deficit                                            (7,903,234)
                                                                  ------------
           Total stockholders' equity (deficit)                       (168,314)
                                                                  ------------
           Total liabilities and stockholders' equity (deficit)   $    295,829
                                                                  ============

        The accompanying notes are an integral part of these consolidated financial statements.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations

                                                    For the Years Ended
                                                        December 31,
                                                ----------------------------
                                                    2005            2004
                                                ------------    ------------
Net revenue                                     $    245,973    $     27,929

Direct costs                                         350,666          66,101
                                                ------------    ------------
Gross deficit                                       (104,693)        (38,172)
                                                ------------    ------------
Operating expenses:
     Selling and marketing                           241,692         377,281
     General and administrative                    3,882,260       2,083,953
                                                ------------    ------------
Total operating expenses                           4,123,952       2,461,234
                                                ------------    ------------
Loss from operations                              (4,228,645)     (2,499,406)
                                                ------------    ------------
Other income (expense):
     Interest income                                     717             ---
     Interest expense                                 (5,724)         (7,106)
     Common stock issued for releases               (295,100)            ---
     Loss on extinguishment of debt                      ---         (83,388)
                                                ------------    ------------
Total other income (expense)                        (300,107)        (90,494)
                                                ------------    ------------
Net loss                                        $ (4,528,752)   $ (2,589,900)
                                                ============    ============
Loss per share - basic and diluted              $      (0.32)   $      (0.42)
                                                ============    ============
Weighted average number of shares
 outstanding - basic and diluted                  14,397,546       6,233,471
                                                ============    ============

        The accompanying notes are an integral part of these consolidated financial statements.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
            Consolidated Statements of Stockholders' Equity (Deficit)

                                                                                                                      Total
                                          Common Stock          Additional    Deferred Stock                  Stockholders'
                                   --------------------------      Paid-in      Subscription    Accumulated          Equity
                                      Shares        Amount         Capital           Payable        Deficit       (Deficit)
                                   ------------  ------------  ------------   --------------   ------------   -------------
BALANCE AT DECEMBER 31, 2003          1,687,500  $      1,688  $     14,568     $        ---   $   (784,582)  $    (768,326)

Common stock issued for
  extinguishment of debt at
  $0.46 per share                       618,200           618       283,512              ---            ---         284,130

Common stock issued for
  services at $0.50 per share           350,000           350       174,650              ---            ---         175,000

Common stock issued as
  signing bonus at $0.50 per
  share                               1,748,250         1,748       872,377              ---            ---         874,125

Common stock issued for cash
  at an average price of $0.46
  per share                           5,232,250         5,232     2,382,768              ---            ---       2,388,000

Common stock to be issued for
  stock subscription payable at
  $0.40 per share                           ---           ---           ---           14,650            ---          14,650

Net loss                                    ---           ---           ---              ---     (2,589,900)     (2,589,900)
                                   ------------  ------------  ------------   --------------   ------------   -------------
BALANCE AT DECEMBER 31, 2004          9,636,200         9,637     3,727,874           14,650     (3,374,482)        377,679

Common stock issued for stock
  subscription payable at $0.40
  per share                              36,625            37        14,613          (14,650)           ---             ---

Common stock issued for cash
  at $0.40 per share                  2,256,625         2,256       900,395              ---            ---         902,651

Common stock issued to prior
  investors for releases at
  $0.40 per share                       737,750           737       294,362              ---            ---         295,099

Common stock issued for stock
  exchange at $0.40 per
  share -- related party              1,800,000         1,800       718,200              ---            ---         720,000

Common stock issued for
  services at $0.40 per share         2,587,000         2,587     1,032,213              ---            ---       1,034,800

Warrants issued for services
  at $0.40 per share                        ---           ---     1,239,409              ---            ---       1,239,409

Stock offering costs                        ---           ---      (209,200)             ---            ---        (209,200)

Net loss                                    ---           ---           ---              ---     (4,528,752)     (4,528,752)
                                   ------------  ------------  ------------   --------------   ------------   -------------
BALANCE AT DECEMBER 31, 2005         17,054,200  $     17,054  $  7,717,866   $          ---   $ (7,903,234)  $    (168,314)
                                   ============  ============  ============   ==============   ============   =============

        The accompanying notes are an integral part of these consolidated financial statements.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                        For the Years Ended
                                                                            December 31,
                                                                    ----------------------------
                                                                        2005            2004
                                                                    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                                          $ (4,528,752)   $ (2,589,900)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
     Common stock issued for services                                    980,000       1,049,126
     Warrants issued for services                                      1,129,809             ---
     Common stock issued for releases                                    295,100             ---
     Depreciation                                                         51,800          19,502
     Bad debt - note receivable                                           25,000             ---
     Loss on extinguishment of debt                                          ---          83,388
  Changes in operating assets and liabilities:
     Increase in other current assets                                     (4,042)            ---
     Increase in deposits                                                    ---         (15,000)
     Increase (decrease) in accounts payable and accrued expenses         28,783        (160,734)
     Increase (decrease) in accounts payable - related party              16,373         (16,350)
     Increase in deferred revenue                                         61,548           7,093
     Increase in deferred compensation                                    29,000             ---
                                                                    ------------    ------------
        Net cash used by operating activities                         (1,915,381)     (1,622,875)
                                                                    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES

     Proceeds from sale of marketable securities                         320,506             ---
     Payment for note receivable                                         (25,000)            ---
     Increase in certificates of deposit                                 (35,717)            ---
     Purchase of fixed assets and website costs                          (36,609)       (161,956)
                                                                    ------------    ------------
        Net cash provided (used) by investing activities                 223,180        (161,956)
                                                                    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES

     Increase (decrease) in cash overdraft                                   ---            (840)
     Proceeds from sale of common stock                                1,302,144       2,388,000
     Payment of stock offering costs                                     (44,800)            ---
     Proceeds from stock subscription payable                                ---          14,650
     Proceeds from issuance of notes payable                             180,000          11,000
     Payments on notes payable                                           (57,251)       (196,234)
     Payments on notes payable - related party                               ---         (10,000)
                                                                    ------------    ------------
        Net cash provided by financing activities                      1,380,093       2,206,576
                                                                    ------------    ------------
Net increase (decrease) in cash                                         (312,108)        421,745
Cash at beginning of year                                                421,915             170
                                                                    ------------    ------------
Cash at end of year                                                 $    109,807    $    421,915
                                                                    ============    ============

        The accompanying notes are an integral part of these consolidated financial statements.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                Consolidated Statements of Cash Flows (Continued)

                                                                        For the Years Ended
                                                                            December 31,
                                                                    ----------------------------
                                                                        2005            2004
                                                                    ------------    ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid for taxes                                            $        ---    $        ---
     Cash paid for interest                                                2,722             ---

SCHEDULE OF NON-CASH FINANCING ACTIVITIES

     Common stock issued for services                               $    980,000    $  1,049,126
     Warrants issued for services                                   $  1,129,809    $        ---
     Common stock issued for extinguishment of debt                 $        ---    $    284,130
     Common stock issued to prior investors for releases            $    295,100    $        ---
     Common stock issued for stock offering costs                   $    164,400    $        ---

        The accompanying notes are an integral part of these consolidated financial statements.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 1. DESCRIPTION OF BUSINESS.

         National Health Partners, Inc. (the "Company") was organized on
March 10, 1989 as Spectrum Vision Systems of Indiana, Inc. under the laws of the State of Indiana. The Company changed its name to National Health Partners, Inc. on March 13, 2001. On December 15, 2004, National Health Brokerage Group, Inc. was organized as a wholly-owned subsidiary of the Company.

         The Company sells membership programs that encompass all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs and vision care through a national healthcare savings network called "CARExpress." The Company markets its programs directly through infomercials, newspapers, publications and its website, and indirectly through marketing representatives, brokers and agents, retail chains and outlets, small businesses and trade associates, and unions and associations. The Company derives substantially all of its revenue from the monthly membership fees it receives from members of its membership programs.

         The Company typically pays aggregate commissions to marketing representatives of between 35% and 50% of the sale price of the membership programs and/or an up-front fee of between $3 and $20 per member. Marketing representatives are paid these commissions for each member they enroll for the life of that member's enrollment with CARExpress. Marketing representatives may also recruit other representatives to sell the Company's membership programs and receive a portion of the commissions earned by the other representatives on sales made by those representatives. The marketing representatives do not pay the Company any initial or ongoing fees as a result of their relationship with the Company. They typically offer and sell the Company's membership programs on a part-time basis and may engage in other related or unrelated business activities, including selling the products or services of the Company's competitors. The Company's agreements with the marketing representatives are generally for a term of one year and renew automatically for additional one-year terms unless written notice of termination is delivered by either party at least 30 days prior to the then-current term. None of the Company's employees are compensated on a basis similar to the marketing representatives.

         The Company contracts with preferred provider organizations ("PPOs") and other provider networks for access to the discounted rates they have negotiated with their healthcare providers. The principal suppliers of the healthcare providers that comprise CARExpress are PPONext, International Med-Care, CareMark, Cigna, Optum and Careington International. The Company selects and utilizes only those provider networks that it believes can deliver adequate savings to its members while providing adequate support for its CARExpress membership programs with the healthcare providers. The Company typically pays a per member per month fee for use of a provider network that is determined in part based on the number of providers participating in the network, the number of CARExpress members accessing the network, and the particular products and services utilized by the CARExpress members. The Company's agreements with provider networks are generally for a term of between one and two years, may be terminated by either party on between 45 and 180 days' prior written notice, and renew automatically for additional terms unless so terminated. Most of these agreements are non-exclusive and contain confidentiality provisions.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

         This summary of significant accounting policies is provided to assist the reader in understanding the Company's financial statements. The financial statements and notes thereto are representations of the Company's management. The Company's management is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

BASIS OF PRESENTATION

         The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has historically incurred significant losses, which raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

         On February 17, 2004, the Company amended its Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 1,000 to 10,000,000 and approved a forward stock split of 3,375 to 1. On June 30, 2004, the Company amended its Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 10,000,000 to 100,000,000 and to change the par value of its shares of common stock from no par value per share to $0.001 par value per share. All references to common stock have been restated retroactively to reflect the foregoing amendments to the Company's Articles of Incorporation.

PRINCIPLES OF CONSOLIDATION

         The financial statements include the balances of National Health Partners, Inc. and its wholly-owned subsidiary, National Health Brokerage Group, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

         Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentation. These reclassifications did not result in any change to the previously reported total assets, net loss or stockholders' equity.

ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

         The Company sells discount health care membership programs in return for monthly membership fees. The date a monthly membership begins varies for each individual member depending upon when the particular member purchased the membership. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. At the beginning of each membership period, the membership fee is charged to the member's credit card and recorded as deferred revenue. The Company then recognizes revenue as services are rendered. Shipping and handling fees that the Company receives for the shipment of membership packages to new members are included in its membership fees and recorded as deferred revenue. These fees are then recognized as revenue on a straight-line basis over the longer of the initial contractual term or the expected period during which the services will be performed if the relationship with the member is expected to extend beyond the initial contractual term and the member continues to benefit from the payment of the fees. The Company typically receives cash within 5 days of the date the membership fee is charged to the member's credit card. At December 31, 2005, the Company had deferred revenue of $68,641. The Company had minimal deferred revenue at December 31, 2004.

         The Company typically offers a 30-day money-back guarantee to its members. Members can cancel their membership during the first 30 days of their initial membership period and receive a full refund. After that, members can cancel their membership at the end of any subsequent monthly membership period. If a member cancels his or her membership and the member's credit card has already been processed for the next monthly membership period, a refund check will be issued to the member and no revenue will be recognized for that period. For the year ended December 31, 2005, the Company had cancellations and refunds of $54,982. The Company had minimal cancellations and refunds for the year ended December 31, 2004.

         The Company offers a 12-day free trial to some of its members. The Company does not recognize any membership revenue during the free-trial period. In the event the member continues the membership after the free-trial period expires, the Company charges the member's credit card and recognizes revenue as services are rendered.

DIRECT COSTS

         The Company's direct costs consist of sales commissions and fees paid to PPOs and provider networks. The Company incurred sales commission expense of $275,178 and $11,838 and network provider costs of $75,487 and $54,263 for the years ended December 31, 2005 and 2004, respectively.

SELLING AND MARKETING EXPENSES

         The Company's selling and marketing expenses consist of advertising expenses, marketing expenses, salaries paid to employees selling and marketing the Company's CARExpress membership programs, rent expense allocated to the Company's selling and marketing activities, depreciation and amortization expense allocated to the Company's selling and marketing activities, and all other selling and marketing expenses incurred by the Company. Depreciation and

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SELLING AND MARKETING EXPENSES (CONTINUED)

amortization expense included in selling and marketing expense is derived from the Company's telephones and website, and in part from the Company's computers, all of which are an integral part of the Company's selling and marketing activities.

STOCK-BASED COMPENSATION

         The Company accounts for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. APB 25 requires that the Company recognize compensation cost for stock options issued to employees to the extent the fair value of its common stock exceeds the exercise price of the options on the date of grant. Accordingly, no compensation expense has been recognized for options granted to employees with an exercise price greater than or equal to the market value of its common stock on the date of grant.

         The Company accounts for non-employee stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" ("SFAS 123") and Emerging Issues Task Force No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services" ("EITF 96-18"). SFAS 123 and EITF 96-18 require that the Company account for its option and warrant grants to non-employees based on the fair value of the options and warrants granted.

         The Company uses the Black-Scholes pricing model to determine the fair value of the options and warrants that it grants to employees and non-employees. The Company is required to make certain assumptions in connection with this determination, the most important of which involves the calculation of volatility with respect to the price of its common stock. The computation of volatility is intended to produce a volatility value that is representative of the Company's expectations about the future volatility of the price of its common stock over an expected term. The Company used its past share price history to determine volatility and cannot predict how the price of its shares of common stock will react on the open market in the event they are listed for trading on the OTC Bulletin Board or a national securities exchange. As a result, the volatility value that the Company calculated may differ from the future volatility of the price of its shares of common stock.

         Under SFAS 123, as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), the Company is required to make pro forma disclosures for net income and earnings per share as if the fair value method of valuing employee stock-based compensation had been applied. Pursuant to SFAS 148, the Company estimates the fair value of its employee stock-based compensation on the date of grant by using the Black-Scholes pricing model assuming a dividend yield of zero percent for all years, an expected volatility of 290%, a risk-free interest rate of 3.5% and a weighted-average contractual term of 8.51 years. The risk-free interest rate was determined using government securities with original maturities similar to the respective expected life of the equity instruments on the date of grant.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

         Had compensation expense for the Company's stock options granted to directors and employees been based on the fair value as determined by the Black-Scholes option pricing model at the grant date under the accounting provisions of SFAS 123, the Company would have recorded additional compensation expense of $623,774 and $2,805,985 and would have had a net loss of $5,152,526 and $5,395,885 for the years ended December 31, 2005 and 2004, respectively.

                                                       For the Years Ended
                                                           December 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
         Net income (loss) as reported             $ (4,528,752)   $ (2,589,000)

         Stock-based employee compensation
         cost included in net income (loss) as
         reported, net of related tax effects               ---             ---

         Stock-based employee compensation
         cost under the fair value based method,
         net of related tax effects                    (623,774)     (2,805,885)
                                                   ------------    ------------
         Pro forma net income (loss)               $ (5,152,526)   $ (5,395,885)
                                                   ============    ============
         Earnings (loss) per share:

              Basic & diluted - as reported        $      (0.32)   $      (0.42)
              Basic & diluted - pro forma          $      (0.36)   $      (0.87)

INCOME TAXES

         The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)

         Net deferred tax assets consisted of the following components at December 31, 2005 and 2004, respectively:

                                                          December 31,
                                                  ----------------------------
                                                      2005            2004
                                                  ------------    ------------
          Deferred tax assets:
             Net operating loss carryforwards     $  1,653,900    $    862,385

          Deferred tax liabilities:
             Depreciation                              (22,400)        (29,630)

          Valuation allowance                       (1,631,500)       (832,755)
                                                  ------------    ------------
          Net deferred tax asset                  $        ---    $        ---
                                                  ============    ============

         At December 31, 2005, the Company had net operating loss carry-forwards of approximately $2,800,000 that may be offset against future taxable income from the years 2006 through 2026. No tax benefit has been reported in the December 31, 2005 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

         Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as well as similar state and foreign provisions. These ownership changes may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income and tax, respectively. Subsequent ownership changes could further affect the limitation in future years. These annual limitation provisions may result in the expiration of certain net operating losses and credits before utilization.

         In calculating the amount of pretax income from continuing operations for the years ended December 31, 2005 and 2004, the amount of income tax calculated under accounting principles generally accepted in the United States of America differed from the amount of income tax determined under United States federal and state income tax provisions as follows:

                                                         December 31,
                                                 ----------------------------
                                                     2005            2004
                                                 ------------    ------------
            Book Income                          $ (1,766,000)   $ (1,000,900)
            Meals and entertainment                     2,800          22,275
            Depreciation                              (25,677)            ---
            Accrued compensation                       29,000             ---
            Stock compensation                      1,002,030         409,150
            Loss on extinguishment of debt                ---          32,520
            Valuation allowance                       757,847         536,955
                                                 ------------    ------------
                                                 $        ---    $        ---
                                                 ============    ============

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER SHARE

         Basic loss per share is based on the weighted average number of shares of the Company's common stock outstanding during the applicable year, and is calculated by dividing the reported net loss for the applicable year by the weighted average number of shares of common stock outstanding during the applicable year. The Company calculates diluted loss per share by dividing the reported net loss for the applicable year by the weighted average number of shares of common stock outstanding during the applicable year as adjusted to give effect to the exercise of all potentially dilutive options and warrants outstanding at the end of the year. An aggregate of 23,681,004 and 10,724,791 shares of common stock underlying options and warrants that were outstanding on December 31, 2005 and 2004, respectively, have been excluded from the computation of diluted earnings per share because they are anti-dilutive. As a result, basic loss per share was equal to diluted loss per share for each year.

                                                       For the Years Ended
                                                           December 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
            Net Loss                               $ (4,528,725)   $ (2,589,900)
            Weighted average shares outstanding      14,397,546       6,233,471
                                                   ------------    ------------
            Earnings (loss) per share -
                basic and diluted                  $      (0.32)   $      (0.42)
                                                   ============    ============

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with an original maturity of three months or less on the date of purchase to be cash equivalents.

FINANCIAL INSTRUMENTS

         The carrying amounts of the Company's cash and cash equivalents, accounts payable, accrued liabilities, notes payable and other short-term liabilities in the consolidated balance sheets approximate their fair value due to the short-tem maturity of these instruments and obligations.

DERIVATIVE FINANCIAL INSTRUMENTS

         In connection with the Company's issuance of common stock and warrants to certain consultants to the Company, the Company evaluated the terms and conditions of the common stock and warrants to determine whether the warrants represented embedded or freestanding derivative instruments under the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and Emerging Issues Task Force No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"). The Company determined that the warrants did not represent freestanding derivative instruments and that the warrants did not meet the requirements for liability classification under EITF 00-19. As a result, the fair value of the warrants is reflected in the Company's additional paid-in capital. The fair value of the Company's derivative financial

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

instruments are estimated using the Black-Scholes pricing model which takes into consideration the estimated term of the warrants, the volatility of the price of the Company's common stock, interest rates and the probability that the warrants will be exercised.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line basis over the estimated useful lives of the related assets. The estimated useful lives of the Company's property and equipment are as follows:

            Computer equipment         3 years
            Computer software          3 years
            Furniture and fixtures     5 years
            Telephone equipment        5 years
            Website equipment          3 years

         The cost of major improvements to the Company's property and equipment are capitalized. The cost of maintenance and repairs that do not improve or extend the life of the applicable assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reported in the period realized.

         The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability is measured by comparison of the carrying amount of the assets to the future undiscounted net cash flows that the assets are expected to generate. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of these assets exceeds the fair value of the assets.

RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). SFAS 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments. It focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that entities account for share-based payments using the fair value based method rather than the intrinsic value method of accounting in APB 25 and that entities disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

award over the period during which an employee is required to provide service for the award. The grant-date fair value of employee stock options and similar instruments must be estimated using option-pricing models adjusted for the unique characteristics of those instruments unless observable market prices for the same or similar instruments are available. SFAS 123R also requires an entity to measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value and that the fair value of that award be remeasured at each reporting date through the settlement date. SFAS No. 123R becomes effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company will adopt SFAS No. 123R on January 1, 2006 using the modified prospective method. The adoption of SFAS 123R is expected to have an adverse impact on the Company's results of operations in future periods.

         In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides guidance on the implementation of SFAS 123R. In particular, it provides guidance related to valuation methods, accounting for income tax effects of share-based payments, modifications of employee stock options prior to the adoption of SFAS 123R, classification of compensation expense, capitalization of compensation cost related to share-based payment arrangements, first-time adoption of SFAS 123R in an interim period, and other disclosures subject to the adoption of SFAS 123R. The Company will apply the principles of SAB 107 in conjunction with the adoption of SFAS 123R.

         In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion 28" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company expects that the adoption of SFAS 154 will not have a material impact on its consolidated financial statements.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 3. PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31, 2005 and 2004, respectively:
                                                       December 31,
                                               ----------------------------
                                                   2005            2004
                                               ------------    ------------
         Computers                             $     43,012    $     22,024
         Software                                     2,762             ---
         Furniture                                   11,322           7,572
         Telephone                                   52,262          43,153
         Website                                     89,207          89,207
          Less: accumulated depreciation            (71,302)        (19,502)
                                               ------------    ------------
           Net property and equipment          $    127,263    $    142,454
                                               ============    ============

Depreciation expense for the years ended December 31, 2005 and 2004 was $51,800 and $19,502, respectively.

NOTE 4. ACCRUED EXPENSES

         Accrued expenses consist of amounts due to an unrelated third party for its payment of certain Company liabilities in 2001 and 2002. In conjunction with the note payable discussed in Note 5, the third party agreed to accept payments of $5,000 per month until all amounts are paid in full. The balance of accrued expenses at December 31, 2005 and 2004 was $75,955.

NOTE 5.  NOTES PAYABLE

         Notes payable outstanding at December 31, 2005 and 2004 consisted of the following:

         Note payable bearing interest
         at 5.00% per annum requiring
         monthly payments of $5,000                 $     23,742

         Notes payable bearing interest at
         15% per annum and due during
         the first quarter of 2006                       180,000
                                                    ------------
                  Total                             $    203,742
                                                    ============

NOTE 6. COMMITMENTS AND CONTINGENCIES

         The Company's commitments and contingencies consist of operating leases for its office space in Pennsylvania and Florida, an equipment lease for certain of its computer equipment and employment agreements with certain of its executive officers.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 6. COMMITMENTS AND CONTINGENCIES (CONTINUED)

OPERATING LEASES

         The Company has entered into operating leases for its executive offices in Horsham, Pennsylvania and its office space in Sarasota, Florida.

Pennsylvania Facility

         The Company entered into a lease for a facility located in Horsham, Pennsylvania on December 1, 2001, which was amended on April 22, 2004. This is a three-year lease expiring on May 30, 2007. This lease required a deposit of $19,000. The starting monthly payment, including operating expenses, is $12,579 for the first year and increases each subsequent year.

         Future minimum lease payments under this facility lease are as follows:

               Fiscal Year        Amount
               -----------     ------------
                  2006         $    158,356
                  2007               66,598
                               ------------
                               $    224,954
                               ============

Florida Facility

         The Company entered into a lease for a facility located in Sarasota, Florida on July 1, 2005. This lease is a five-year lease expiring on June 30, 2010. This lease required an $18,000 security deposit to be paid on October 1, 2005. The starting monthly payment, including parking and Florida tax, is $8,186.

         Future minimum lease payments under this facility lease are as follows:

               Fiscal Year        Amount
               -----------     ------------
                  2006         $    100,197
                  2007              104,205
                  2008              108,373
                  2009              112,708
                  2010               59,757
                               ------------
                               $    485,240
                               ============

EQUIPMENT LEASE

         On July 8, 2004, the Company entered into an equipment lease for computer equipment for a period of 60 months. The monthly lease payment is $131.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 6. COMMITMENTS AND CONTINGENCIES (CONTINUED)

EQUIPMENT LEASE (CONTINUED)

         Future minimum payments under this equipment lease are as follows:

               Fiscal Year        Amount
               -----------     ------------
                  2006         $      1,572
                  2007                1,572
                  2008                1,572
                  2009                  524
                               ------------
                               $      5,240
                               ============

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with three of its executive officers. Future minimum payments under these employment agreements are as follows:

                                                                    Fiscal Year
                                          --------------------------------------------------------------
Officer                         Term         2006         2007         2008         2009         2010
--------------------------   ----------   ----------   ----------   ----------   ----------   ----------
Chief Executive Officer        5 years    $  254,100   $  279,510   $  307,461   $  338,207   $   31,002

Chief Financial Officer        3 years       174,240      191,664       17,569          ---          ---

Vice President - Marketing     5 years       145,200      159,720      175,692      193,261       17,716
                                          ----------   ----------   ----------   ----------   ----------
                                          $  573,540   $  630,894   $  500,722   $  531,468   $   48,718
                                          ==========   ==========   ==========   ==========   ==========

The officers are also eligible for annual bonuses and other incentive compensation at the discretion of the board of directors.

NOTE 7. COMMON STOCK AND WARRANTS

         The Company's authorized capital consisted of 100,000,000 and 10,000,000 shares of common stock, $0.001 par value per share, at December 31, 2005 and 2004, respectively, of which 17,054,200 and 9,636,200 shares of common stock were outstanding at December 31, 2005 and 2004, respectively. Warrants exercisable into an aggregate of 15,636,004 and 4,471,834 shares of the Company's common stock were outstanding on December 31, 2005 and 2004, respectively.

         The Company estimates the fair value of its warrants on the date of grant by using the Black-Scholes pricing model assuming a dividend yield of zero percent for all years, an expected volatility of 422%, a risk-free interest rate of 3.5% and a weighted-average contractual term of 1.96 years. The Company follows Emerging Issues Task Force No. 96-18 to recognize the fair value of warrants granted. Under EITF 96-18, the fair value of the warrants should be recognized as the services are rendered. The Company is recognizing the cost of services evenly over the term of the

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 7. COMMON STOCK AND WARRANTS (CONTINUED)

agreements since the services are being rendered on an ongoing basis during the term of the agreements.

NON CAPITAL-RAISING TRANSACTIONS

         In February 2004, the Company issued 150,000 shares of common stock to a note holder for the extinguishment of $66,117 of debt. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $8,883.

         In February 2004, the Company issued 1,748,250 shares of common stock to its Chief Executive Officer in connection with his acceptance of employment with the Company. The shares were valued at $0.50 per share for total consideration of $874,125.

         In February 2004, the Company issued 100,000 shares of common stock to a consultant for consulting services. The shares were valued at $0.50 per share for total consideration of $50,000.

         In March 2004, the Company issued an aggregate of 202,900 shares of common stock to two of its executive officers as payment for an aggregate of $76,480 of unpaid consulting fees. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $24,970. The loss was debited to additional paid-in capital because the transactions were related-party transactions.

         In March 2004, the Company issued 175,000 shares of common stock to a consultant as payment for $22,294 of unpaid consulting fees. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $65,206.

         In March 2004, the Company issued an aggregate of 150,000 shares of common stock to consultants for consulting services. The shares were valued at $0.50 per share for total consideration of $75,000.

         In March 2004, the Company issued an aggregate of 59,600 shares of common stock and paid an aggregate of $29,500 to three of its executive officers for the extinguishment of an aggregate of $55,460 of loans payable. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $3,840. The loss was debited to additional paid-in capital because the transactions were related-party transactions.

         In March 2004, the Company issued an aggregate of 30,700 shares of common stock to note holders for the extinguishment of an aggregate of $9,886 of debt. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $5,459.

         In August 2004, the Company issued 100,000 shares of common stock to a consultant for consulting services. The shares were valued at $0.50 per share for total consideration of $50,000.

         In June 2005, the Company issued 2,450,000 shares of common stock, Class A warrants to acquire 600,000 shares, Class B warrants to acquire 600,000 shares, and Class C warrants to acquire 1,625,000 shares to consultants for services pursuant to several consulting agreements. Each warrant gives the holder the right to purchase one share of common stock. All Class A

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 7. COMMON STOCK AND WARRANTS (CONTINUED)

NON CAPITAL-RAISING TRANSACTIONS (CONTINUED)

warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. All Class C warrants have an exercise price of $.60 per share, are exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2006. The Company granted registration rights covering 3,537,500 of these shares. The shares, Class A warrants, Class B warrants and Class C warrants were valued at $0.40 per share for total consideration of $2,110,000.

CAPITAL-RAISING TRANSACTIONS

         Between February 2004 and August 2004, the Company issued 2,777,000 shares of common stock for aggregate gross proceeds of $1,388,500, or $.50 per share. The shares were sold in units consisting of two shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.00 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $1.00 per share, are exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. All Class B warrants have an exercise price of $2.00 per share, are exercisable for a period of 360 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

         Between August 2004 and September 2004, the Company issued 174,000 shares of common stock for aggregate gross proceeds of $87,000, or $.50 per share. The shares were sold in units consisting of two shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.00 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $1.00 per share, are exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. All Class B warrants have an exercise price of $2.00 per share, are exercisable for a period of 360 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

         Between September 2004 and April 2005, the Company issued 2,448,750 shares of common stock for aggregate gross proceeds of $979,500, or $.40 per share. The Company issued 2,281,250 of these shares for $912,500 during prior to December 31, 2004. Subsequent to December 31, 2004, the Company issued 36,625 of these shares for $14,650 that was received prior to December 31, 2004, and issued 130,875 of these shares for $52,350 that was received

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 7. COMMON STOCK AND WARRANTS (CONTINUED)

CAPITAL-RAISING TRANSACTIONS (CONTINUED)

subsequent to December 31, 2004. The shares were sold in units consisting of three shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.20 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $1.00 per share, are exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. All Class B warrants have an exercise price of $2.00 per share, are exercisable for a period of 360 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

         In March 2005, the Company issued 737,750 shares of common stock to previous investors participating in the private placements completed in August and September 2004. In these private placements, the Company had originally agreed to use its reasonable best efforts to file a registration statement with the SEC within two months of the date of termination of the private placements to register 50% of the shares of the common stock that it issued and 50% of the shares of common stock underlying the Class A warrants and Class B warrants that it issued. The Company issued the additional shares to these previous investors in consideration for the investors agreeing to an amendment to their securities purchase agreements for the private placements pursuant to which: (i) the date by which the Company agreed to use its reasonable best efforts to file a registration statement with the SEC was extended to June 30, 2005, and (ii) the Company was released from any liability for any possible breach of the securities purchase agreements arising out of the Company's obligation to use its reasonable best efforts to file a registration statement with the SEC. The Company ascribed an aggregate value of $295,100 to the shares issued in March 2005, equivalent to $.40 per share. These shares were sold in units consisting of two shares of common stock, one Class A warrant and one Class B warrant. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $1.00 per share, are exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. All Class B warrants have an exercise price of $2.00 per share, are exercisable for a period of 360 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on November 30, 2006. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

         In April 2005, the Company issued 1,800,000 shares of common stock, Class A warrants to acquire 1,800,000 shares of common stock and Class B warrants to acquire 1,800,000 shares of common stock to Ronald F. Westman, a related party, in exchange for 2,740,000 shares of Infinium Labs, Inc. then valued at $720,000. The shares were sold in units consisting of three shares of common stock, three Class A warrants and three Class B warrants at a purchase price of $1.20 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 7. COMMON STOCK AND WARRANTS (CONTINUED)

CAPITAL-RAISING TRANSACTIONS (CONTINUED)

date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants. If the proceeds from the sale of the Infinium shares were less than $720,000, the investor was required to make up the difference in either additional Infinium stock or cash. If the proceeds from the sale of the Infinium shares were greater than $720,000, the Company was required to return the excess proceeds to the investor. The Company completed the sale of the last of its shares of common stock of Infinium Labs on September 7, 2005, resulting in aggregate gross proceeds of $320,506 from the sale of all 2,740,000 shares. The investor paid the remaining funds to the Company in cash on September 16, 2005.

         Between April and May 2005, the Company issued 635,750 shares of common stock for aggregate gross proceeds of $254,300 or $.40 per share. The shares were sold in units consisting of three shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.20 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

         Between May and June 2005, the Company issued 1,490,000 shares of common stock for aggregate gross proceeds of $596,000 or $.40 per share. The shares were sold in units consisting of three shares of common stock, three Class A warrants and three Class B warrants at a purchase price of $1.20 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. Park Financial Group, Inc., a registered broker-dealer, served as the Company's placement agent for this offering. The Company paid Park Financial Group a placement agent fee consisting of $44,800 and 137,000 units that were identical to the units sold in the offering. The Company granted registration rights covering fifty percent of all shares issued to the investors and Park Financial Group and fifty percent of all shares underlying the Class A warrants and Class B warrants issued to the investors and Park Financial Group.

NOTE 8. STOCK OPTIONS

         Stock options exercisable into an aggregate of 8,045,000 and 7,015,000 shares of the Company's common stock were outstanding on December 31, 2005 and 2004, respectively.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 8. STOCK OPTIONS (CONTINUED)

         The Company estimates the fair value of its stock options on the date of grant by using the Black-Scholes pricing model in accordance with the provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Under the Black-Scholes pricing model, the Company assumed a dividend yield of zero percent, an expected volatility of 290%, a risk-free interest rate of 3.5 percent and a weighted-average remaining contractual life of 8.51 years for the stock options outstanding at December 31, 2005.

         In September 2004, the Company issued options to acquire an aggregate of 7,000,000 shares of common stock to its executive officers. The options had an exercise price of $0.40 per share, vested in full on the date of issuance and had a term of 10 years.

         In December 2004, the Company issued options to acquire an aggregate of 15,000 shares of common stock to six of its employees. The options have an exercise price of $0.40 per share, vested in full on the date of issuance and expire on have a term of three years.

         In May 2005, the Company cancelled the options to acquire an aggregate of 7,000,000 shares of common stock previously issued to its executive officers in September 2004. The cancellation was effective February 1, 2005.

         In May 2005, the Company issued an option to acquire 150,000 shares of common stock to a new employee. The option has an exercise price of $.40 per share, vested in full on the date of grant, and has a term of five years.

         In May 2005, the Company issued options to acquire an aggregate of 4,500,000 shares of common stock to three of its executive officers. The options have an exercise price of $0.40 per share and vest as follows: 25% on the date of grant and 25% per year commencing February 1, 2006. The options have a term of 10 years.

         In June 2005, the Company issued an option to acquire up to 400,000 shares of common stock to a business partner. The option has an exercise price of $0.50, vests upon the achievement of various performance criteria by December 31, 2005, and has a term of one year. None of the performance criteria had been met by December 31, 2005. As a result, the option will not vest as to any of the underlying shares.

         In June 2005, the Company issued options to acquire 700,000 shares of common stock to two of its non-employee directors. The options have an exercise price of $.40 per share and vest as follows: 100,000 shares on the date of grant and 250,000 shares on the first anniversary of the date of grant if the director remains a member of the board of directors continuously during the period commencing on the date of grant and ending on the first anniversary of the date of grant. The options have a term of five years. Each of these directors discontinued their service as members of the board of directors prior to the first anniversary of the date of grant. As a result, these options will not vest as to an aggregate of 500,000 of the underlying shares.

         In August 2005, the Company issued options to acquire an aggregate of 2,000,000 shares of common stock to two new executive officers. The options have an exercise price of $0.40 per share, vest in four equal annual installments commencing February 1, 2006, and have a term of 10 years.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 8. STOCK OPTIONS (CONTINUED)

         In September 2005, the Company issued an option to acquire 250,000 shares of common stock to a new employee. The option has an exercise price of $.40 per share and vests as follows: (i) 50,000 shares on the date of grant, and
(ii) the remaining 200,000 shares in four equal annual installments commencing on June 20, 2006. The option has a term of five years.

         In December 2005, the Company issued options for an aggregate of 30,000 shares of common stock to seven of its employees. The options are exercisable at $0.40 per share, vested in full on the date of grant and have a term of three years.

         A summary of the stock options issued during the year ended December 31, 2005 is as follows:

                                                                   Weighted
                                                                   Average
                                                                   Exercise
                                                    Shares           Price
                                                 ------------    ------------
           Outstanding, December 1, 2005            7,015,000    $       0.40
              Granted                               8,030,000            0.41
              Cancelled                            (7,000,000)           0.40
                                                 ------------    ------------
           Outstanding, December 31, 2005           8,045,000    $       0.41
                                                 ============    ============
           Exercisable, December 31, 2005           1,570,000    $       0.40
                                                 ============    ============

                                                   Weighted
                                                   Average         Weighted
                                      Number      Remaining        Average
                     Range of      Outstanding   Contractual       Exercise
                 Exercise Prices   at 12/31/05      Life             Price
                 ---------------   -----------   ------------    ------------
                  $0.40 - $0.50      8,045,000           8.51    $       0.41
                                   ===========   ============    ============

NOTE 9. RELATED-PARTY TRANSACTIONS

         In February 2004, the Company issued 1,748,250 shares of common stock to its Chief Executive Officer in connection with his acceptance of employment with the Company. The shares were valued at $0.50 per share for total consideration of $874,125.

         In March 2004, the Company issued an aggregate of 202,900 shares of common stock to two of its executive officers as payment for an aggregate of $76,480 of unpaid consulting fees. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $24,970. The loss was debited to additional paid-in capital because the transaction was a related-party transaction.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 9. RELATED-PARTY TRANSACTIONS (CONTINUED)

         In March 2004, the Company issued an aggregate of 59,600 shares of common stock and paid an aggregate of $29,500 to three of its executive officers for the extinguishment of an aggregate of $55,460 of loans payable. The shares were valued at $0.50 per share and resulted in a loss on extinguishment of debt of $3,840. The loss was debited to additional paid-in capital because of the transaction was a related-party transaction.

         In June 2005, the Company entered into a lease for office space in Sarasota, Florida. The lease is for approximately 4,000 square feet of space, commenced on July 1, 2005, requires initial monthly payments of $8,186, and expires on July 1, 2010. The office building is owned by a principal stockholder of the Company who served as a member of the Company's board of directors from June 29, 2005 to September 26, 2005.

NOTE 10. PROPOSED PUBLIC OFFERING

         On June 30, 2005, the Company filed a registration statement on Form SB-2, File No. 333-126315, with the Securities and Exchange Commission ("SEC") in connection with the proposed public offering of 10,258,135 shares of common stock to be sold by certain selling security holders. As of December 31, 2005, the registration statement had not been declared effective by the SEC. The Company will not receive any proceeds from the offering.

NOTE 11. SUBSEQUENT EVENTS

         On January 27, 2006, the registration statement on Form SB-2, File No. 333-126315, was declared effective by the SEC.

         On January 30, 2006, the Company filed a registration statement on Form S-8, File No. 333-131379, with the SEC covering the public sale of 2,925,000 shares of common stock to be sold by certain selling security holders.

         On February 2, 2006, the Company adopted the National Health Partners, Inc. 2006 Stock Incentive Plan. Under the plan, 4,500,000 shares of common stock may be granted to employees, officers and directors of, and consultants and advisors to, the Company under awards that may be made in the form of stock options, warrants, stock appreciation rights, restricted stock, restricted units, unrestricted stock and such other equity-based or equity-related awards. As of March 30, 2006, awards for an aggregate of 4,323,250 shares of common stock had been issued under the plan. The plan terminates on February 1, 2016.

         On February 6, 2006, the Company filed a registration statement on Form S-8, File No. 333-131589, with the SEC covering the public sale of the 4,500,000 shares of common stock available for issuance under the National Health Partners, Inc. 2006 Stock Incentive Plan.

         On February 8, 2006, Roger H. Folts resigned as the Chief Financial Officer and Secretary of the Company. Concurrently therewith, the Company entered into a termination and mutual release with Mr. Folts pursuant to which his employment agreement with the Company was terminated effective February 1, 2006 and the Company and Mr. Folts released each other from any obligations or claims arising in connection with his employment with the Company. Also on that date, Mr. Folts entered into a consulting agreement with the Company. Under the terms of the

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 11. SUBSEQUENT EVENTS (CONTINUED)

consulting agreement, Mr. Folts agreed to provide accounting and related services to the Company on a full-time basis until June 30, 2006, and thereafter on a part-time basis until February 1, 2009. In exchange for his services, the Company agreed to continue paying Mr. Folts the salary he was receiving under his employment agreement until March 31, 2006, and agreed to issue 300,000 shares of common stock to Mr. Folts, a maximum of 25,000 of which may be sold per calendar month during the period commencing April 1, 2006 and ending December 31, 2006.

         On February 15, 2006, Alex Soufflas was appointed the Chief Financial Officer and Secretary of the Company effective February 1, 2006 and in connection therewith, resigned as General Counsel of the Company.

         On February 15, 2006, David A. Taylor was appointed Senior Vice President - National Sales of the Company effective February 1, 2006 and in connection therewith, resigned as Vice President - Sales of the Company.

         On February 17, 2006, the Company entered into agreements with two of its note holders pursuant to which the maturity date of the promissory notes previously issued to the note holders on November 16, 2005 was extended to June 30, 2006.

         On March 4, 2006, the Company entered into agreements with one of its note holders pursuant to which the maturity date of the promissory note previously issued to the note holder on December 7, 2005 was extended to April 7, 2006.

         On March 24, 2006, the Company approved the issuance of 36,250 shares of common stock to employees in partial payment of accrued salaries.

         On March 28, 2006, the Company issued restricted stock awards to David
M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor for 450,000, 300,000, 225,000 and 375,000 shares of common stock, respectively. The awards vest in three equal annual installments commencing on the first anniversary of the date of grant.

         On March 29, 2006, the Company entered into an employment agreement with Alex Soufflas to continue serving as its Chief Financial Officer and Executive Vice President effective February 1, 2006. The employment agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Soufflas is entitled to an annual base salary of $210,000 with annual increases on January 1st of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by the Company's board of directors.

         On March 29, 2006, the Company entered into an employment agreement with David A. Taylor to continue serving as its Senior Vice President - National Sales effective February 1, 2006. The employment agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Taylor is entitled to an annual base salary of $162,000 with annual increases on January 1st of each year of a minimum of 10% of the annual base salary for

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2005 and 2004

NOTE 11. SUBSEQUENT EVENTS (CONTINUED)

the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by the Company's board of directors.

         As of March 30, 2006, the Company had received $509,375 in connection with the exercise of warrants held by certain of the Company's warrant holders.

                                     PART I
                              FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                     Consolidated Balance Sheet (Unaudited)

                                                                   SEPTEMBER 30,
                                                                        2006
                                                                   -------------
ASSETS
Current assets:
   Cash and cash equivalents                                       $  1,322,037
   Prepaid expense                                                      651,423
   Deposits                                                              40,460
   Other current assets                                                  10,000
                                                                   ------------
      Total current assets                                            2,023,920
                                                                   ------------
Property and equipment, net                                             133,485
Prepaid expense                                                       1,023,211
                                                                   ------------
      Total assets                                                 $  3,180,616
                                                                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $    175,746
   Accrued expenses                                                      60,010
   Deferred revenue                                                     145,163
                                                                   ------------
      Total current liabilities                                         380,919
                                                                   ------------
      Total liabilities                                                 380,919
                                                                   ------------
Commitments and contingencies
Stockholders' equity:
   Common stock, $0.001 par value, 100,000,000 shares
      authorized, 29,301,106 shares issued and outstanding               29,301
   Additional paid-in capital                                        16,122,915
   Accumulated deficit                                              (12,912,081)
   Deferred compensation                                               (440,438)
                                                                   ------------
      Total stockholders' equity                                      2,799,697
                                                                   ------------
      Total liabilities and stockholders' equity                   $  3,180,616
                                                                   ============

  The accompanying notes are an integral part of these consolidated financial statements

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                Consolidated Statements of Operations (Unaudited)

                                                   FOR THE THREE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                                                          SEPTEMBER 30,               SEPTEMBER 30,
                                                   --------------------------   -------------------------
                                                        2006          2005          2006          2005
                                                    -----------   -----------   -----------   -----------
Net revenue                                         $   411,045   $    48,282   $ 1,052,473   $    83,658
Direct costs                                            567,159       126,391       969,018       318,331
                                                    -----------   -----------   -----------   -----------
Gross profit (deficit)                                 (156,114)      (78,109)       83,455      (234,673)
                                                    -----------   -----------   -----------   -----------
Operating expenses:
   Selling and marketing                              1,563,139        54,044     2,506,833       179,402
   General and administrative                           771,072     1,312,135     2,666,262     2,447,704
                                                    -----------   -----------   -----------   -----------
Total operating expenses                              2,334,211     1,366,179     5,173,095     2,627,106
                                                    -----------   -----------   -----------   -----------
Loss from operations                                 (2,490,325)   (1,444,288)   (5,089,640)   (2,861,779)
                                                    -----------   -----------   -----------   -----------
Other income (expense):
   Interest income                                            1            --        55,019            --
   Interest expense                                          --          (604)      (12,130)       (2,326)
   Gain on extinguishment of debt                            --            --        35,932            --
   Common stock issued for releases                          --            --            --      (295,100)
   Other income (expense)                                    --        (1,736)        1,972       (19,885)
                                                    -----------   -----------   -----------   -----------
Total other income (expense)                                  1        (2,340)       80,793      (317,311)
                                                    -----------   -----------   -----------   -----------
Net loss                                            $(2,490,324)  $(1,446,628)  $(5,008,847)  $(3,179,090)
                                                    -----------   -----------   -----------   -----------
Loss per share -- basic and diluted                 $     (0.09)  $     (0.08)  $     (0.22)  $     (0.24)
                                                    -----------   -----------   -----------   -----------
Weighted average number of shares outstanding --
   basic and diluted                                 26,238,940    17,054,200    22,532,310    13,502,263
                                                    -----------   -----------   -----------   -----------

  The accompanying notes are an integral part of these consolidated financial statements

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
                Consolidated Statements of Cash Flows (Unaudited)

                                                                     FOR THE NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                         2006          2005
                                                                     -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                          $(5,008,847)  $(3,179,090)
   Adjustments to reconcile net loss to net cash used by operating activities:
         Common stock issued for services                                347,580       614,800
         Warrants issued for services                                     86,238       755,190
         Options issued for services                                     727,473            --
         Common stock issued for releases                                     --       295,100
         Depreciation                                                     46,790        38,383
   Changes in operating assets and liabilities:
      Increase in deposits                                               (21,460)           --
      Increase in other current assets                                    (5,958)       (1,030)
      Increase (decrease) in accounts payable and accrued expenses       140,180       (26,544)
      Decrease in accounts payable -- related party                      (16,373)           --
      Increase (decrease) in deferred revenue                             76,521         6,346
      Decrease in notes payable                                          (35,742)           --
      Decrease in deferred compensation                                  (29,000)           --
                                                                     -----------   -----------
         Net cash used by operating activities                        (3,692,598)   (1,496,845)
                                                                     -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sale of marketable securities                             --       324,205
      Increase in notes receivable                                            --       (25,000)
      Decrease (increase) in certificates of deposit                      35,717       (35,000)
      Increase in property and equipment                                 (53,012)      (34,329)
                                                                     -----------   -----------
         Net cash provided (used) by investing activities                (17,295)      229,876
                                                                     -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from sale of common stock                               2,204,060     1,298,444
      Proceeds from exercise of warrants                               2,886,063            --
      Payments on notes payable                                         (168,000)      (42,673)
                                                                     -----------   -----------
         Net cash provided by financing activities                     4,922,123     1,255,771
                                                                     -----------   -----------
Net increase (decrease) in cash                                        1,212,230       (11,198)
Cash at beginning of year                                                109,807       421,915
                                                                     -----------   -----------
Cash at end of quarter                                               $ 1,322,037   $   410,717
                                                                     -----------   -----------
SCHEDULE OF NON-CASH FINANCING ACTIVITIES
      Common stock issued for services                               $   347,580   $   614,800
      Warrants issued for services                                   $    86,238   $   755,190
      Stock options issued for services                              $   727,473   $        --
      Common stock issued for releases                               $        --   $   295,100

  The accompanying notes are an integral part of these consolidated financial statements

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 1. DESCRIPTION OF BUSINESS

         National Health Partners, Inc. (the "Company") was organized on March 10, 1989 as Spectrum Vision Systems of Indiana, Inc. under the laws of the State of Indiana. The Company changed its name to National Health Partners, Inc. on March 13, 2001. On December 15, 2004, National Health Brokerage Group, Inc. was organized as a wholly-owned subsidiary of the Company. The Company sells membership programs that encompass all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs and vision care through a national healthcare savings network called "CARExpress." The Company markets its programs directly through infomercials, newspapers, publications and its website, and indirectly through marketing representatives, brokers and agents, retail chains and outlets, small businesses and trade associates, and unions and associations. The Company derives substantially all of its revenue from the monthly membership fees it receives from members of its membership programs.

NOTE 2. BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in conformity with the instructions to Form 10-QSB and Article 10 of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the disclosures included in these financial statements are adequate to make the information presented not misleading.

         The unaudited consolidated financial statements included in this document have been prepared on the same basis as the annual consolidated financial statements and in management's opinion, reflect all adjustments, including normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods presented. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2005 included in the Company's Annual Report on Form 10-KSB. The results of operations for the three and nine months ended September 30, 2006, respectively, are not necessarily indicative of the results that the Company will have for any subsequent quarter or full fiscal year.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements include the balances of National Health Partners, Inc. and its wholly-owned subsidiary, National Health Brokerage Group, Inc. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the financial statements for 2005 have been reclassified to conform to the 2006 presentation. These reclassifications did not result in any change to the previously reported total assets, net loss or stockholders' equity.

         Except as described in Note 3 below, as of September 30, 2006, the Company's significant accounting policies and estimates, which are detailed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, have not changed materially.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 3. STOCK COMPENSATION EXPENSE


         Effective January 1, 2006, the Company adopted the fair value recognition provisions of Financial Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. SFAS 123R replaced Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and superseded APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the modified prospective transition method, compensation cost recognized for the three-month period ended March 31, 2006 includes: (a) compensation cost for all share-based payments granted, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Such amounts have been reduced by the Company's estimate of forfeitures of all unvested awards.

         Prior to January 1, 2006, the Company accounted for its stock options under the recognition and measurement provisions of APB 25 for all stock options granted to employees. Under APB 25, when the exercise price of stock-based compensation granted to employees equals the market price of the common stock on the date of grant, no compensation expense is recorded. When the exercise price of stock-based compensation granted to employees is less than the market price of the common stock on the date of grant, compensation expense is recognized over the vesting period. For stock-based compensation granted to non-employees, the Company recognizes compensation expense in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation" (Statement 123). Statement 123 requires that companies recognize compensation expense based on the estimated fair value of options granted to non-employees over their vesting period, which is generally the period during which services are rendered by such non-employees.

         As a result of adopting SFAS 123R on January 1, 2006, the Company recognized $142,492 and $727,473 of stock option expense that it would not have otherwise recognized during the three and nine months ended September 30, 2006, respectively, under APB 25. As a result, the Company's net loss for the three and nine months ended September 30, 2006 was $(2,490,324) and $(5,008,847), respectively, and its basic and diluted net loss per share was $(0.09) and $(0.22), respectively. Had the Company continued to account for stock options under APB 25, its net loss for the three and nine months ended September 30, 2006 would have been $(2,347,832) and $(4,281,374) and its basic and diluted net loss per share would have been $(0.09) and $(0.19), respectively.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 3. STOCK COMPENSATION EXPENSE (CONTINUED)

         The following table illustrates the effect on net loss and net loss per share for the three and nine months ended September 30, 2005 had the Company adopted SFAS 123R on January 1, 2005:

                                                   FOR THE THREE    FOR THE NINE
                                                    MONTHS ENDED    MONTHS ENDED
                                                   SEPTEMBER 30,   SEPTEMBER 30,
                                                        2005            2005
                                                   -------------   -------------
Net loss as reported                                $(1,446,628)    $(3,179,090)
Stock-based employee compensation cost included
   in net income (loss) as reported, net of
   related tax effects                                       --              --
Stock-based employee compensation cost under the
   fair value based method, net of related tax
   effects                                             (208,598)       (695,933)
                                                    -----------     -----------
Pro forma net income (loss)                         $(1,655,226)    $(3,875,023)
                                                    -----------     -----------
Earnings (loss) per share:
   Basic & diluted - as reported                    $     (0.08)    $     (0.24)
   Basic & diluted - pro forma                      $     (0.10)    $     (0.29)

NOTE 4. LOSS PER SHARE

         Basic loss per share is based on the weighted average number of shares of the Company's common stock outstanding during the applicable three- and nine-month periods, and is calculated by dividing the reported net loss for the applicable three- and nine-month periods by the weighted average number of shares of common stock outstanding during the applicable three- and nine month periods. The Company calculates diluted loss per share by dividing the reported net loss for the applicable three- and nine-month periods by the weighted average number of shares of common stock outstanding during the applicable three- and nine-month periods as adjusted to give effect to the exercise of all potentially dilutive options and warrants outstanding at the end of the applicable three- and nine-month periods. An aggregate of 29,638,317 and 21,401,004 shares of common stock underlying options and warrants that were outstanding on September 30, 2006 and 2005, respectively, have been excluded from the computation of diluted earnings per share because they are anti-dilutive. As a result, basic loss per share was equal to diluted loss per share for each three- and nine-month periods.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 4. LOSS PER SHARE (CONTINUED)

                                                     FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                  -------------------------   -------------------------
                                                      2006          2005          2006          2005
                                                  -----------   -----------   -----------   -----------
Net loss as reported                              $(2,490,324)  $(1,446,628)  $(5,008,847)  $(3,179,090)
Weighted average number of shares outstanding -
   basic and diluted                               26,238,940    17,054,200    22,532,310    13,502,263
                                                  -----------   -----------   -----------   -----------
Earnings (loss) per share - basis and diluted     $     (0.09)  $     (0.08)  $     (0.22)  $     (0.24)
                                                  ===========   ===========   ===========   ===========

NOTE 5. PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at September 30, 2006 and 2005, respectively:

         Computers                           $  60,708
         Software                                6,109
         Furniture                              14,772
         Telephone                              80,780
         Website                                89,208
            Less: accumulated depreciation    (118,092)
                                             ---------
         Property and equipment, net         $ 133,485
                                             ---------

Depreciation expense for the three months ended September 30, 2006 and 2005 was $17,350 and $11,805, respectively, and for the nine months ended September 30, 2006 and 2005 was $46,789 and $38,383, respectively.

NOTE 6. ACCRUED EXPENSES

         Accrued expenses consist of amounts due to an unrelated third party for its payment of certain Company liabilities in 2001 and 2002. In conjunction with a note payable bearing interest at 5% that was paid off in 2006, the third party agreed to accept payments of $5,000 per month until all amounts are paid in full. The balance of accrued expenses at September 30, 2006 was $60,010.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 7. COMMITMENTS AND CONTINGENCIES

         The Company's material commitments and contingencies consist of an operating lease for its office space in Pennsylvania and employment agreements with its executive officers.

OPERATING LEASES

         The Company entered into a lease for a facility located in Horsham, Pennsylvania on December 1, 2001, which was amended on April 22, 2004. This is a three-year lease expiring on May 30, 2007. This lease required a security deposit of $19,000. The starting monthly payment is $12,579 for the first year and increases each subsequent year.

         Future minimum lease payments under this facility lease are as follows:

         FISCAL YEAR    AMOUNT
         -----------   --------
         2006          $ 39,190
         2007            65,315
                       --------
                       $104,505
                       --------

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of its executive officers. Future minimum payments under these employment agreements are as follows:

         FISCAL YEAR     AMOUNT
         -----------   ----------
         2006          $  147,620
         2007             848,430
         2008             933,273
         2009             655,252
         2010              48,718
                       ----------
                       $2,633,293
                       ----------

NOTE 8. 2006 STOCK INCENTIVE PLAN

         On February 2, 2006, the Company adopted the National Health Partners, Inc. 2006 Stock Incentive Plan. Under the plan, 4,500,000 shares of common stock may be granted to employees, officers and directors of, and consultants and advisors to, the Company under awards that may be made in the form of stock options, warrants, stock appreciation rights, restricted stock, restricted units, unrestricted stock and such other equity-based or equity-related awards. As of September 30, 2006, awards for an aggregate of 4,396,575 shares of common stock had been issued under the plan. The plan terminates on February 1, 2016. On February 6, 2006, the Company filed a registration statement on Form S-8, File No. 333-131589, with the SEC covering the public sale of the 4,500,000 shares of common stock available for issuance under the National Health Partners, Inc. 2006 Stock Incentive Plan.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 9. COMMON STOCK AND WARRANTS

         The Company's authorized capital consisted of 100,000,000 shares of common stock, $0.001 par value per share, at September 30, 2006 and 2005, respectively, of which 29,301,106 and 17,054,200 shares of common stock were outstanding at September 30, 2006 and 2005, respectively. Warrants exercisable into an aggregate of 21,993,317 and 15,636,004 shares of the Company's common stock were outstanding on September 30, 2006 and 2005, respectively.

         The Company estimates the fair value of warrants issued for services on the date of grant by using the Black-Scholes pricing model. Under this model, the Company used the following weighted-average assumptions to determine the fair value of the warrants issued for services during the nine months ended September 30, 2006: a dividend yield of zero percent, an expected volatility of 278%, a risk-free interest rate of 3.5% and a remaining contractual term of 4.05 years. The Company follows Emerging Issues Task Force No. 96-18 to recognize the fair value of warrants granted. Under EITF 96-18, the fair value of the warrants should be recognized as the services are rendered. The Company is recognizing the cost of services evenly over the term of the agreements since the services are being rendered on an ongoing basis during the term of the agreements.

NON CAPITAL-RAISING TRANSACTIONS

         On February 8, 2006, the Company issued 300,000 shares of common stock to Roger H. Folts, the Company's former Chief Financial Officer, in partial consideration for certain accounting and related services to be provided to the Company under a consulting agreement. The shares were valued at $0.40 per share for total consideration of $120,000. The Company recognized $10,138 and $25,785 of expense during the three and nine months ended September 30, 2006, respectively, in connection with the issuance of these shares.

         In February and March 2006, the Company issued 2,507,000 shares of common stock and warrants to acquire 1,530,000 shares to service providers and consultants for services pursuant to several agreements. Each warrant gives the holder the right to purchase one share of common stock. All warrants have an exercise price of $.60 per share, are exercisable for a period of 24 months from the date of warrant, and expire on March 31, 2008. The shares and warrants were valued at $0.40 per share for total consideration of $1,584,200. The Company recognized $112,787 and $267,774 of expense during the three and nine months ended September 30, 2006, respectively, in connection with the issuance of these shares and warrants.

         On March 24, 2006, the Company issued 36,250 shares of common stock to employees in partial payment of accrued salaries. The shares were valued at $0.40 per share for total consideration of $14,500, all of which was recognized as expense during the nine months ended September 30, 2006.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 9. COMMON STOCK AND WARRANTS (CONTINUED)

         On March 28, 2006, the Company issued restricted stock awards to David
M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor for 450,000, 300,000, 225,000 and 375,000 shares of common stock, respectively. The awards vest in three equal annual installments commencing on the first anniversary of the date of grant. The shares were valued at $0.40 per share for total consideration of $540,000. The Company recognized $49,042 and $99,562 of expense during the three and nine months ended September 30, 2006, respectively, in connection with the issuance of these shares.

         On April 1, 2006, the Company issued 10,000 shares of common stock to Centerpointe Property, LLC in connection with the termination of its lease for the office space in Sarasota, Florida in full payment of all rent and other expenses that were due and payable, and the Company and Centerpointe agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the lease. The Company did not incur any material early termination penalties in connection with the termination of the Lease. The shares were valued at $0.50 per share for total consideration of $5,000, all of which was recognized as expense during the nine months ended September 30, 2006. The Company recognized a gain on the extinguishment of debt in the amount of $35,932 during the nine months ended September, 2006 in connection with the issuance of these shares.

         On April 1, 2006, the Company issued 350,000 shares of common stock to a consultant pursuant to a consulting agreement. The shares were valued at $0.50 per share for total consideration of $175,000. The Company recognized $14,690 and $29,060 of expense during the three and nine months ended September 30, 2006, respectively, in connection with the issuance of these shares.

         In April, May and June 2006, the Company issued 23,325 shares of common stock to a consultant pursuant to a consulting agreement. The shares were issued at the closing price of the Company's common stock on the day immediately preceding the date of issuance for total consideration of $30,000, all of which was recognized as expense during the nine months ended September 30, 2006.

         On September 12, 2006, the Company issued 100,000 shares of common stock to a business partner pursuant to a sales and marketing agreement. The shares were issued at the closing price of the Company's common stock on the day immediately preceding the date of issuance for total consideration of $74,000. The Company recognized $6,761 of expense during the three months ended September 30, 2006.

         On September 14, 2006, the Company issued 50,000 shares of common stock to a consultant pursuant to a consulting agreement. The shares were issued at the closing price of the Company's common stock on the day immediately preceding the date of issuance for total consideration of $57,000. The Company recognized $8,444 of expense during the three months ended September 30, 2006.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 9. COMMON STOCK AND WARRANTS (CONTINUED)

CAPITAL-RAISING TRANSACTIONS

         In May 2006, the Company completed a private offering of 211,934 shares of common stock. The shares were sold for $0.60 per share for aggregate gross proceeds of $127,160. The shares were sold in units consisting of two shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.20 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $0.60 per share, are exercisable for a period of 18 months commencing on the date of issuance, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.80 per share, are exercisable for a period of 36 months commencing on the date of issuance, and expire at the end of the exercise period.

         In August 2006, the Company completed a private offering of 1,705,000 shares of common stock. The shares were sold for $0.80 per share for aggregate gross proceeds of $1,364,000. The shares were sold in units consisting of one share of common stock, one Class A warrant and one Class B warrant at a purchase price of $0.80 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $0.80 per share, were exercisable until August 31, 2006, and expired at the end of the exercise period. All Class B warrants have an exercise price of $1.00 per share, are exercisable until November 30, 2006, and expire at the end of the exercise period. The Company granted registration rights covering all shares issued by the Company upon the exercise of the warrants.

         In September 2006, the Company completed a private offering of 710,000 shares of common stock. The shares were sold for $0.50 per share for aggregate gross proceeds of $355,000. The shares were sold in units consisting of one share of common stock, one Class A warrant and one Class B warrant at a purchase price of $0.50 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $0.50 per share, are exercisable until October 16, 2006, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. The Company paid finder fees consisting of 106,500 units identical to the units sold in the offering. The Company granted registration rights covering all shares sold in the offering and all shares issued by the Company upon the exercise of the warrants by November 30, 2006.

         In September 2006, the Company completed a private offering of 200,000 shares of common stock. The shares were sold for $0.50 per share for aggregate gross proceeds of $100,000. The shares were sold in units consisting of two shares of common stock, two Class A warrants, two Class B warrants and two Class C warrants at a purchase price of $0.50 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $0.50 per share, are exercisable until November 30, 2006, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. The Company paid finder fees consisting of 15,000 units identical to the units sold in the offering. The Company granted registration rights covering all shares sold in the offering and all shares issued by the Company upon the exercise of the warrants by November 30, 2006.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 9. COMMON STOCK AND WARRANTS (CONTINUED)

         In September 2006, the Company commenced a private offering of 510,000 shares of common stock. The shares were sold for $0.50 per share for aggregate gross proceeds of $255,000. The shares were sold in units consisting of one share of common stock, one Class A warrant, one Class B warrant, one Class C warrant and one Class D warrant at a purchase price of $0.50 per unit. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $0.50 per share, are exercisable until October 16, 2006, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.50 per share, are exercisable until November 30, 2006, and expire at the end of the exercise period. All Class C warrants have an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. All Class D warrants have an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. The Company paid finder fees consisting of 76,500 units identical to the units sold in the offering. The Company granted registration rights covering all shares sold in the offering and all shares issued by the Company upon the exercise of the warrants by November 30, 2006.

         In September 2006, the Company commenced a private offering of Class A warrants to acquire 1,500,000 shares of its common stock and Class B warrants to acquire 1,500,000 shares of its common stock. The shares were sold for $100 per unit for aggregate gross proceeds of $300,000. The shares were sold in units consisting of 50,000 Class A warrants and 50,000 Class B warrants. Each warrant gives the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $0.60 per share, are exercisable until November 30, 2006, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. The Company granted registration rights covering (i) all shares issued by the Company upon the exercise of the warrants in full by November 30, 2006, or (ii) 50% of the shares issued by the Company upon the exercise of the warrants if the warrants are not exercised in full by November 30, 2006.

         During the nine months ended September 30, 2006, the Company received aggregate gross proceeds of $2,886,063 from the exercise of warrants held by certain of the Company's security holders. The Company issued a total of 3,722,397 shares in connection therewith at exercise prices ranging from $0.60 to $2.00.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 10. STOCK OPTIONS

         Stock options exercisable into an aggregate of 7,645,000 shares of the Company's common stock were outstanding on September 30, 2006, of which 3,745,000 were vested. The weighted average exercise price of the stock options outstanding on September 30, 2006 was $0.40. The Company estimates the fair value of its stock options on the date of grant by using the Black-Scholes pricing model in accordance with the provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Under the Black-Scholes pricing model, the Company used the following weighted-average assumptions to determine the fair value of the stock options issued: a dividend yield of zero percent, an expected volatility of 282%, a risk-free interest rate of 3.5 percent and a remaining contractual life of 8.51 years. No stock options were issued or exercised during the nine months ended September 30, 2006.

NOTE 11. RELATED-PARTY TRANSACTIONS

         On February 8, 2006, Roger H. Folts resigned as the Chief Financial Officer and Secretary of the Company. Concurrently therewith, the Company entered into a termination and mutual release with Mr. Folts pursuant to which his employment agreement with the Company was terminated effective February 1, 2006 and the Company and Mr. Folts released each other from any obligations or claims arising in connection with his employment with the Company. Also on that date, Mr. Folts entered into a consulting agreement with the Company. Under the terms of the consulting agreement, Mr. Folts agreed to provide accounting and related services to the Company on a full-time basis until June 30, 2006, and thereafter on a part-time basis until February 1, 2009. In exchange for his services, the Company agreed to continue paying Mr. Folts the salary he was receiving under his employment agreement until March 31, 2006, and agreed to issue 300,000 shares of common stock to Mr. Folts, a maximum of 25,000 of which may be sold per calendar month during the period commencing April 1, 2006 and ending December 31, 2006.

         On March 28, 2006, the Company issued restricted stock awards to David
M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor for 450,000, 300,000, 225,000 and 375,000 shares of common stock, respectively. The awards vest in three equal annual installments commencing on the first anniversary of the date of grant.

         On March 29, 2006, the Company entered into an employment agreement with Alex Soufflas to continue serving as its Chief Financial Officer and Executive Vice President effective February 1, 2006. The employment agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Soufflas is entitled to an annual base salary of $210,000 with annual increases on January 1st of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by the Company's board of directors.

                  NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY
             Notes to Consolidated Financial Statements (Unaudited)
                               September 30, 2006

NOTE 11. RELATED-PARTY TRANSACTIONS (CONTINUED)

         On March 29, 2006, the Company entered into an employment agreement with David A. Taylor to continue serving as its Senior Vice President - National Sales effective February 1, 2006. The employment agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Taylor is entitled to an annual base salary of $162,000 with annual increases on January 1st of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by the Company's board of directors.

         On April 1, 2006, the Company entered into a Termination and Mutual Release with Centerpointe Property, LLC. Under the agreement, the lease between the Company and Centerpointe with respect to the office space the Company was leasing in Sarasota, Florida was terminated effective April 1, 2006, the Company issued 10,000 shares of its common stock to Centerpointe in full payment of all rent and other expenses that were due and payable under the lease, and the Company and Centerpointe agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the lease. The Company did not incur any material early termination penalties in connection with the termination of the Lease. Ronald F. Westman and his wife own all of the outstanding membership interests in Centerpointe. Mr. Westman beneficially owns approximately 24% of the Company's common stock and served as a member of the Company's board of directors from June 29, 2005 to September 26, 2005.

NOTE 12. INITIAL PUBLIC OFFERING

         On January 27, 2006, the Company's registration statement on Form SB-2, File No. 333-126315, was declared effective by the Securities and Exchange Commission in connection with the initial public offering of 10,258,135 shares of common stock to be sold by certain selling security holders. The Company did not receive any proceeds from the offering.

NOTE 13. SUBSEQUENT EVENTS

         Between October 1, 2006 and November 12, 2006, the Company received aggregate gross proceeds of $121,100 from the exercise of warrants held by certain of the Company's security holders.


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

                                6,372,500 SHARES

                                     [Logo]

                         NATIONAL HEALTH PARTNERS, INC.

                                  COMMON STOCK

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                               P R O S P E C T U S

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                                December 31, 2006